As filed with the Securities and Exchange Commission on _________, 1998
                                                     Registration No. 33-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                            ELECTROPHARMACOLOGY, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                                                             95-4315412
------------------------       ----------------------------              ------------------
(State of Incorporation)       (Primary standard industrial               (I.R.S. Employer
                               classification code number)               Identification No.)

                               1109 NW 13th Street
                           Gainesville, Florida 32601
                                 (352) 367-9088
          -------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, at Registrant's Principal Executive Office)
                             ----------------------
                                    Arup Sen
                      Chairman and Chief Executive Officer
                            Electropharmacology, Inc.
                               1109 NW 13th Street
                           Gainesville, Florida 32601
                                 (352) 367-9088
            ---------------------------------------------------------
            (Name, address, including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                             ----------------------
                                   Copies to:
                              Steven H. Levin, Esq.
                          Goodman, Phillips & Vineberg
                           430 Park Avenue, 10th Floor
                               New York, NY 10022
                                 (212) 588-5500
                             ----------------------
Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered as a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Firm is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                       Proposed Maximum        Proposed Maximum
    Title of Securities            Amount to            Offering Price            Aggregate              Amount of
      to be Registered         be Registered (1)         per Share(2)          Offering Price(2)      Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share..............   37,094,452 shares            $0.625              $23,184,031.88           $6,445,16
========================================================================================================================

(1)      Includes (a) 4,516,623 shares being offered directly by the Company;
         (b) 9,462,828 shares to be offered by certain stockholders of the Company from time to time; (c) 6,000,000 shares issuable upon exercise of certain rights to receive Common Stock upon exchange of certain partnership units; (d) 6,250,000 shares issuable upon conversion of Preferred Stock of the Company; (e) 1,165,000 shares issuable upon the exercise of warrants; and (f) 9,700,000 shares that may be offered by the Company from time to time in the future on a delayed or continuous basis or pursuant to certain contingent share earn out rights or pursuant to paid in kind dividend obligations.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sales prices on November 3, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                            ELECTROPHARMACOLOGY, INC.

                              CROSS REFERENCE SHEET
                    Pursuant to Item 501(b) of Regulation S-K

                           Form S-1                                             Caption or Locations
                     Item Number and Heading                                        in Prospectus
                     -----------------------                                        -------------
1.   Forepart of the Registration Statement and Outside Front
       Cover Page of Prospectus............................................Facing Page; Cross Reference Sheet;
                                                                             Outside Front Cover Page of
                                                                             Prospectus; Alternate Front Cover
                                                                             Page of Prospectus

2.   Inside Front and Outside Back Cover Pages of Prospectus...............Inside Front Cover Page of Prospectus;
                                                                             Outside Back Cover Page of
                                                                             Prospectus

3.   Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges..........................................."Summary"; "Investment
                                                                             Considerations"

4.   Use of Proceeds.......................................................  "Use of Proceeds"

5.   Determination of Offering Price.......................................  "Plan of Distribution"

6.   Dilution..............................................................  "Dilution"

7.   Selling Security Holders..............................................  "Plan of Distribution"

8.   Plan of Distribution..................................................Front Cover Page of Prospectus;
                                                                             Alternate Front Cover Page of
                                                                             Prospectus; "Underwriting"

9.   Description of Securities to be Registered............................Front Cover Page of Prospectus;
                                                                             Alternate Front Cover Page of
                                                                             Prospectus; "Summary"; "Capital
                                                                             Stock"

10.  Interests of Named Experts and Counsel................................  Legal Matters

11.  Information with Respect to the Registrant............................"Summary"; "Risk Factors"; "Dividend
                                                                             Policy"; "Capitalization"; "Selected
                                                                             Financial Data"; "Management's
                                                                             Discussion and Analysis of Financial
                                                                             Condition and Results of Operations";
                                                                             "Business"; "Management and
                                                                             Advisors"; "Certain Transactions";
                                                                             "Principal Stockholders"; "Description
                                                                             of Capital Stock"; "Shares Eligible for
                                                                             Future Sale"

12.  Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities..........................................   *

--------------------

* Item is omitted because answer is negative or item is inapplicable

                     Subject to Completion November 9, 1998

================================================================================

                                5,000,000 Shares

                            ELECTROPHARMACOLOGY, INC.
                               1109 NW 13th Street
                           Gainesville, Florida 32609
                                 (352) 367-9088
                             ----------------------

         This is a public offering of shares of Common Stock by the Company.

         The Common Stock is quoted on the OTC Bulletin Board under the symbol "EPHI". The last sale price of the Common Stock on November 6, 1998 was $.70 per share.

         Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 12.

         Neither the Securities and Exchange Commission or any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                            Per Share      Total
                                                            ---------      -----

Public Offering Price...................................  $             $

Underwriting Discounts and Commissions..................

Proceeds to Company.....................................

         The information is this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this Prospectus is __________________, 1998

                     Subject to Completion November 9, 1998

================================================================================
                                                            ALTERNATE COVER PAGE

                                9,462,828 Shares

                            ELECTROPHARMACOLOGY, INC.
                               1109 NW 13th Street
                           Gainesville, Florida 32609
                                 (352) 367-9088
                             ----------------------

         This is a public offering of shares of Common Stock by the selling stockholders named in this Prospectus. The Company will not receive any proceeds from this offering, but will pay all expenses of this offering other than selling stockholder brokerage commissions.

         The Common Stock is quoted on the OTC Bulletin Board under the symbol "EPHI". The last sale price of the Common Stock on October November 6, 1998 was $.70 per share.

         Investing in the Common Stock involves a high degree of risk. See "Risk Factors" beginning on page 12.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                           Per Share      Total
                                                           ---------      -----

Public Offering Price..................................  $             $

Underwriting Discounts and Commissions.................

Proceeds to Company....................................

         This Prospectus, with a different cover page, also is being used in connection with the public offering by the Company of ________ shares of Common Stock. Therefore, certain sections of this Prospectus are not directly related to the offering of shares by the selling stockholders.

         The information is this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             The date of this Prospectus is __________________, 1998

         You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. We are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or of any sale of our Common Stock. In this Prospectus, the "Company", "We", "Our" and "Us" refer to Electropharmacology, Inc., together with its consolidated subsidiaries (unless the context otherwise requires).

                                TABLE OF CONTENTS

                                                                                    Page
                                                                                    ----
Prospectus Summary...............................................................     8
Risk Factors.....................................................................    12
Use of Proceeds..................................................................    23
Price Range of Common Stock......................................................    23
Dividend Policy..................................................................    24
Capitalization...................................................................    24
Dilution.........................................................................    25
Selected Financial Data..........................................................    27
Management's Discussion and Analysis of
   Financial Condition and Results of Operations.................................    29
Business.........................................................................    39
Management and Advisors..........................................................    70
Executive Compensation...........................................................    75
Compensation of Directors and Advisors...........................................    76
Employment Agreements............................................................    76
Stock Options....................................................................    78
Limitation of Directors' and Officers' Liability and Indemnification.............    79
Certain Transactions.............................................................    80
Principal Stockholders...........................................................    82
Description of Capital Stock.....................................................    84
Delaware Anti-Takeover Law and Certain Charter Provisions........................    89
Transfer Agent and Registrar.....................................................    90
Shares Eligible for Future Sale..................................................    90
Plan of Distribution.............................................................    91
Legal Matters....................................................................    92
Changes in and Disagreements with Accountants and Financial Disclosure...........    92
Experts..........................................................................    93
Additional Information...........................................................    93
Index to Financial Statements....................................................   F-1


         The Company was incorporated in Delaware in 1994. The Company's executive offices are located at 1109 NW 13th Street, Gainesville, Florida 32601 and its telephone number is (352) 367-9088.

                                EXPLANATORY NOTE

The form of Prospectus filed as a part of this Registration Statement has two cover pages, the first of which is with respect to an offering of up to 5,000,000 shares of Common Stock to be sold by the Company and the second of which, the "Alternate Cover Page", is with respect to an offering of up to 9,462,828 shares of Common Stock that may be sold from time to time by certain selling stockholders of the Company named in the Prospectus. After the effective date of this Registration Statement, only this Prospectus bearing the first form of cover page, appropriately completed, will be distributed by the Company and only the selling stockholders use the Prospectus with the Alternate Cover Page. Copies of the form of Prospectus bearing the first form of Cover Page will be filed with the Securities and Exchange Commission, pursuant to Rule 424(b), within five days after the effective date of the Registration Statement. Copies of the form of Prospectus bearing the Alternate form of Cover Page, in the exact form in which it is to be used after the commencement of the public offering of the shares to which it relates, will be filed with the Securities and Exchange Commission, pursuant to Rule 424(b), within five days after the commencement of the public offering of such shares.

                                     SUMMARY

This section is only a summary and does not contain all the information about our business that may be important to you. You should read the entire Prospectus, especially the Risk Factors and the Consolidated Financial Statements, Pro Forma Financial Information and Notes sections, before deciding to invest in shares of our Common Stock. This summary describes our new business that emerged as a result of acquiring two other companies, acquiring technology rights from another company and selling a portion of our old business line. As a result, the business described in this Prospectus is very different from the business in which we had previously been engaged.

                               ELECTROPHARMACOLOGY

Our Business: Our business is to develop: (i) drug delivery technologies to better deliver pharmaceutical drugs to diseased tissues and (ii) drug design technologies to create new drugs aimed at the genes and proteins being discovered by scientists as the underlying causes of complex diseases. We are focusing on the use of our technologies to create products for complex diseases such as cancer, chronic tissue damage and inflammation.

Our Concept:  Drug Delivery - Improving the delivery of a drug to diseased tissues can reduce side effects and/or allow patients to take lower doses of toxic drugs, such as chemotherapeutic drugs for cancer or anti-inflammatory drug for arthritis. We are using mild electric fields and electromagnetic signals to improve drug delivery since these can be applied from outside the body without any need for an invasive process like additional surgery or injection.

              Drug Design - Our scientists have special expertise in designing and chemically synthesizing new drugs that are small molecules (like antibotics or chemotherapeutic drugs) as compared to large molecules (like the protein drugs made by the biotechnology industry). Our design strategy uses new information from biomedical research that is revealing the roles of specific genes and proteins in complex diseases. Each of our small molecule drugs is designed to selectively target a specific gene or a protein in order to either treat or detect a disease (or the stage of a complex disease).

Our Market:   Complex diseases like cancer, chronic tissue damage (such as ulcers, Alzheimer's disease or osteoporosis) or inflammation go through multiple stages and involve a complex interplay of multiple genes and proteins. As a result, we believe that the future of the biopharmaceutical product market will be based on delivering the right amount of drug at the right time to diseased tissues and using the drug that attacks the right gene or protein target for the appropriate stage of a complex disease.

Our Business
Strategy:     We believe that our strength is in rapidly converting new
              technical ideas into product prototypes or new methods of treatment or diagnosis. Once we prove the clinical use and define the patients for whom our products or methods will have real benefit, we intend to form partnerships with larger companies for the future development, large scale manufacturing and worldwide marketing and sales of the final products. Our drug delivery technology can be used with many different drugs and our small molecule drug design technology can create drugs to target many different proteins and genes. Therefore, our strategy is to form partnerships with many companies and achieve broad penetration in both the diagnostic and the therapeutic product markets.

Recent Business
Changes: We recently restructured the Company through a series of acquisitions, divestitures and recapitalizations and also entered into an agreement with affiliates of Elan Corporation, plc. ("Elan"), a large international company that is a world leader in drug delivery products and technologies:

              First, we acquired two private biotechnology companies, HealthTech Development Inc. ("HTD") and Gemini Biotech LP ("Gemini"). To effect the acquisitions, we formed a new partnership, Gemini Health Technologies LP (the "Partnership"), that will conduct the Company's business. The Partnership is owned by a wholly owned subsidiary of the Company and by the partners of Gemini. Pursuant to the acquisitions, HTD shareholders received 6,172,095 shares of our Common Stock and the partners of Gemini received 6,000,000 units in the Partnership that they will exchange for 6,000,000 shares of our Common Stock approximately one year from the date of the acquisition. After the exchange, we intend to dissolve the Partnership and will have changed our name to Gemini Health Technologies Inc.

              We sold our medical device product line called SofPulse to a subsidiary of ADM Tronics Unlimited, Inc. ("ADMT"). In consideration of the sale of the SofPulse device line, we received $150,000 in cash and 1,400,000 shares of ADMT common stock, which is traded on the Nasdaq Small Cap Market (stock symbol: ADMT). ADMT also issued an additional 1,525,000 shares of its common stock to pay about $650,000 of our unpaid bills. ADMT also issued us a warrant to purchase more shares of ADMT Common Stock if ADMT achieves certain sales goals on the SofPulse device line.

              We issued 1,872,000 shares of our Common Stock in exchange for all of our outstanding Preferred Shares and a large number of the warrants that we had issued over the past several years. As a result of all these transactions, our Company will have approximately 18,600,000 shares of Common Stock outstanding after the Gemini partners exchange their units in the Partnership for shares of Common Stock.

              We acquired from Elan a drug delivery technology, called iontophoresis, that uses mild electric current to push drugs across the skin. The special feature of Elan's iontophoresis technology is a flexible patch that can be shaped to fit any size or shape of skin surface anywhere on the body. We made an up-front payment of $7,500,000 to Elan and received worldwide rights to the technology for skin diseases and wound care. We also will pay royalties and additional license fees to Elan from the future revenues that we generate when we sell products based on the technology. Separately, Elan invested $7,500,000 to buy 7,500 shares of our Company's Preferred Stock and warrants to purchase our Common Stock. Elan also purchased $600,000 of our Common Stock (777,202 shares) and agreed to purchase an additional $1,400,000 of our Common Stock before year-end, which we will use to fund the development of our drug delivery and drug design products. Elan has the right to nominate a director for election to the Board of Directors of our Company.

              Our Company is incorporated in Delaware and our executive offices are located at 1109 NW 13th Street, Gainesville, Florida 32601. Phone (352) 367-9088; Facsimile (352) 367-0720.

Common Stock
Offered by Us...................................................5,000,000 shares

The Offering: This Prospectus, with a different cover page, also is being used in connection with the offering from time to time by certain of our stockholders of up to 9,462,828 outstanding shares of our Common Stock.

              The total number of shares of our Common Stock outstanding after our offering is expected to be approximately 23,506,000 shares (assuming the exchange by the Gemini partners of their partnership units for shares.

              Our stock is traded on OTC Bulletin Board ("OTCBB") under the symbol "EPHI".

Use of Funds: We plan to use the monies raised by us in this offering to:

              o advance our drug delivery technologies into human clinical testing;
              o to grow our library of small molecule drug candidates for our drug design program which is now funded primarily by federal grants and the limited revenues that we generate by providing custom gene and protein synthesis services to researchers and biopharmaceutical companies; and
              o  general working capital.

                 If we do not sell all 5,000,000 shares of Common Stock being offered by the Company, then we will limit the number of number of product development programs we undertake until we enter into agreements with corporate partners for these programs.

                             SUMMARY FINANCIAL DATA



                                                                                                              Six Months
                                           Year Ended December 31,                                          Ended June 30,
                    -----------------------------------------------------------------------        ---------------------------------
                                                                                  Pro Forma                               Pro Forma
                      1993         1994        1995         1996        1997          1997         1997        1998         1998
                      ----         ----        ----         ----        ----          ----         ----        ----         ----
Statement of
Operations Data:

  Total revenue   $   410,373  $ 1,114,228  $ 1,996,663  $ 2,105,762  $ 2,401,249  $    118,018  $1,514,751  $ 435,003   $  416,962

Loss from
  operations       (1,334,185)  (1,946,687)  (2,731,044)  (3,027,392)  (1,602,170)  (13,257,473)   (721,072)  (525,107)  (7,919,017)

Net loss           (1,350,159)  (2,073,883)  (3,069,586)  (2,927,990)  (1,647,917)  (13,338,748)   (719,502)  (560,026)  (7,909,863)

Net loss per
  share, basic and
  diluted (1)           (1.03)       (1.31)       (1.26)       (0.89)       (0.45)        (0.92)      (0.20)     (0.14)       (0.53)

Shares used in the
  Computation       1,316,528    1,586,303    2,429,880     3,298,849   3,697,611    14,564,287   3,606,388  4,113,328   14,997,403

                                                                                                          June 30, 1998
                                                                                                ------------------------------------
                                                                                                  Actual             As Adjusted (1)
                                                                                                  ------             ---------------
Balance Sheet Data:
Cash and cash equivalents                                                                            64,465            4,064,465
Working capital (deficit)                                                                       (1,811,411)            2,188,589
Total assets                                                                                      1,172,034            5,172,034
Accumulated deficit                                                                             (15,865,337)         (15,865,332)
Total shareholders' equity (deficit)                                                              (612,011)            3,387,989


(1) As adjusted to give effect to the recent corporate reorganization (see "Business - Recent Corporate Reorganization") and Elan Transactions (see "Business - Elan Transactions") sale of 5,000,000 Common Shares by the Company hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom at the proposed public offering price of $0.80 per share. See "Use of Proceeds" and "Capitalization".

                                  RISK FACTORS

         Investing in shares of our Common Stock involves numerous risks. You should not invest in our Common Stock unless you are able to bear a complete loss of your investment. You should carefully consider the factors described in this section and other information in this Prospectus before deciding to invest in shares of our Common Stock. We are uncertain about the future of our business and, in preparing this Prospectus, have made a number of assumptions and projections. Many of the factors that will influence our future are beyond our control. We generally use words like "expect", "believe" and "intend" to indicate our assumptions and projections that may not prove to be accurate. Any or a combination of these factors may have a significant adverse effect on our ability to carry on our business as planned and presented in this Prospectus. Our assumptions and projections could be wrong for many reasons, including the primary reasons that are discussed below. As a result, the price of our Common Stock could be materially and adversely affected from time to time.

Needs for Significant Additional Funds and Uncertainties in Raising Funds

         Discovering, developing, producing, testing and obtaining commercial marketing approval from the regulatory agencies for biotechnology and pharmaceutical products takes a long time and requires large amounts of funds. Although our Company has spent several million dollars in developing and acquiring our present technologies, we will still need large amounts of money and several years before any of our products are marketed. We believe that the funds we hope to raise in this offering, federal grant funds, if we receive them, and revenues from selling services using our drug design expertise will be enough to fund our activities for the next twelve to fifteen months. However we may need more funds than we now believe are necessary and we may decide to raise more money sooner than necessary in an attempt to accelerate our development programs. Some of the major factors that will affect our need to raise more money are:

         o How fast our product development programs proceed in laboratory experiments and in animal and human testings;

         o Whether we get additional federal grants to fund either the drug delivery projects or the small molecule drug design projects;

         o Opportunities that we see to expand our service business where we may need to hire additional staff and buy more equipment to satisfy the customer needs and to generate new orders and contracts;

         o Whether we are able to enter into corporate partnership and licensing agreements with others to progress our product development programs and the terms of these agreements; and

         o The amount of funds we need to maintain and build our patents and patent applications to protect our intellectual property.

         We intend to raise future funds by borrowing, selling more Common Stock, granting licenses or other rights to our products or technologies or by entering into other agreements with corporate partners or investors. We are not sure that we will be able to raise funds on terms that are acceptable or favorable to us. If we are unable to raise funds when needed, we may have to give up rights to our products or technologies. Alternatively, we may have to slow down or stop developing some of our product development projects.

Uncertainty About Technologies and Successful Development of Products

         All of our technologies are at an early stage. Neither we nor any other company has successfully developed and sold the types of products we plan to develop using our technologies. Therefore, there is no certainty that we will be able successfully to develop, manufacture and market our products. The major product uncertainties include:

         o We do not know if our drug delivery technology can be used to create or produce a product that will increase the delivery of any drug that will help patients sufficiently enough to justify product approval and manufacturing;

         o The field of drug design and creating such drugs to target a protein or gene that controls a complex disease is just emerging; and thus we cannot predict if, how or when a small molecule drug will be commercially successful;

         o The views of the regulatory agencies, like the U.S. Food and Drug Administration ("FDA") and its counterparts in other major countries, about these new drugs are unclear and changing as new information becomes available. We will need extensive laboratory experiments, preclinical animal model studies and human clinical testing to determine the safety and effectiveness of any new product that we try to develop and market. If a product candidate fails at any of these testing stages, then we will not be able to continue developing the product. We cannot predict if we will be able to satisfy all such requirements;

         o The testing of a product candidate in humans is carefully regulated by FDA guidelines. The human clinical trials are usually conducted in multiple phases, called Phase I, Phase II and Phase III for pharmaceutical drugs and biotechnology products. For medical devices, the trials are staged such that results from an initial small number of patients is first reviewed before testing of the device is allowed on the large number of patients needed to collect all the necessary data. After finishing all treatments, we will need to follow the patients for several months to several years and collect more data. At the end of all data collection, extensive analysis will be needed to determine the benefit to the patient. Based on the analysis, we will need to submit a formal application to the FDA. Each type of product needs a different form of application that needs to be submitted to the FDA. For a drug, it is called a New Drug Application ("NDA"), for biologicals, it is called a Biologic License Application ("BLA") and for a device, it is called a Pre Market Approval ("PMA") application. Unless our application has sufficient data that documents a clear benefit for the patient, and convinces the FDA staff and an advisory panel of specialists of such benefit, we will need to conduct additional testing before the FDA will consider our product for approval. If the follow-on testing does not give us data to demonstrate safety and effectiveness, we will either have to discontinue the product or start over again for a different medical condition;

         o Even if we can show that a product is safe and effective and are successful in getting approval to sell the product, there are additional governmental regulations about manufacturing processes that we must meet. We cannot be sure whether we will be able to meet all these regulations and, even if we do, the cost of manufacturing may make a product economically unsuccessful;

         o In most cases, a physician treats a complex disease with a collection of medications and sometimes two medications that are safe when used independently can cause adverse side effects when used in a patient at the same time. If we develop a product that receives approval but causes such side effects in combination with another product, then the use of our product may be restricted or approval may be withdrawn; and

         o Marketing a pharmaceutical or biotechnology product is difficult and the ability to promote a product for a disease is also regulated by the FDA and other governmental agencies. Therefore we cannot be sure if we will be able to market successfully a product and generate a profit.

Dependence on Corporate Partners

         Our resources and expertise are limited, especially since our technologies we are developing have many possible applications in different products for different diseases. Our business strategy is to form multiple corporate partnerships with larger companies with the resources necessary to complete the development of a product and then to manufacture and market it. We expect to be dependent on funding from these partners and other license fees or, royalties or profit sharing from our partners' sales to continue developing our technologies. The major risks of these strategies include:

         o Many, if not most, small companies look for corporate partners and we will face serious competition from these companies. Also, the potential partners' own in-house research and development group will be competing with us for the same resources.

         o The decision making process in larger companies to take on and continue the development of a product is often different from those of a small company like ours. We cannot predict if our strategy of initial product testing will satisfy a corporate partner to fund ongoing development of our products. After selecting one or more of our products, the partner's development and marketing strategy is likely to be different from ours and will be influenced by factors that we cannot predict and over which we do not have any control. Since we depend upon the steady progress of our products through the development path, a slower path taken by our partner will have a negative effect on our revenues and potential profits. Even after we engage a partner, if the internal strategy of the partner changes they may abandon our products. Regaining the rights to our product and finding another partner may be difficult and cause significant delays in our ability to generate revenues and profits.

         o Larger companies will explore multiple technologies and products for the same medical condition. Therefore, they are likely to enter into agreements with our competitors for similar products and medical conditions as our products. Depending on how the other products advance, the partner may slow down or abandon our product and terminate the agreement with us.

         o We intend to leverage each of our technologies with different corporate partners for different medical conditions. Managing a good relationship with multiple partners is a difficult task. At this time we do not have a track record in making and managing corporate partnership agreements.

Uncertainty About Patents, Confidential Information, Trade Secrets and Others' Rights

         Patent protection for our technologies and products will be a critical factor in our ability to raise funds by selling our Common Stock in the future or engaging corporate partners to fund product development. Without the possibility of reasonable patent protection, it will be difficult for a corporate partner to justify the time and money investment that is necessary to complete the development of a product. The major risk factors regarding the types of technologies and products we are developing include:

o The rules and criteria for receiving an issued patent to claim biotechnology products or processes are still developing and unclear. We cannot predict our ability to obtain patent issuance from either the United States Patent and Trademark Office or its foreign counterparts. We are also not sure as to the scope of the claims that would be allowed by the different patent offices. Even after a patent issues, another party may challenge it and the patent office may either then declare it invalid or reduce the scope of the claim that was originally granted. One recent change in the United States Patents and Trademark Office has changed the life of validity of a patent. Patents issued or filed before June, 1995 are valid for 17 years from the issue date. However, patent applications filed after June, 1995 will be valid for 20 years from the date of filing the patent application and thus may have a shorter life if it takes longer than three years from the date of filing to receive an issuance. In the biotechnology industry, sometimes it takes several years of processing before a patent is issued based on a patent application.

o The cost of prosecuting patents can be high, especially in foreign countries where each country has its own office and many offices require expensive translation from the original patent application that we usually file in the English language. We may not have the financial resources to pursue patent protection in all major countries where our products may be marketed.

o Even after we receive a patent, we may still need to obtain licenses from others whose patents may be of a broader scope. In addition, others may challenge the validity of our patents or assert that we are infringing on their patent claims. Even if these activities or assertions by others may be incorrect, the process for resolving these arguments in the court system is long, expensive and unpredictable. Similarly, others may violate our patent rights and start producing a competing product. To enforce our patent rights against them in a court of law will be expensive. Since the rules and criteria regarding patent claims in biotechnology are still evolving, we cannot predict the outcome of any litigation with respect to our and others' patent rights.

o If we decide or we are forced to obtain a license for another party's patent in order to use our technology, we cannot be sure that such other party will agree to give us a license on reasonable terms, if at all. In this event, we or our corporate partner may have to abandon the development or marketing of the product. Since we expect to be dependent upon corporate partners for the development and marketing of many of our products, the partner's view about another party's patent may be different than ours. If the partner decides that another party's patent blocks our products then the partner may stop developing or marketing the product even though we may not agree with that decision. We will then need to pursue the expensive and time consuming process of regaining the rights to our products back from the partner and trying to either fund it ourselves or find another corporate partner.

         We also rely upon trade secret protection for some of our confidential and proprietary information. All of our employees are required to sign a confidentiality and non-disclosure agreement prohibiting them from disclosing or using our trade secrets or proprietary information. However, we cannot guarantee that all employees will abide by the agreements, especially after they leave our employment, and such agreements are often difficult to enforce.

         As of June 30, 1998, we owned and/or licensed four issued U.S. patents and several pending patent applications in the U.S. and some foreign countries, including those that we licensed from Elan. Although we have pursued and will continue to file and process patent applications and have been granted some patents, we cannot be sure that others will not develop technologies or products around the scope of our patent claims and compete with us. We are aware of a number of pharmaceutical and biotechnology companies and many academic researchers working on drug delivery and drug design technologies. Many of the companies have significantly more cash and other resources than we have. Therefore, the risk of competition from many of these companies is substantial.

Intense Competition; Rapid Technological Change; Technological Obsolescence

         The biotechnology and pharmaceutical industry is going through very rapid changes as new research and new technical abilities continue to create an exploding amount of information, almost on a daily basis. Some of this new information may be used by our competitors to create products that will compete with our proposed products. In some other cases, new information may indicate that one or more of the technical approaches on which we are working be unlikely to succeed. Even though much of the new information may not definitively prove or disprove the potential utility or a likelihood of success, we or our prospective corporate partners may have to make decisions based on such information. Many of our competitors are in research institutions or companies with much greater intellectual and collaboration resources than ours. The inventions and product development activities of such competitors may make our technology lose its competitive edge or obsolete.


Dependence Upon Access to Licensed Technologies and Materials and Information From Others

         We have licensed the rights to some patents and know-how from third parties such as universities and other companies. Some of our product development programs and product or technology research programs depend on our ability to maintain rights under these licenses. Any license may be canceled by the licensor under certain conditions and we cannot guarantee that we will continue to be able to maintain all licenses and obtain new licenses to other technologies we may need in the future.

         As we try to develop and evaluate our technologies, we will need research materials and scientific information that are developed by researchers in universities or other companies. We cannot be sure whether we will be able to obtain such materials and information in a timely manner, if at all.

Financial and Operational Uncertainties

         There are many aspects of our business that lead to unusual uncertainties in our operating results and financial reports and conditions. Some of the major ones include:

         Limited Operating History Our Company is at an early stage of development, especially as the new entity that we formed by combining our Company with HTD and Gemini, selling our SofPulse device business and entering into the corporate partnership with Elan. All of our technologies are at an early stage of development and our management team does not have an operating history of working together, especially as we engage in developing our technologies into products and potential corporate partnerships.

         History of Operating Losses and Accumulated Deficit Our Company, including the Gemini and HTD businesses prior to our acquisition, incurred operating losses in each year since inception. As of December 31, 1997, our total loss since inception was approximately $15.3 million. When we add the losses incurred by HTD and Gemini, the total loss as of June 30, 1998 was approximately $16.4 million. We expect that we will have additional losses for at least the next several years and that the losses will increase as we expand our research and development activities. We also expect that our losses will fluctuate from quarter to quarter. We cannot predict the amount of losses or the fluctuations, but we believe that these may be substantial. Also, since we divested of the SofPulse business, we no longer will generate revenues from selling and renting SofPulse.

         The revenue from Gemini's service business using our drug design expertise is our only current revenue generating business and is considerably less at the present time than our 1997 revenue from SofPulse business. The growth in revenue from our service business is unpredictable. We expect that most of our revenues for the foreseeable future will be from payments from corporate partners if we are successful in entering into licensing agreements. However, we cannot assure that we will be able to form any corporate partnerships that create such revenues.

         Profitability and Value of Business Components Uncertain It is unlikely that we will generate any profit in the foreseeable future. Even if we report profits in some of our quarterly or annual financial reporting periods, in many cases these will be one time payments from corporate partners. Therefore, you will not be able to judge or predict the financial condition of our Company based on these reports. Similarly, traditional methods used in producing financial statements and determining profits and losses of businesses are not applicable to our business.

         The value of the intangible or tangible assets obtained in our acquisitions of HTD and Gemini and pursuant to our agreement with Elan cannot be determined by traditional accounting methods. In each case, we have made an effort to estimate the relative future potential of each technology and the current stage of development of the technology. In each agreement, we negotiated the number of Common Stock or Preferred Stock or warrants that we issued to acquire the technology and the related patents, know-how and trade secrets based upon our assessment of the values of such technologies.

         In preparing our pro forma financial statements for this Prospectus, we have attempted to estimate the length of time and cost to advance each of our technologies to the point at which they are ready for a licensing agreement that could then lead to a potential commercial product. Although we have used our experience and observation in the industry, the results are only estimates. We are not sure if the valuation or the allocation of the purchase price in the pro forma financial statements is correct since we cannot predict the outcome of any technology at this early stage of development. Therefore, our presentation of the pro forma financial statements may not accurately predict the outcome of our business. See "Pro Form Financial Information".

         Our decision to divest the SofPulse device business was based on historical revenues and cost of manufacturing, repairing, renting and sales and marketing of the SofPulse device. We, however, cannot be sure that these historical results predict what the financial impact would have been had we continued the business. As a result, we cannot be sure if the value we received for the SofPulse business is fair, especially since we received the majority of the consideration in the form of ADMT Common Stock and warrants. The price of ADMT stock has been volatile.

         Changes in our Company's ownership that have occurred as a result of the recent transactions and the Internal Revenue Code of 1986 and its amendments will impose limits on our ability to utilize our net operating loss carry forwards and research and development credits for future federal income tax purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Our future operating results may fluctuate significantly from quarter to quarter as a result of several factors. The significant ones are:

         o Demand or changes in the demand for our technologies and products based on such technologies;
         o The uncertainties of medical technology and product development efforts;
         o Changes in the priorities and research and development budgets of our future corporate partners;
         o Variations in payments from future corporate partners, if any, grants and contract revenues and the service business;
         o The cost, quality and availability of materials and reagents for our research and development programs; and
         o General factors such as regulatory actions and the need to adopt new technologies in our research and development activities.

         If our revenue in a particular period does not meet expectations, we may not be able to adjust significantly our expenses in that period. This would have an adverse effect on our operating results. We believe that quarterly comparisons of our Company's financial results will not necessarily be a meaningful indication of our future performance. Due to one or more of these factors, in some future quarter or quarters our operating results may be below the expectations of public market analysts and investors.

Valuation of Acquired Businesses, Technologies and Licenses, Divested Product(s), License Grants

         The success of our business and the achievement of our financial objectives are unpredictable. Any determination of potential return on investment in our Common Stock will be affected by a variety of factors including:

         o The value we have paid for any of the businesses or licenses that we have acquired;
         o The consideration we have received for any product or technology licenses that we have granted to a third party relative to the actual realizable value of the product or technology;
         o The consideration we pay for any future technology or product or business that we acquire; and
         o The consideration that we receive from a future corporate partner or a third party for different market applications of our technologies or products.

         The determination and financial reporting of these elements is difficult because of the early stage of development of our current technologies and the technologies we expect to acquire for the foreseeable future. Therefore, many of the standard criteria used in estimating return on investment are not applicable to our business for the foreseeable future.

Dependence on Key Personnel

         We are highly dependent on the principal members of our management and scientific staff and our scientific advisory board. The loss of the services of any of these persons could significantly impede our ability and timing to accomplish our scientific and business objectives. Our success is also dependent upon our ability, on an ongoing basis, to attract and retain additional qualified scientific, clinical, marketing and managerial personnel. We face substantial competition from biotechnology, pharmaceutical and health care companies, universities, government entities and non-profit organizations for such personnel. We cannot be sure that we will retain or attract and assimilate highly qualified scientific, technical and managerial personnel from such other entities many of which have significantly greater financial resources that we may need in the future.

Social and Ethical Issues Related to Gene-Based Products

         We and our corporate partners may seek to develop diagnostic products based on small molecule drugs that are designed to detect small changes ("mutations" or "polymorphisms") in some disease-controlling genes. The prospect of broadly available gene-based diagnostic tests raises issues regarding their appropriate utilization and the confidentiality of the information provided by such testing. It is possible that discrimination by third party payors, based on the results of such testing, could lead to the increase of premiums by such payors to prohibitive levels, outright cancellation of insurance or unwillingness to provide coverage to individuals showing unfavorable gene expression profiles. Similarly, employers could discriminate against employees with gene expression profiles indicative of the potential for high disease-related costs and lost employment time. Finally, government authorities could, for social or other purposes, limit or prohibit the use of such tests under certain circumstances. These social, ethical and financial issues are unpredictable as is their impact on our ability to develop successfully the applications of some of our technologies.

Uncertainty Related to Product Pricing and Reimbursement; Managed Care

         Our or our corporate partners' ability to commercialize our products successfully will depend in part on the extent to which governmental authorities (such as the United States Health Care Financing Administration), private health insurers and other organizations such as health maintenance organizations ("HMOs") agree to reimburse for the ultimate products and related treatments. The levels of revenues and profitability of pharmaceutical companies may be affected by the continuing efforts of governments and third party payors to contain or reduce the costs of health care through various means including by limiting prices paid for pharmaceuticals. In both the United States and elsewhere, the sale of prescription pharmaceuticals and diagnostics are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government insurance programs (Medicare and Medicaid) and private and corporate health insurance plans. Third party payors are increasingly challenging the prices charged for pharmaceuticals and diagnostics and, in some cases, refusing payment for off-label use and other uses of pharmaceuticals and diagnostics they deem inappropriate. The cost containment measures that health care providers and third party payors are instituting and any proposed future health care reform measures, including reductions in government reimbursement programs such as Medicare and Medicaid, could affect our or our partners' ability to sell our products.

Absence of Manufacturing, Marketing and Sales Experience; Reliance on Third Parties

         We have made no investment in manufacturing, marketing or product sales resources. We do not generally expect to engage directly in the manufacturing, marketing or sale of therapeutic or diagnostic products developed from our technologies. Instead, we currently intend to contract with others to pursue manufacturing and marketing of most products based upon or discovered using our technologies. We cannot be sure that we will be able to enter into such arrangements on acceptable terms, if at all. To the extent we directly engage in development, manufacturing and marketing of any of our products, we will require substantial additional funds, personnel and production facilities. We have no experience in scale-up production, formulation, and manufacturing biotechnology, pharmaceutical or other products or in conducting testing programs required to obtain FDA and other regulatory approvals. We have no assurance that we will successfully develop such capabilities.

Product Liability and Availability of Insurance

         Our business will expose us to potential product liability risks that are inherent in the development, testing, manufacturing, sales and marketing of pharmaceutical and other therapeutic or diagnostic products and services developed. Preclinical testing, clinical trials, manufacturing, marketing and sale of any of the products based on our technologies may expose us to liability claims from the use of such products. We currently do not carry product liability insurance for any of our products. There can be no assurance we or our corporate partners will be able to obtain such insurance, if at all, at a reasonable cost. The inability to obtain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit us and our partners from advancing our products and technologies towards commercial success.

Control by Management and Insiders

         Upon completion of this offering, our executive officers, directors and affiliated individuals and entities together will beneficially own approximately 51.3% of the outstanding shares of our Common Stock (assuming exchange of the partnership units owned by the Gemini partners for shares of our Common Stock). If Elan converts its Preferred Stock and exercises its warrants, such percentage will be reduced to 39.8% and Elan will own 31.0%. As a result, these stockholders, acting together, will be able to control most matters requiring approval by the stockholders of our Company, including approvals of amendments to our Certificate of Incorporation, mergers and acquisitions, a sale of all or substantially all of our assets of our Company, going private transactions and other fundamental transactions. In addition, our Certificate of Incorporation, or any contemplated amendment or restatement, does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities, through their stock holdings, will be able to control the election of the members of our Board of Directors. Some of the principal stockholders of the Company have entered into an agreement pursuant to which they agree to vote their shares in favor of each other's candidates for the Board of Directors (see "Certain Transactions"). Such a concentration of ownership could
         (i) reduce the liquidity of our shares of Common Stock, (ii) have an adverse effect on the price of our Common Stock and (iii) delay or prevent a change in control of our Company, including transactions in which stockholders might otherwise receive a premium for their shares of Common Stock over then current market prices.

Limited Prior Public Market for Common Stock; Possible Volatility of Stock Price

         Prior to this offering, there has been only a limited public market for our shares of Common Stock. Our shares of Common Stock had been listed on the Nasdaq Small Cap from May, 1995 through October, 1997 when they were de-listed because we did not meet the listing requirements concerning minimum asset and working capital, the minimum value of public market float and the trading price for our Common Stock (see "Price Range of Common Stock"). Our shares now trade on a limited basis on the NASDAQ OTC Bulletin Board ("OTCBB"). We cannot be sure that an active public market for our shares of Common Stock will develop or that the share price will not decline below the price at which you buy our shares in this offering. Therefore, it may be difficult for you to sell our shares of Common Stock when you desire in the future.

         The price for the sale of our shares of Common Stock in this offering will be decided through negotiations between us and the buyers of our shares in this offering. The share price does not necessarily predict the share price after this offering. The market prices for biotechnology and pharmaceutical company shares have been highly volatile. There also are large changes in both the volume and the price of a company's shares regardless of the operating performance of the company itself when the industry segment as a whole goes through changes in market perception. Overall changes in market perception are influenced by a number of factors such as (i) announcements of technological innovations or new commercial products, (ii) disputes about patents and other rights or law suits, (iii) developments in corporate partnership agreements, (iv) publicity on actual or potential results of products or technologies under development, (v) regulatory guideline changes in both the United States and foreign countries and
         (vi) public concern as to the competitive superiority of new technologies. In addition to these general changes, the price and liquidity of our shares of Common Stock will be affected by quarterly fluctuations in our operating results, future sales of large numbers of our shares of Common Stock by existing stockholders and comments about our Company by securities analysts, if any.


Shares Eligible for Future Sale; Potential Adverse Effect on Stock Price; Option Grants

         Future sales of shares of our Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, our Company will have 17,505,480 shares of Common Stock, assuming no exercise of currently outstanding options or warrants and no exchange of partnership units or Preferred Shares into shares of Common Stock. All of these shares will be freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of our Company as that term is used in the Securities Act and the regulations promulgated thereunder. See "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale".


Dilution

         If you purchase shares of our Common Stock in the offering contemplated in this Prospectus, your investment in the shares you purchase will experience immediate and substantial dilution in the net tangible book compared to the price you pay to purchase the shares. Even more dilution will occur when holders of outstanding options and warrants for our Company's Common Stock exercise their rights. See "Dilution" and "Shares Eligible for Future Sale."


Absence of Cash Dividends

         Our Company has never paid any dividends and does not anticipate paying dividends in the foreseeable future. See "Dividend Policy."

                                 USE OF PROCEEDS


         We estimate that the net proceeds from this offering we receive will be approximately $4,000,000 at an offering price of approximately $.80 per share and after deducting estimated offering expenses.

         We intend to use the net proceeds of this offering to fund initial preclinical and clinical evaluation of our drug delivery technologies for selected cancer and dermatology products, to produce additional small molecule drugs, to further grow the service business using our drug design expertise, and for working capital and general corporate purposes, including payment for professional services (primarily legal and accounting) received by our Company.

         Our management team will retain broad discretion in the allocation and reallocation of these net proceeds. In addition, we may decide to use a portion of the net proceeds to acquire or invest in certain technology and product opportunities, although we have no current agreements or commitments for any such activity. The actual amounts and timing of such expenditures for each purpose will depend on factors such as the progress of our research and development program in each area, technological advances, determination as to the commercial feasibility of products or services, the terms of any corporate partnership agreements that we enter into and other factors, many of which are beyond our Company's control.

         Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities.


                           PRICE RANGE OF COMMON STOCK

         From May 12, 1997 to September 23, 1997, the Company's Common Stock was traded on the Nasdaq Small Cap Market under the symbol "EPHI." On September 23, 1997, Nasdaq notified our Company that our stock would be delisted from the NASDAQ SmallCap Market as of the close of business on September 23, 1997 due to noncompliance with the minimum capital and surplus requirement and minimum value of the public market float and trading price of our shares. The shares of our stock is now trading on the NASDAQ OTC Bulletin Board under the symbol "EPHI". The following table sets forth, for the periods indicated, the range of high and low bid quotations for our Common Stock as reported by Nasdaq. However, our Common Stock generally is not actively traded or is traded in low volumes. Therefore, we can not be sure that market quotations for our Common Stock are indicative of prices at which actual sales of these shares will occur. These quotations represent inter-dealer prices, without retail markup, markdown or commissions, and do not necessarily represent actual transactions. Further, we cannot be sure that a public trading market for the Company's Common Stock will continue to exist.

                                                       High          Low
                                                       ----          ---

         Fiscal year ended December 31, 1996:
         ------------------------------------
              First Quarter                           $7.875        $6.25
              Second Quarter                          $6.75         $5.50
              Third Quarter                           $6.00         $5.50
              Fourth Quarter                          $6.00         $2.00

         Fiscal year ended December 31, 1997:
         ------------------------------------
              First Quarter                           $6.50         $2.00
              Second Quarter                          $3.50         $1.72
              Third Quarter                           $2.00         $0.38
              Fourth Quarter                          $1.19         $0.23

         Fiscal year ended December 31, 1998:
         ------------------------------------
              First Quarter (through March 31)        $0.47         $0.27
              Second Quarter                          $0.80         $0.29


         On November 5, 1998, the closing price of our Common Stock on the OTC Bulletin Board was $.70 per share. As of such date, there were approximately 81 registered stockholders of record of our Common Stock. To date, we have not declared or paid any cash dividends on our Common Stock.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our Common Stock and we do not anticipate doing so in the foreseeable future. Our plan is to retain any future earnings to fund the development of our products and technologies.


                                 CAPITALIZATION

         The following table sets forth the capitalization of our Company as of June 30, 1998 and as adjusted to reflect the sale of 5,000,000 shares of Common Stock that we are offering to sell under this Prospectus at the proposed offering price of $.80 per share and the application of the estimated net proceeds that we expect to receive. See "Use of Proceeds".


                                                                                           June 30, 1998
                                                                                ----------------------------------
                                                                                   Actual          As Adjusted (3)
                                                                                   ------          ---------------
Short-term debt, including current portion of long-term liabilities (1)             719,276              143,711
                                                                                -----------          -----------
Long-term debt, net of current portion (1)                                           90,260            1,023,051
                                                                                -----------          -----------
Shareholders' Deficiency

   Convertible Preferred Stock, $.01 par value - 10,000,000 authorized (2)            2,430               75,000

   Common Stock, $.01 par value - 30,000,000 authorized shares;                      41,325              149,992
      4,132,493 shares issued and outstanding

   Additional paid-in capital                                                    15,277,249           26,671,770

   Deferred compensation                                                            (67,678)             (67,678)

   Deficit                                                                      (15,865,337)         (27,158,579)
                                                                                -----------          -----------
Total shareholders' deficiency                                                     (612,011)            (329,495)
                                                                                -----------          -----------
Total capitalization                                                                197,525              837,267
                                                                                -----------          -----------


(1)  See Note 6 of notes to Financial Statements
(2)  See Note 8 of Notes to Financial Statements
(3) Assumes merger of HTD, acquisition of Gemini, divestiture of SofPulse business and investment by Elan. See Notes 1 through 5 to Pro-Forma. In addition, assumes financing of additional $2,000,000 at $.80 per share


                                    DILUTION

         The pro forma net tangible book value of the Company as of June 30, 1998 was $(39,482) or $(0.0019) per share of our Common Stock. Pro forma net tangible book value per share represents the amount of (A) our Company's total tangible assets less total liabilities, divided by (B) the total number of our shares of our Common Stock outstanding after closing the recent corporate reorganization as of August 24, 1998 assuming Gemini partners exchange their partnerships units for shares of Common Stock and also assuming the recent divestiture of the SofPulse business and assuming the recent licensing and financing by Elan. (See "Business - Recent Corporate Reorganization" and "Business - Elan Transactions").

         Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of Common Stock immediately after completion of this offering. After giving effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby at the public offering price of $0.80 per share and assuming no other changes in the net tangible book value after August 24, 1998, the Company's pro forma net tangible book value as of August 24, 1998 would have been $1,896,864 or $0.1084 per share. This represents an immediate increase in pro forma net tangible book value of $2,000,000 or $0.1153 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $103,136 or $0.6916 per share to new purchasers of Common Stock in this offering, as illustrated by the following table:


   Offering price per share                                             $0.8000

       Pro forma net tangible book value per share          $(0.0069)

       Increase per share attributable to new investors       0.1153
                                                            --------
   Pro forma net tangible book value per share after the
       Offering                                                         $0.1084
                                                                        -------
   Dilution per share to new investors                                  $0.6916


         The foregoing computations excludes options and warrants to purchase 2,361,359 Common Shares at various exercise prices ranging from $0.26 to $5.50 per share. To the extent that such options and warrants are exercised, there will be further dilution to new investors. See "Management - Directors Compensation", "Stock Option Plan", and Note 9 to Notes to Consolidated Financial Statements.

                             SELECTED FINANCIAL DATA

         The selected financial data presented below for the years ended December 31, 1996 and 1997 and the six month periods ended June 30, 1998, and 1997 are derived from the Company's financial statements audited by independent auditors, which are included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1998 and the balance sheet data at June 30, 1998 have been derived from unaudited financial statements; however, the Company's management believes that such financial statements include all adjustments, consisting only of normal recurring adjustment, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 1998. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements related thereto appearing elsewhere in this Prospectus.


                                                     INCOME STATEMENT DATA
                                                     ---------------------

                                    Six Months
                                  Ended June 30,                                Year Ended December 31,
                             -----------------------    ---------------------------------------------------------------------
                               1998          1997         1997           1996           1995          1994           1993
                               ----          ----         ----           ----           ----          ----           ----
Historical:
-----------
Total revenue                $ 435,003    $1,514,751    $2,401,249     $2,105,762     $1,996,663    $1,114,228    $   410,373

Loss from operations          (525,107)     (721,072)   (1,602,170)    (3,027,392)    (2,731,044)   (1,946,687)    (1,334,185)

Net loss                      (560,026)     (719,502)   (1,647,917)    (2,927,990)    (3,069,586)   (2,073,883)    (1,350,159)

Net loss per share,
  basic and diluted (1)          (0.14)        (0.20)        (0.45)         (0.89)         (1.26)        (1.31)         (1.03)

Weighted average number of
  common shares outstanding,
  basic and diluted          4,113,328     3,606,388     3,697,611      3,298,849      2,429,880     1,586,303      1,316,528

Ratio of earnings to
  fixed charges                   *            *             *              *             *              *              *


* Earnings are inadequate to cover fixed charges.



                Pro forma (assuming the consummation of the Corporate Reorganization Transactions occurred on January 1, 1997)


                                                              Six Months Ended         Year Ended
                                                                  June 30,            December 31,
                                                              ----------------        ------------
                                                                    1998                  1997
                                                                    ----                  ----
                Total Revenue                                $    416,962            $   118,018

                Net Loss                                     $  7,893,573            $13,322,458

                Net loss per share
                       Basic and fully diluted               $  0.54                 $  0.91




                                                      BALANCE SHEET DATA
                                                      ------------------

                              Six Months
                             Ended June 30,                       Year Ended December 31,
                             --------------       -------------------------------------------------------------
                                  1998            1997           1996          1995          1994          1993
                                 -----            ----           ----          ----          ----          ----
Cash and cash
  equivalents                $     64,465   $    111,496   $    223,523   $ 3,069,748    $   478,903   $   655,111

Working capital (deficit)      (1,181,411)      (895,532)       192,832     2,824,190     (1,189,841)       69,171

Total assets                    1,172,034      1,443,542      2,213,080     4,877,180      1,866,340     1,423,325

Long-term liabilities              90,260             --          3,336        28,033      1,076,159            --

Accumulated deficit           (15,865,337)   (15,305,311)   (10,118,169)   (7,190,179)    (4,120,593)   (2,046,710)

Total shareholders
  "Equity" (deficit)             (612,011)       (74,936)     1,214,375     4,012,387     (1,076,484)      693,580


                                                                                  June 30, 1998
                                                        --------------------------------------------------------------
                                                                              Pro forma (assuming the consummation of
                                                                             the Corporate Reorganization Transactions
                                                           Actual                      on June 30, 1998)
                                                          --------           -----------------------------------------
Working capital                                         $(1,181,411)                        $2,365,713

Total assets                                            $ 1,172,034                         $4,582,864

Long-term debt, redeemable Preferred Stock, and
  capitalized lease obligations (including current
  maturities)                                           $    92,690                         $4,761,000

Stockholders' equity                                    $  (612,011)                        $ (103,136)


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements which involve risk and uncertainties. Actual events and results may differ materially from those anticipated in these forward looking statements as a result of various factors, including the matters set forth under the caption "Risk Factors" and elsewhere in this Prospectus.

         Gemini Health Technologies Inc. was created through a series of transactions with the goal to create a unique biotechnology company focused on the development of proprietary products with significant commercial potential worldwide. We also intend to grow through acquisitions of businesses in the field of biotechnology that would provide near-term revenues.

         We have invested more than fifteen million dollars in conducting pre-clinical and initial clinical evaluations. Unlike early development stage biotechnology companies, the Company has running operations as well as academic collaborations that we believe we have to be a cost-effective means to create value through the translation of emerging technologies into product prototypes for defined unmet clinical needs. Our goal is to aggressively pursue corporate partnerships for the downstream development, large scale manufacturing and worldwide marketing of our potential products.

         We are exploiting our drug design expertise to offer services to academic and industrial research laboratories. In addition to providing certain near-term revenues, these customers are prospective sources for new technologies and partners for product development. We intend to generate research and development funding, license fees, royalty payments, manufacturing profits and equity investments from corporate partners as our primary sources of revenues.

         We intend to sell approximately 5,000,000 shares to raise approximately $4,000,000 including the sale of $2,000,000 of the Company's Common Stock to Elan. The funds will supplement our current grant funds and sales revenues from services using the Company's drug design expertise. The funds will be used to advance our core technologies through validation in the initial target areas of application. We intend to seek additional SBIR grants, including Phase II grants (common average funding at about $500,000 for each grant), and ATP grants. We believe that upon a successful implementation of our strategic plan we will be able to obtain additional capital through a combination of larger government grants, corporate strategic alliances and a follow on public financing.


I.       ELECTROPHARMACOLOGY, INC.
         -------------------------

Recent Change of Business - Discontinued Business and Recent Acquisition

         From 1990 to August 1998, our Company had been engaged in the business of developing medical device applications for its proprietary pulsed electromagnetic signals ("PEMS") technology, including primarily the manufacturing and marketing of a PEMS device called SofPulse. On August 24, 1996, the Company sold its SofPulse business and completed two acquisitions that transformed it into a biotechnology development Company (See "Business - Recent Corporate Reorganization"). On September 30, 1998, EPi entered into an agreement ("Agreement") with subsidiaries of Elan Corporation, plc ("Elan") (NYSE: ELN), according to which EPi has acquired a license from Elan for certain applications of Elan's flexible iontophoretic patch technology (See -- "Business - Elan Transactions"). We intend to pursue the application of iontophoresis and PEMS in enhancing the delivery of drugs and biologics to diseased tissues and promoting the regeneration of cells in tissues damaged by trauma or chronic diseases. We intend to use our drug design expertise acquired through our recent transactions to create novel small molecule drugs that target proteins and genes which control complex diseases.

         The first embodiment of the Company's PEMS technology was the SofPulse device ("SofPulse") that was cleared for commercial marketing in January 1991 by the United States Food and Drug Administration pursuant to a Section 510(k) premarket notification. SofPulse broadcasts PEMS in the radio frequency range at
27.1 MHZ and was marketed as an adjunct in the palliative treatment of pain and edema associated with various medical conditions that involve superficial soft tissue injury.

         The Company commenced commercially marketing the SofPulse device in early 1992. The Company's principal sources of revenue from SofPulse devices had been rental fees charged to nursing homes and hospitals and sales to certain distributors and cosmetic surgeons. Until the sale in August 1998, the Company had generated only modest revenue from sales and rentals of the SofPulse, which had achieved only limited market acceptance. As of May 27, 1998, when the Company entered into a definitive agreement to sell its SofPulse device business and most of its inventory, the Company had 98 SofPulse devices under rental agreements at nursing homes. Since inception, the Company's expenses exceeded its revenues, resulting in net losses of $3,069,586 and $2,927,990 respectively, for the years ended December 31, 1996 and 1997. As of June 30, 1998, the Company had an accumulated deficit of $15,865,337. Losses incurred since inception have been primarily attributable to costs incurred in connection with the design and development of the Company's products, research and clinical studies on the SofPulse, manufacturing, marketing literature and advertisement for the SofPulse, and the hiring of personnel necessary to support the Company's operations. The Company continues to have high levels of operating expenses (including salaries of management and marketing personnel) and will be required to incur significant expenses in connection with research and clinical studies.

         During 1997, the Company's management concluded that it could not create shareholder value by pursuing on its own both the growth of the SofPulse device business and the PEMS technology business focused upon drug delivery devices. Accordingly, the Company has implemented a strategy to create value from each of the two lines of businesses under separate business structures. On May 27, 1998 the Company entered into asset purchase agreement with ADM Tronics Unlimited Inc. ("ADMT") pursuant to which ADMT, a publicly traded Company engaged in the development and manufacturing of medical electronic devices acquired on August 24, 1998 most of the Company's SofPulse device units and certain other assets specifically related to the business of SofPulse device manufacturing and marketing (see --Business - Recent Corporate Reorganization). On June 11, 1998 and June 18, 1998, the Company entered into definitive agreements to acquire HealthTech Development Inc. ("HTD") and Gemini Biotech, Ltd. ("Gemini"), respectively, two privately held companies engaged in the design and development of small molecule drugs. As a result of the consummation of these acquisitions on August 24, 1998, the Company has combined its PEMS technology development business with a broad portfolio of biotechnologies, collaborative affiliations with major medical institutions and relationships with internationally recognized scientists (See "Business - Recent Corporate Reorganization", "Business - Drug Design" and "Business - Core Technologies"). See also "HTD Financial Statements" and "Gemini Financial Statements" beginning at pages F-37 and F-55, respectively, for additional information about the HTD and Gemini acquisitions.

         Under the terms of an Agreement with Elan executed after the corporate reorganization, the Company received from a subsidiary of Elan a world-wide license to Elan's non-systemic, flexible iontophoretic patch technology for non-cosmetic dermatology and wound care applications. The agreement also envisions the development of a flexible patch version of PEMS technology as well as a combination patch incorporating iontophoresis and PEMS. The Company has the world-wide rights to therapeutic applications of the improved PEMS product as well as combinations of PEMS and iontophoresis in non-cosmetic dermatology and wound care applications. The Company has made an up-front payment to Elan of $7,500,000 for the acquisition and transfer of the technology and will pay prescribed royalties and license fees to Elan based on the Company's future revenues from the commercialization of the technology by the Company or its licensees, if any.

         Under the Agreement, another subsidiary of Elan has invested $7,500,000 to acquire shares of the Company's 10% Convertible Preferred Stock and warrants to purchase up to one million shares of the Company's Common Stock at $2.50 per share. The 10% Convertible Preferred Stock has a conversion price of $1.20 per share, subject to certain adjustments for dilution, 10% per year dividends paid semi-annually in cash or in kind, at the Company's option, and mandatory redemption after a seven year period, unless the Company has insufficient funds. In such case, Elan must elect to extend the redemption date to a date acceptable to the Company or accept Common Stock in lieu of redemption. See "Description of Capital Stock - Series A Convertible Preferred Stock. The Elan subsidiary also agreed to invest, upon request by the Company during a 60-day period after closing of the $7,500,000 investment, $2,000,000 to acquire shares of the Company's Common Stock at a price equal to the per share price at which the Company sells up to an additional $2,000,000 of the Company's Common Stock to other investors or if no sale is consummated, at the average closing price of the Company's Common Stock for the 20 consecutive trading days prior to the acquisition, and, in any event, at a maximum price of $1.375 per share. The Company has agreed to provide Elan with registration rights for the Common Stock beneficially owned by Elan. Elan is also entitled to nominate one director to serve on the Company's Board of Directors.

         The proceeds from the sale of Common Stock offered by this Prospectus will be used by the Company to pursue the development of the technologies acquired from HTD and Gemini in large therapeutic markets such as cancer and inflammation, and for development of the drug delivery technologies in tissue repair/regeneration (see "Use of Proceeds"). However, there can be no assurance that the Company will be able to obtain sufficient funds to pursue all of its intended product development programs (see "Risk Factors").

Corporate Reorganization - Six months ended June 30, 1997 and 1998

         On a pro forma basis, after giving effect to the HTD merger, the Gemini acquisition, the divestiture of the SofPulse Business, as if all the events had occurred as of January 1, 1997, the Company's net loss for the six months ended June 30, 1997 and 1998 would have been $8,219,502 million and ($7,909,863), respectively. The increase over the Company's actual net loss of ($719,502) and ($560,026) for such periods is primarily attributable to one-time write-offs of purchased research and development for HTD, Gemini and Elan totaling $11.5 million, which was partially offset by $416,962 of Gemini's revenues from research grants and sale of oligonucleotides. The Company expects that the historical expense additions are generally indicative of the increase in the Company's operating expenses that, going forward, will result from (i) the expected additional research and development expenses related to the small molecule drugs for cancer and inflammation, (ii) increased cost of growing the small molecule and related special service business, and (iii) research and development programs planned for the drug delivery technologies. In addition, the Company has no assurance that any additional grant funds will be received or that there will be any significant increase in revenue from the small molecule service business and the Company does not expect significant savings from the elimination of duplicative expenses. There also can be no assurance that future expenses will be consistent with the 1997 expenses for either the technology development business of the Company or the businesses of HTD and Gemini.


Results of Operations -Corporate Reorganization

Year ended December 31, 1996 and 1997

         On a pro forma basis, after giving effect to the HTD merger the Gemini acquisition, and the divestiture of the SofPulse Business as if all the events had occurred as of January 1, 1996, the Company's net loss for the year ended December 31, 1997 would have been $13,338,748 million. The increase over the Company's actual net loss of $1,647,917 million for such periods is primarily attributable to one-time write-offs of purchased research and development for HTD, Gemini and Elan totaling $11.5 million offset by $416,962 of grant revenues and sale of oligonucleotides in 1997. The Company expects that the historical expense additions are generally indicative of the increase in the Company's operating expenses that, going forward, will result from (i) the expected additional research and development expenses related to the small molecule drugs for cancer and inflammation, (ii) increased cost of growing the small molecule and related special service business, and (iii) research and development programs planned for the drug delivery technologies. In addition, the Company has no assurance that any additional grant funds will be received or that there will be any significant increase in revenue from the small molecule service business and the Company does not expect significant savings from the elimination of duplicative expenses. There also can be no assurance that future expenses will be consistent with the 1997 expenses for either the technology development business of the Company or the businesses of HTD and Gemini.



Results of Operations

Six months 1998 vs. 1997
------------------------

         The Company's revenue for the six months ended June 30, 1998 was $435,003, compared to $1,514,751 for the six months ended June 30, 1997, or a decrease of $1,079,748. This 71.3% decrease was primarily attributable to a $868,608, or 70.7%, decrease in rental revenues in the six months ended June 30, 1998, as compared to the same period in 1997. The Company's rental revenues were materially adversely affected as a consequence of the issuance on July 18, 1997 by the Health Care Financing Administration ("HCFA") of a national policy of non-reimbursement by Medicare for all forms of electrotherapy for wound healing. HCFA was enjoined from implementing this national policy under a ruling by a U.S. District Court in Massachusetts on November 18, 1997; however, monthly rental revenues declined substantially. Rental revenues in May 1998 were $68,418, as compared to $259,437 in May 1997. At May 27, 1998, the effective date of the transfer of the SofPulse rental and sales revenue to a wholly owned subsidiary of ADMT, there were 98 units under rental contracts or monthly fixed fee arrangements, as compared to 391 units at May 1, 1997. (See "Business Recent Corporate Reorganization"). In addition, the Company had no rental or sale revenues in June 1998. Revenue from the sales of units also decreased from $143,000 in the six months ended June 30, 1997 to $42,000 in the comparable period in 1998. During the six months ended June 30, 1998, the Company sold 12 used SofPulse devices as compared to 29 new and used devices in the first six months of 1997 of which 10 were sold to National Patient Care Systems ("NPCS") to fulfill NPCS' obligation to purchase specific minimum monthly quotas pursuant to a strategic alliance agreement.

         Cost of revenue for the six months ended June 30, 1998 was $138,599, compared to $202,649 for the six months ended June 30, 1997, a decrease of $64,050. This 31.6% decrease reflects the decreased number of SofPulse devices manufactured and sold during the six months ended June 30, 1998, as compared to the same period in the prior year.

         Selling, general and administrative expenses were $783,537 for the six months ended June 30, 1998, compared to $1,850,001 for the six months ended June 30, 1997, a decrease of $1,066,464, or 57.7%. This cost decrease reflects a reduction in consulting expenses in connection with termination agreements as well as a reduction in the salaries and related benefits associated with personnel reductions in the sales and marketing, clinical support services and manufacturing departments. As a consequence of the Company's deteriorating cash position and its unsuccessful efforts to consummate a financing in late 1996 and early 1997, the Company underwent a reduction in personnel from 27 to 10 employees by October 1997.

         Research and development expenses decreased to $37,974 for the six months ended June 30, 1998, compared to $183,173 for the six months ended June 30, 1997, a decrease of $145,199, or 79.3%. This decrease in expense is primarily attributable to the reduction in basic scientific research involving PEMS technologies due to the lack of funds available for such research.

         Interest and other income (expense) for the six months ended June 30, 1998, decreased to $(34,919), compared to $1,570 for the six months ended June 30, 1997, primarily due to a $31,067 increase in interest expense. With the exception of obligations under capital equipment leases, the Company had outstanding at June 30, 1997, one note payable in the amount of $182,327 to finance the Company's directors and officers' liability policy. On June 30, 1998, due to its cash flow deficit, the Company had debt outstanding to directors of the Company in the aggregate amount of $73,926 representing advances and foregone salary, a note payable to the Company's outside law firm secured by 55 SofPulse devices in the principal amount of $672,751 for legal services rendered during 1997 and a note payable in the amount of $136,786 to finance the Company's directors and officers' insurance policy.

         Interest income for the six months ended June 30, 1998 decreased to $2,595 compared to $7,152 for the six months ended June 30, 1997 due to the decrease in funds of the Company available for short term investment in the six months ended June 30, 1998.

         The above resulted in a net loss of $(560,026) for the six months ended June 30, 1998, compared to a net loss of $(719,502) for the six months ended June 30, 1997.


1997 vs. 1996
-------------

         The Company's revenue for 1997 was $2,401,249 compared to $2,105,762 for 1996, or an increase of $295,487. This 14.0% increase was primarily attributable to a $290,945, or 71.0% increase in SofPulse sales during 1997 as compared to 1996. Rental revenues in 1997 as compared to 1996 remained relatively comparable, in part, due to a significant increase in rental revenues during the first four months of 1997, although 1997 rental revenues were impacted by three events. In the first four months of the year, monthly rental revenues increased by 33% to approximately $268,000 in April 1997 as a result of the reorganization of the Company's sales force in 1996, the expansion of the Company's domestic geographic coverage and its contract with four additional representative organizations. Monthly rental revenues during the months of May, June and July decreased to $130,000 due to the strategic alliance agreement with NPCS which provided for monthly payments in the amount pf $130,000. On July 18, 1997, after the HCFA announcement denying Medicare reimbursement for the use of all electrical stimulation, including pulsed electromagnetic fields, in treating wounds., the NPCA strategic alliance agreement was terminated. As a result of the HCFA announcement, during the last five months of 1997 monthly rental revenues declined from approximately $112,000 in August 1997 to approximately $56,000 in December 1997. At December 31, 1997, there were 101 SofPulse units under rental contracts or monthly fixed fee arrangements, as compared to 278 units at the end of 1996.

         Revenue from the sales of SofPulse units increased from $409,818 in 1996 to $700,763 in 1997. The increase in sales revenue in the first half of 1997 was primarily attributable to purchases by NPCS, in part to fulfill NPCS' obligations to purchase specific minimum monthly quotas pursuant to its strategic alliance agreement. Subsequent to the HCFA announcement and the termination of the NPCS agreement in July 1997, the Company shifted its marketing strategy from renting the SofPulse to selling used SofPulse devices to nursing homes and distributors at significantly reduced prices. Accordingly, for the year ended December 31, 1997, the Company sold 79 SofPulse devices as compared to 30 devices in 1996.

         Cost of revenue in 1997 increased $235,505 to $611,702, compared to $376,197 in 1996. This 62.6% increase reflects the increased number of SofPulse devices manufactured and sold over the prior year, as well as a $99,518 write down of the book value of the SofPulse devices for obsolescence and impairment.

         Selling, general and administrative expenses were $3,177,031 in 1997, as compared to $3,941,235 in 1996, a decrease of $764,204, or 19.4%. This cost decrease reflects an approximate $688,000 reduction in consulting expenses related to PEMS research and clinical studies, as well as a decrease of approximately $285,000 in salaries and related benefits associated with personnel reductions in the sales and marketing, clinical support services and manufacturing departments during 1997. In a further attempt to contain costs after revenues declined subsequent to the HCFA ruling, the Company underwent a second reduction in personnel to 10 full-time employees in October 1997. In September 1997, as part of its efforts to enter into a strategic alliance with another biotechnology Company, the Company signed a merger agreement with Eurobiotech Group, Inc., a European development stage biotechnology Company, which agreement was terminated on December 31, 1997 due to the inability of Eurobiotech Group, Inc. to meet certain conditions precedent to closing, including the production of audited financial statements.

         Research and development expense in 1997 decreased to $214,686 from $815,722 in 1996, a decrease of $601,036, or 73.7%. This decrease in expense is primarily attributable to the reduction in basic scientific research involving PRF and PEMS technologies due to the lack of funds available for such research.

         Interest expense increased to $25,135 from $8,933 in 1996. With the exception of obligations under capital equipment leases, the Company had no debt outstanding at December 31, 1996; whereas on December 31, 1997, due to its cash flow problems, the Company had debt outstanding to officers and a former officer of the Company in the aggregate amount of $73,926 representing advances and foregone salary, a note payable to the Company's outside law firm secured by 55 SofPulse devices in the amount of $672,751 for legal services rendered during 1997, and notes payable in the amount of $131,428 to finance the Company's directors and officers' and liability insurance policies.

         Interest income in 1997 decreased to $9,894 as compared to $108,335 in 1996 due to the lack of funds of the Company available for short-term investment due to its cash flow problems in 1997.


1996 vs. 1995
-------------

         The Company's revenue for 1996 was $2,149,011 compared to $1,996,663 for 1995, or an increase of $152,348. This 7.6% increase was primarily attributable to increased SofPulse rental revenue during the last half of 1996. Revenue growth during the first half of 1996 was adversely affected by the reorganization of the Company's sales organization. That reorganization has been completed and the Company began to experience improvement from those changes beginning in October 1996. The Company then expanded its domestic geographic coverage and contracted with four additional independent representative organizations. As a result, during the second half of 1996, monthly rental revenue increased from $112,000 in June 1996 to $202,000 in December 1996, an increase of $90,000, or 80.4%. By the end of 1996, there were 278 units under rental contracts, compared to 168 units at the end of 1995.

         Revenue from the sale of units decreased 33.1% from $612,846 in 1995 to $409,818 in 1996 as a result of the Company's increased emphasis on expanding the rental base of its SofPulse device.

         Cost of revenue in 1996 increased $152,042 to $376,197, compared to $224,155 in 1995. This 67.8% increase reflected additional depreciation associated with the expanded SofPulse rental base.

         Selling general and administrative expenses were $3,941,235 in 1996, compared to $2,813,389 in 1995, an increase of $1,127,846, or 40.1%. This cost increase reflected the salaries and related benefits for additional personnel to support the Company's operations. In the first half of 1996, the Company redirected its focus from research and development to sales and marketing. Three full-time physical therapists, a product manager, a national sales director and two regional sales directors joined the Company, adding to the Company's payroll expenses. Later in 1996, Joseph Mooibroek joined the Company as its new Chairman of the Board, President and Chief Executive Officer. (Mr. Mooibroek subsequently resigned on April 1, 1997. See "Executive Compensation - Employment Contracts, Terminations of Employment and Change of Control Agreements"). Mr. Mooibroek received as compensation during fiscal 1996 an aggregate of $224,404 in cash compensation, 32,903 shares of Common Stock valued on the date of grant at $94,596, and 592,086 options to purchase shares of Common Stock of the Company.

         Research and development expenses decreased to $815,722 in 1996, compared to $1,690,163 in 1995, a decrease of $874,441, or 51.7%. This decrease was primarily attributable to the completion in early 1996 of the Company's initial clinical trials in connection with the Company's intended submission of an application seeking approval of SofPulse for certain indications by the FDA, as well as the reduction of basic scientific research involving PRF and PEMS technologies.

         Interest expense in 1996 decreased to $8,933 from $463,172 in 1995. This $454,239 or 98.1% decrease resulted from eliminating substantially all outstanding debt after the Company completed its initial public stock offering in May 1995 and changed its capital structure by issuing Preferred Stock and converting $1,000,000 of debt to Common Stock in November 1995. With the exception of obligations under capital equipment leases, the Company had no debt outstanding at December 31, 1996.

         Interest income in 1996 decreased to $65,086, compared to $124,630 in 1995, a decrease of $59,544, or 47.8%. This decrease resulted from the lack of funds of the Company available for short term investment.

         As a consequence of the Company's deteriorating cash position and its unsuccessful efforts to consummate a financing in late 1996 and early 1997. The Company underwent a reduction in personnel from 27 to 10 employees by October, 1997. In order to minimize the adverse effect such reduction in personnel may have on the Company's ability to generate revenue from marketing and sales activities, the Company reallocated research and development personnel to provide marketing support. The Company also focused its sales efforts mostly in geographic areas where the Company had achieved reasonable market presence.

Liquidity and Capital Resources

         The Company's cash requirements have been and will continue to be significant. Since its inception, the Company has satisfied its operating requirements primarily through the issuance of equity and debt securities and loans from stockholders. At December 31, 1997, the Company had a working capital deficit of $(899,573) and a deficiency in capital of $74,938. At June 30, 1998, the Company had a working capital deficit of $1,181,411 and a deficiency in capital of $612,011.

         Net cash provided by operating activities in 1997 was $99,339 as compared to net cash used in operating activities of $2,630,218 in 1996. Net cash was used primarily to fund the losses from operations. Net cash used in 1997 investing activities was $29,186, which was used primarily to pursue and maintain the Company's patents. At December 31, 1997, the Company did not have any material commitments for capital expenditures. Net cash used in financing activities was $186,222 for 1997 as compared to $166,317 of cash provided by these activities in 1996. Financing activities in 1997 included payments of capital lease obligations and payments on a note payable to a former officer and director of the Company. At December 31, 1997, the Company had cash of $111,496.

         Net cash used in operating activities for the six months ended June 30, 1998 was $60,712, as compared to net cash provided by operating activities of $199,728 for the six months ended June 30, 1997. Net cash was used primarily to fund the losses from operations. Net cash used in financing activities was $2,641 for the six months ended June 30, 1998, as compared to $120,393 for the six months ended June 30, 1997. At June 30, 1998, the Company had cash of $62,465.

         At December 31, 1997, the Company had a net operating loss ("NOL") carryforward of $10,719,000 available to offset future taxable income, if any, through the year 2012. During 1993 and 1995, changes in ownership of greater than 50% occurred as a result of the Company issuing equity securities. Accordingly, a substantial limitation will be imposed upon the future utilization of approximately $2,450,000 of its net operating loss carryforwards.

         The Company expects that its cash needs will continue to increase in the future periods, primarily because it will incur additional expenses related to the development of small molecule drugs and the iontophoresis flexible patch technology licensed from Elan, in addition to its efforts to develop novel medical applications for its core PEMS technology. Accordingly, the Company will need to raise substantial additional funds to continue the development and commercialization of its technologies and products. The future cash needs of the Company will depend significantly on many factors that relate to the development of drug delivery and small molecule drug products, including but not limited to, continued scientific progress in the research and development programs, the results of research and development; preclinical studies and clinical trials; acquisition of products and technologies, if any; relationships with corporate partners, if any; competing technological and market developments; the time and costs involved in obtaining regulatory approvals; the costs involved in filing, prosecuting and enforcing patent claims; the time and costs of manufacturing scale-up and commercialization activities and other factors. (See "Risk Factors").

         Under the present circumstances, the Company's ability to continue as a going concern depends on its ability to restructure, improve its operations, and ultimately, to obtain additional financing.

         The Company is exploring alternative sources of additional financing. Other than the proposed sale of $2,000,000 of the Company's Common Stock to Elan (See -- "Business - Elan Transactions"), no definitive sources of additional financing have been identified at this time, nor can there be any assurance that additional financing will be obtained on favorable terms. The Company's ability to obtain additional financing through issuance of its Common Stock was negatively affected when Nasdaq notified the Company on September 23, 1997 that the Company's stock would be delisted from the Nasdaq SmallCap Market as of the close of business on September 23, 1997 due to noncompliance with the minimum capital, surplus and public float requirements. The Company is now quoted on the OTC Bulletin Board, but there can be no assurance, that a public trading market for the Company's Common Stock will continue to exist.

         The Company cannot predict whether the operating and financing strategies described above will be successful. If the Company is unable to restructure and improve its operations and is unable to ultimately obtain additional financing, it may not be able to continue as a going concern. (See "Risk Factors").


Impact of the Year 2000

         The Securities and Exchange Commission, in Staff Legal Bulletin No. 5 (CF/IM), has stated that public operating companies should consider whether they will be affected by any material expenditures, problems or uncertainties associated with the Year 2000 issue, which affects many existing computer systems that use only two digits to identify a year in the date field. The Company believes that the matters raised by Staff Legal Bulletin No. 5 are not applicable in any material way to its own computer systems and the Company intends to confirm that any computer systems that the Company may purchase or lease in the future will have addressed the Year 2000 issue.

         The Company is currently determining the extent to which it may be impacted by third parties' failure to remedy their own Year 2000 issues. The Company is having, and will continue to have, formal communications with all of its significant customers, payers, suppliers, and other third parties to determine the extent, if any, to which the Company's systems could be impacted by any third party Year 2000 issues and related remedies. The Company presently believes that the Year 2000 issue will not pose significant operational problems for the Company. However, Year 2000 issues could adversely impact the Company if systems operated by its customers or vendors are not Year 2000 compliant.


Inflation

         The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical cost and do not necessarily represent replacement cost or charges to operations based on replacement cost. The loss would be higher than reported if the effects of inflation were reflected by charging operations with amounts that represent replacement costs or by using other inflation adjustments.



                                    Business

The following Business section contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

Summary

         Our company (Electropharmacology, Inc. or the "Company") is developing new medical applications for two proprietary core technologies - drug delivery and drug design - for complex diseases such as cancer and chronic degeneration of tissues (for example, arthritis, ulcer and inflammation). Our drug delivery technologies are designed to improve the effects of drugs by selectively delivering them to diseased tissues without requiring any invasive approach to achieve such delivery. We are using our special expertise in design and chemical synthesis to create a new family of small molecule drugs that target selected genes or proteins whose roles in different stages of complex diseases are being unraveled through advances in biomedical research.

         Our two drug delivery technologies listed below take advantage of the ability of mild electrical currents to travel across and through the skin and of radio frequency electromagnetic signals to be broadcast through superficial soft tissues:


         o We acquired a worldwide license to a flexible iontophoresis patch technology developed by Elan, a world leader in the development of drug delivery products, to increase the local delivery of drugs across the skin by the application of a mild electrical current. This technology has promising applications in improving the effects of drugs in a wide range of skin disorders and wounds.

         o During the past six years, we developed and demonstrated the use of broadcasting pulses of electromagnetic signals ("PEMS") to increase the local blood flow in superficial tissues. This technology holds significant potential in increasing the delivery of diagnostic agents or therapeutic drugs, taken by injection or orally, carried by the bloodstream to superficial organs (such as the breast, brain and prostate).

         Our drug delivery product development programs will focus on clinical studies of iontophoresis for dermatology drugs (such as for psoriasis) and PEMS for agents to treat or image breast or brain cancers. We expect that these studies will also help us quantify the extent of improvement in the delivery of topical drugs by iontophoresis and injectable drugs by PEMS. We intend to use this information to form licensing and joint development agreements with companies developing biopharmaceutical drugs. In our partnership with Elan, we intend to combine iontophoresis with PEMS in a flexible patch system. This novel product will be used to enhance the delivery and the activity of drugs in wound care and the healing of tissues such as arthritis-damaged cartilage.

         For long-term applications of our drug delivery technologies, our scientists are researching the molecular changes associated with the various clinical effects reported with PEMS and electrical fields. The results are expected to lead to applications of PEMS and iontophoresis in "drug enhancement", which is increasing the sensitivity of treated tissues to drugs. Drug enhancement should be synergistic with the initial applications of PEMS and iontophoresis in improving the delivery of drugs.

         Our drug design technology focuses on creating a library of proprietary small molecule drugs targeted at proteins encoded by genes implicated in complex diseases such as cancer, inflammation and chronic degenerative diseases of tissues. We have licensed a family of small molecule drugs and related design technology from Aronex Pharmaceutical ("Aronex"), a biotechnology company in Texas, that is developing novel formulations of drugs to treat cancer and infection. Our drug design program has been funded in part by three Small Business Innovations Research ("SBIR") grants. We also have used our drug design expertise to generate revenues by providing contract services to produce specialized molecular reagents for academic researchers and biopharmaceutical companies. These revenues have provided additional resources to grow our small molecule drug library.

         We have two primary objectives in our drug design program:

         o Continue to grow our small molecule drug library and collaborations with researchers that identify protein or gene targets for these drugs through additional grants or other funding; and upon identifying potential targets, form licensing and co-development agreements with corporate partners to screen our library for various clinical market applications in different territories of the world.

         o Grow our service business to leverage the growing needs in gene sequencing and other genetic research, novel genetic diagnostics and new drug discovery and evaluation programs.

         Our initial focus in drug design is on two small molecule drugs from our library that target proteins implicated in malignant cancers and inflammation. We intend to expand our small molecule drug library to target clinically relevant proteins or genes for which we can establish high throughput screening methods that can determine the potential clinical value of drugs. Our corporate partnerships will focus on larger companies so that we can exploit the market potential for our small molecule drugs in degenerative diseases (such as arthritis, Alzheimer's disease and osteoporosis), inflammation, metabolic diseases (such as obesity and diabetes) and chronic infection-associated complications. We will focus on growing our service business by capitalizing on the following trends: (i) the rapid growth in gene sequencing needs in the Human Genome Project; (ii) product development programs for new chips and microarrays in the growing gene diagnostics industry; and

(iii) the increasing need for molecular reagents in research on genetic mechanisms of complex diseases. We may expand our service business to include analyses of genetically engineered animals, especially mice, that are emerging as models to study the genetics of human diseases as well as to predict the safety and efficacy of pharmaceutical products ("pharmacogenomics"). We intend to use the growing revenues from these services to fund the growth of our small molecule drug library and acquire know-how to be used by our scientists to identify new clinical market applications of our drugs.

Recent Corporate Reorganization

         We substantially restructured our business on August 18, 1998 by closing the following transactions:

         o We contributed all of the assets and liabilities (other than those assets and liabilities related to our previous business of manufacturing and distributing the SofPulse device for its currently approved medical uses (the "SofPulse Business")) of our company to a newly created wholly-owned subsidiary, EPi HealthTech Inc., a Delaware corporation ("EPi Sub"), in exchange for 100 shares of EPi Sub common stock.

         o We merged HTD into EPi Sub. HTD was a privately held biotechnology company engaged in the commercialization of emerging medical technologies. We issued an aggregate of 6,172,095 shares of Common Stock of our Company to the shareholders of HTD. The number of shares was calculated to be approximately equal to the number of our shares of Common Stock outstanding (6,333,385 shares) on the date of closing, including the 1,872,000 shares that we issued to some of our shareholders in exchange for their warrants, as described below. We also gave the HTD shareholders the right to earn up to an additional 1,650,000 shares of Common Stock in the future if the business previously conducted by HTD achieves certain milestones. The total number of our shares outstanding after this acquisition was 12,505,480.

         o We acquired Gemini through a complex transaction. Gemini is a privately held biotechnology company with special expertise in small molecule drug design. Gemini had been organized as a Texas limited partnership with Gemini Biotech, Inc. ("GBI"), a Delaware corporation, serving as the general partner. All shares of GBI were owned by Dr. Krishna and Ms. Shashikala Jayaraman. EPi Sub contributed all of its assets and liabilities (both the ones it received from us as described above and the assets and liabilities of HTD acquired as described above) to Gemini Health Technologies L.P., a newly-formed Delaware limited partnership (the "Partnership"). EPi Sub received 12,505,480 partnership units of the Partnership. This number of partnership units equaled the total number of our outstanding shares of our Common Stock after issuing the 6,172,095 shares to the shareholders of HTD. Simultaneously, the Jayaramans contributed all of their partnership units of Gemini and all GBI stock to the Partnership. The Jayaramans received 6,000,000 partnership units in the Partnership. We also gave the Jayaramans the right to earn up to 2,050,000 additional partnership units in the future if the business conducted by Gemini achieves certain milestones. These partnership units are exchangeable, subject to certain restrictions, for shares of our Common Stock on a one-for-one basis (subject to adjustments in the case of some material events concerning either our company and/or the Partnership).

         o We issued 1,872,000 new shares of Common Stock of our Company to the holders of most of our outstanding warrants and all of our outstanding preferred stock in exchange for these warrants and preferred stock.

         o We sold all of our assets and liabilities relating to the SofPulse Business (which were not transferred to EPi Sub) to AA Northvale Medical Associates, a wholly-owned subsidiary of ADM Tronics Unlimited, Inc. ("ADMT"), a publicly traded Nasdaq Small Cap company. ADMT develops and markets therapeutic medical devices that utilize electrical and ultrasonic energy. ADMT paid our company $150,000 in cash, issued 1,400,000 shares of ADMT common stock directly to us and issued an additional 1,525,000 shares of ADMT common stock to pay approximately $650,000 of our past due payables. ADMT also granted us a warrant to purchase additional shares of ADMT common stock if their revenue from the SofPulse business during the next twelve months reaches specified levels. ADMT has agreed to register their shares issued to us and we have the right to sell these shares with some restrictions on the volume we sell during any month.

         The effect of the corporate reorganization is that all of the businesses previously conducted by our Company (other than the SofPulse Business), HTD and Gemini are now being conducted by the Partnership and Gemini. EPi Sub is the general partner of the Partnership and the Jayaramans are the limited partners of the Partnership. Gemini will remain a Texas partnership focused on Gemini's small molecule drug business. The Partnership will be the general partner of Gemini and GBI will remain as the limited partner. The Jayaramans are expected to exchange all of their partnership units in the Partnership for shares of our Company Common Stock on or about year from the close of these reorganization transactions. At that time the Partnership and Gemini will be liquidated, EPi Sub will be dissolved and all the businesses will be consolidated into our Company which by then will be named Gemini Health Technologies Inc.

         Each of HTD and Gemini brought to our Company significant intellectual property assets that we expect to use in the development of new small molecule drugs. HTD is primarily developing two technologies - one for drugs designed to treat the spread of cancer without toxic side effects and the other to create proprietary genetic databases to identify novel protein and gene targets for our future small molecule drugs for complex diseases such as cancer, arthritis and heart disease. Gemini is a leader in the design and chemical synthesis of therapeutic drugs and diagnostic agents created using "nucleobases", the building blocks of genes. Gemini has a library of proprietary and exclusively licensed small molecule drugs for the treatment of cancer and rheumatoid arthritis. The assets being acquired from Gemini also include an inventory of research reagents for product development and resale, laboratory equipment and other fixed assets.

Recent Elan Transactions

         Soon after the closing of our corporate reorganization, on September 30, 1998 we entered into agreements with two different subsidiaries of Elan Corporation, plc ("Elan"). Elan is an international leader in the development of novel drug delivery technologies for pharmaceutical and biotechnology drugs. Elan is publicly traded on the New York Stock Exchange (NYSE: ELN). We acquired from Elan Pharma International Limited a worldwide license to a novel flexible iontophoresis patch technology. Elan scientists have been engaged in developing product prototypes to increase drug delivery by the application of a mild electrical current - a method called iontophoresis that has been recognized for three decades. One outcome of Elan's efforts over the past decade has been the development of a flexible patch for iontophoresis. The patch system is uniquely suitable for the topical application of dermatology drugs locally at sites of skin disorders regardless of the location, shape or size of the diseased skin. We acquired a license to use this flexible patch technology for non-cosmetic skin diseases and wound care. Elan also agreed to collaborate with us to develop a flexible patch system for our PEMS technology and a patch system that combines our PEMS and their iontophoresis technologies. We made a payment of $7,500,000 for the acquisition and transfer of the Elan technology and will make future payments of prescribed license fees and royalties payable from the revenues from product sales and/or sublicensing to future corporate partners. Separately, Elan International Services ("EIS") invested $7,500,000 to buy preferred stock and warrants in our Company. The preferred stock consists of 7,500 shares of our 10% convertible preferred stock that are convertible into our Common Stock at a conversion price of $1.20 per share and the warrants can be exercised to purchase 1,000,000 shares of our Common Stock at an exercise price of $2.50 per share for a term of seven years. EIS also agreed to invest an additional $2,000,000 to buy our Common Stock at a share price to Elan calculated as one of the following: (i) the average price for twenty trading days prior to the date of sale of our shares to Elan or (ii) the price paid by other investors in the offering contemplated in this Prospectus, up to a maximum price to be paid by Elan of $1.375 per share. On October 30, 1998 we issued 777,202 shares of our common stock to Elan at $.772 per share for a total of $600,000, which represented our first drawdown on Elan's $2,000,000 commitment. Elan has the right to nominate one member to our Company's Board of Directors.

         We are a development stage company and all of our technologies are under development and not commercially marketed. Our company was originally incorporated under the laws of the State of California in August 1990 under the name Magnetic Resonance Therapeutics, Inc. We reorganized through a merger with and into Electropharmacology, Inc., a Delaware corporation, in February 1995. Our executive offices are located at 1109 NW 13th Street, Gainesville, Florida 32601 and our telephone number is (352) 367-9088.

Industry Overview

         As the population ages, the provision of care for patients who suffer from complex diseases in a cost-effective manner is becoming a growing challenge worldwide. With the evolution of managed care, health care providers are searching for new drugs and more effective methods to deliver the drugs that do not require hospital facilities or skilled staff. More effective drugs with predictable therapeutic outcomes (as well as side effects) and without complex shipment/storage requirements are expected to increase patient compliance and reduce the cost of patient care related to monitoring for unknown clinical outcomes. The availability of superior and controlled delivery technologies is expected to allow ambulatory patients to receive long-term treatment without the need to be hospitalized for chronic intravenous delivery of drugs. The ability to deliver a drug to the disease site is expected to increase the efficacy and reduce toxicity to unaffected organs and thus reduce the overall cost of patient care by using less drug and avoiding patient monitoring/management for side effects.

         Based on the needs of patients with complex diseases, the emerging trend in the managed care system is "disease management" to achieve acceptable clinical outcomes at reasonable costs since a total cure for most chronic/complex diseases is unlikely. For example, the treatment of a young diabetic patient with an acute wound will be different from treating a chronic ulcer in a seventy year old diabetic patient. Similarly, a young patient with malignant prostate cancer will require a different treatment scheme than an eighty year old individual with benign prostate hypertrophy. In the near-term, the ability to improve the delivery of available drugs to disease sites is expected to improve patient outcomes at lower costs. The design of new drugs based on the rapidly emerging knowledge about the genetics and biochemistry of complex diseases are expected to have significant long-term impact on cost-effective patient care.

         Drug Delivery. A number of biotechnology as well as traditional pharmaceutical drugs can be made more effective and less toxic if they are targeted to the tissues affected by the disease being treated. Standard injection or oral administration usually leads to a sharp rise in blood level followed by the clearance from the blood stream within a few hours for most pharmaceutical drugs (that are small molecules) or a couple of days for most biotechnology drugs (that are large protein molecules). The amount of the drug delivered to the diseased tissue during any time period is a function of its concentration in blood multiplied by the total amount of blood flowing through the tissue while the substance is in the blood stream. As the substance is cleared from the blood stream over time, the rate of deposition of the substance into the tissue also drops. A drug that clears rapidly from the blood stream (commonly, the traditional small molecule pharmaceutical drugs) must be taken in large quantities in order for sufficient drug to be delivered to the diseased tissues within the time period that the drug is in the blood stream. Such high levels in the blood stream may be toxic to other tissues that are disease-free. A drug that persists in for a long time (the large molecule biotechnology protein drugs) may be injected in smaller amounts. However, these large molecule drugs are usually inefficient in their ability to diffuse through the walls of the blood vessels and be deposited in the tissues. Additionally, disease-free tissues are exposed for longer periods of time to such drugs and may experience toxic effects. Controlled slow release capsules, mist inhalers, slowly biodegradable implants, skin patches and programmable pumps have been used to extend their duration of small pharmaceutical drugs in the blood stream and avoid the need for high dose.

         In recent years, drug delivery technologies have moved beyond the traditional extended or controlled release pills and metered dose inhalers. Drug delivery is being increasingly used to allow the right dose of an active pharmaceutical ingredient to be delivered at the right time - and more increasingly, at the right target tissue site. Some analysts estimate that there are more than 200 products in the pipeline of the drug delivery industry. The approaches to achieve better delivery include biodegradable implants, injectable microparticles, pumps, aerosols and electric fields. Traditional drugs have also been chemically linked to large biotechnology proteins and then injected into patients in order to increase the duration of these small molecules in the blood stream and the delivery to a target tissue recognized by the protein (for example, antibody-chemotherapeutic drug conjugates). The principal routes of administration for the delivery/administration of products are oral, the bloodstream, the respiratory system (nasal and lungs) and the skin. Different drug delivery technologies are being developed to address the specific needs arising from the nature of the drugs and the preferred routes of delivery for the drug to reach the diseased tissue.

         The value of drug delivery technologies arises from increasing the effectiveness of drugs, reducing the toxicity to disease-free tissues and reducing the cost of drugs by lowering the dosage administered to the patient. As a result, there is likely to be increased patient compliance and improved patient outcome. An efficient drug delivery technology is especially beneficial to the highly potent (and frequently, more toxic) drugs and the high value biotechnology products that are large molecules, are expensive to manufacture and are inefficiently delivered into tissue sites.

         Many of the drug delivery technologies that are either in use or under development are invasive. These involve an injection (in the bloodstream or a tissue) or implantation (under the skin or in the affected tissue) of the drug formulated in the delivery vehicle. Also, almost all drug delivery technologies (injection, implantation, inhalation and ingestion) require that the drug is mixed, chemically combined or incorporated into the delivery vehicle and that the delivery vehicle is non-toxic to the site of application and/or all human tissues and organs. These requirements may limit the applicability of many drug delivery technologies, especially for approved formulations of drugs or new drugs that are sensitive to many of the substances used to control drug delivery.

         Iontophoresis is based on the application of a mild electrical current to facilitate the transport of drugs across the charge gradient through the layers of skin. It is a non-invasive means that takes advantage of the electrical charge of a drug molecule and the largest available delivery surface (the skin) of the body. PEMS broadcast increases local blood flow in tissues. It is a non-invasive means that is potentially applicable to facilitate the delivery of any systemic drug (a drug carried by the bloodstream) following an injection or an oral administration, to a superficial organ (such as breast, brain, prostate and joints) into which the PEMS can penetrate. Both of these modalities have been used in various human applications and have not shown demonstrable adverse effects. Recent advances in engineering have led to the ability to design novel non-invasive products based on these modalities to target specific organs in a human body.

         Drug Design. Traditionally, pharmaceutical products have been discovered through the screening of thousands of compounds, either from existing chemical libraries (such as aspirin) or compounds produced in a fermentation broth (such as penicillin). The advent of genetic engineering founded the biotechnology industry where naturally occurring biological molecules (primarily, protein drugs and most recently, the gene therapy) are produced by monoclonal antibody and recombinant DNA technologies. While the traditional pharmaceutical approach is a random and inefficient process, the biotechnology products are large molecules that are expensive to produce, store/ship and administer. Emerging knowledge about genes, the proteins encoded by these genes and the genetic elements that regulate the activities ("expression") of genes in normal and disease states of cells has created the opportunity to "design" novel small molecule drugs.

         Genes, Proteins and Diseases. Most normal functions carried out by a cell are dependent on a well controlled production and action of various proteins that either perform a structural function (for example, the cell membrane and the organelles such as the nucleus and mitochondria inside the cell) or a catalytic function (such as enzymes that synthesize vitamins or reproduce the genetic material of the cell). The blueprint for the production of proteins is encoded in the genetic material, DNA, that constitute the chromosomes of a cell. In addition to containing the information needed to encode the proteins (the "coding sequences"), the genetic material of all cells contains genetic sequences (the "regulatory sequences") that regulate the activity of the coding sequences. Each coding sequence is read ("transcribed") by various enzymes to create an instructional template ("messenger RNA") that represents a different form of nucleic acid and that is used by the protein synthesis machinery of the cell to assemble the correct amino acids into the functional polymer, a protein, the workhorse of a cell's activities. Regulatory sequences customarily interact with certain proteins and regulate the activity of coding sequences and thus affect the levels of the proteins encoded by such coding sequence in a cell. Information related to the proteins and genes and their involvement in maintaining the healthy state of a cell or organ or in causing or exacerbating a disease process provides new tools for effective and accurate diagnosis and safe and efficacious therapy.

         Gene Mutation and Activity (expression). A defect (a genetic mutation) in a coding sequence can alter the encoded protein resulting in an alteration of the function of the protein. A defect in a regulatory sequence can alter the activity of the coding sequence it regulates. A defect in a coding sequence that encodes a protein which interacts with a regulatory sequence can also affect the activity of the coding sequence regulated by the regulatory sequence. These minor perturbations in genes or proteins that perform critical functions can lead to the malfunctioning of a cell, which is the basis of a disease. Even without a genetic mutation, various substances (such as chemicals, pollutants, diet) or conditions (such as infection, aging, degenerative diseases, hormonal changes) can alter the physiology of a cell and cause changes in the activities of genes (and thus the levels of proteins encoded by them) or proteins.

         Genetics and Biochemistry of Complex Diseases. Unlike acute diseases (such as an acute infection or bone fracture caused by an accident), complex diseases (such as cancer, chronic infection, autoimmune diseases, chronic wounds in diabetic patients) may result from and/or involve a multitude of genes or proteins. Often a mutation in a single gene or a change in the activity of a gene or a protein encoded by the gene can initiate a cascade of events that, in turn, affect other genes and proteins and lead to the progression or exacerbation of a disease condition. In many cases, the disease is not diagnosed until the cascade has already been in progress (such as in metastatic cancer, arthritis) well beyond the initial alteration. Also, a drug or a treatment method that can counteract the initial alteration may have significant unwanted or adverse side effects since the initial gene or protein may be required for certain normal "housekeeping" activities of the unaffected healthy cells (such as in the case of many autoimmune diseases, chronic wounds and aging-related diseases that cause tissue degeneration). Biomedical research and the knowledge developed through the use of biotechnology products (that are mostly naturally occurring proteins) are leading to a better understanding of the various stages of complex diseases and the roles of various proteins or genes encoding such proteins in the different stages.

         Small molecule drugs that are designed based on the knowledge of the activities of the protein or gene targets implicated in complex diseases have the advantages of traditional pharmaceuticals (easy to produce, store/ship and administer/deliver) as well as of biotechnology products (specific, predictable action that mimics natural cellular processes). In addition, these designed drugs do not have the disadvantages of either the traditional pharmaceuticals as relates to the unpredictable safety and efficacy profile or the biotechnology products as relates to expensive manufacturing and difficult storage/shipment. Small molecule drugs can be designed to specifically target the individual gene or protein responsible for each of the different stages in the progression of complex diseases and thus revolutionize patient care.

         The success of the small molecule drug design approach is dependent on correctly identifying the protein/gene target(s), validating the role of the target (the mechanism of action of the target) in the specific stage of a complex disease and designing compounds that effectively and predictably affect the action or the production of the target. Nucleobases (the building blocks of the genetic material) and amino acids (the building blocks of proteins) are naturally occurring small molecules. These can be chemically synthesized inexpensively and also can be modified or used to build small polymers with novel biological activities that affect the function of a protein or the encoding gene or the regulation of a gene's activity caused by the binding of proteins to genes within a cell.

The Strategy

         We intend to exploit our non-invasive drug delivery technologies to improve the clinical effectiveness of biopharmaceutical drugs being marketed or developed by other companies. Our proprietary small molecule drugs are intended to be developed, manufactured and marketed through partnerships with larger pharmaceutical and biotechnology companies.

         Drug Delivery. Our drug delivery technologies will be used as a "value-added" complement to drugs and biotechnology products by increasing their delivery to targeted organs (such as breast, brain, prostate, skin and joints). The commercial benefits arising from reduced drug dosage, increased efficacy and/or reduced toxicity to disease-free organs are intended to be leveraged into corporate partnerships to provide licensing and royalty revenues and research and development payments. Our initial drug delivery focus will be on improving the delivery of cancer drugs by PEMSRF and of selected dermatology drugs by iontophoresis. In addition to advancing the drug delivery technologies towards initial products, our clinical studies are expected to generate information to support the application of the technologies to other drugs.

         We licensed from Elan a flexible iontophoretic technology to enhance the delivery of topical drugs across the skin under a mild electric current. The principle of iontophoresis has been available for more than two decades but a product that can be conveniently applied to various locations on the body and for the diversity of drugs for dermatologic applications had not been designed. The flexible iontophoretic patch developed by Elan effectively solves these past limitations. The initial prototype patch is called the "Topiderm system", which consists of an electrode pad, made of a conductive ink printed on a flexible substrate made of a soft paper tissue that is inexpensive, easy to apply and comfortable to wear at various locations. The pad may be premedicated or the user may spread a gel containing a drug substance onto the surface and subsequently press the pad covering all or a portion of the skin surface to be treated. The pad can be mass produced at a low cost in any desired shape and size for increased comfort and patient compliance. Topiderm is powered by a reusable, battery-powered control unit that weighs less than one ounce and can be reused several times. Topiderm is designed to address the needs of prescription dermatology drugs for topical applications in wound healing, inflammation (such as psoriasis or dermatitis), acne and infection.

         Since 1991, our scientific team and their collaborators have been engaged in developing a technology based on the principle of using pulsed electromagnetic signals in the radio frequency range ("PEMSRF") that can be non-invasively delivered by broadcast to superficial organs and tissues. Superficial tissues include breast, brain, prostate and joints. Studies conducted for our company at the Miami Heart Institute to examine the effect of PEMSRF in patients with chronic wounds showed a rapid increase in local blood flow in the tissue where the PEMSRF was being applied. This increase in blood flow should deliver a larger amount of a drug in the blood stream to the treated organ. As a result, this modality can complement essentially all other drug delivery formulations (injected or ingested) since no change in the mode of administration of the drug will be required. There are an estimated fifty marketed drugs developed by the biotechnology industry that must be given by injection, usually several times per day or week for a wide range of applications, including contrast agents for diagnostic imaging (of cancerous and other lesions) and therapeutic drugs. For some drugs, such as the high potency yet toxic chemotherapeutic drugs, effective delivery to the target tissue by increasing blood flow following an injection may transform a currently unusable compound to a highly beneficial drug. In addition, a more effective delivery may enable one to lower the dosage of an anti-inflammatory drug being used to treat arthritic joints or expensive biotechnology drugs to regenerate damaged tissues. However, we can not be sure that the expected benefits from our drug delivery technologies will lead to commercially successful products (see "Risk Factors").

         Our primary research strategy is to use the tools of molecular biotechnology to identify the mechanisms of action of electrical fields delivered by iontophoresis or induced by PEMSRF in the cells in the treated tissues. The results are expected to provide new insights into the mechanisms underlying the therapeutic effects (blood flow increase and tissue regeneration) that have been reported in the scientific literature. In collaboration with Elan, we intend to design and evaluate novel proprietary products that deliver iontophoretic electric fields, PEMSRF energy and/or a combination that will cause predictable tissue response. The products are intended to be used to develop novel clinical applications of our non-invasive drug delivery technologies by exploiting the two primary modes of action:

o         drug delivery enhancement in targeted organs; and

o         enhancement of sensitivity of cells to other drugs.


         Drug Design. Our initial drug design focus is on two small molecule drugs that target proteins implicated in malignant cancers. Our drug design technology will be used to grow our library of proprietary small molecule drugs that are designed to target proteins and/or genes that are being implicated in complex diseases as the genetic and biochemical knowledge of disease processes advance. We intend to broadly apply our proprietary small molecule drug library and design expertise to autoimmune diseases (such as inflammation, asthma and rheumatoid arthritis) and degenerative diseases (such as ulcer, Alzheimer's disease, osteoporosis and arthritis). We intend to seek corporate partnerships for specific drugs or for specific gene/protein targets whereby manufacturing and marketing rights will be granted to the partners in exchange for license fees, milestone payments, royalties and research and development funding to our company. We offer a service business based on contract synthesis of small molecules for academic researchers and corporate clients. We intend to grow this business as a source of revenue in the near-term.

         Our current strategy is to focus on designing and synthesizing small molecules made from the building blocks of natural biological molecules. We are a leader in the design and synthesis of nucleobases (the building blocks of the genetic material) and their analogs and polymers. We have a growing proprietary library of nucleobase-derived molecules that have been selected based on their expected biological activity. Historically, these molecules have been primarily used to create diagnostic products, called "gene probes", based on their specific binding ("hybridization") to the genetic material of living organisms. However, it is now widely recognized that nucleobase-derived molecules can bind to proteins that regulate gene activity by interacting with specific regions of the genetic material of cells since the nucleobase-derived molecules can be designed to mimic the desired genetic materials. In addition, nucleobases also serve as the "energy currency" that are utilized in a large number of biochemical processes that are critical to a cell's growth and metabolism. We are also expanding our expertise in the design and synthesis of small molecules based on amino acids (building blocks of proteins) and their analogs that may be designed to affect the activity of protein targets.

         We are integrating our expertise in the design of novel small molecule drugs with the knowledge of proteins and/or the genes encoding them that are implicated in the control of critical cell functions implicated in complex diseases. Our goal is to design and develop drugs with predictable targeting specificity at specific proteins or genes and thus achieve higher potency and lower toxicity than the currently available drugs. Based on the knowledge of the structure and the function of a protein or gene target, small molecules may be designed that would directly compete with ("mimicry" effect), inactivate ("antagonistic" effect), or predictably change the structure ("allosteric" effect) of a target. As a result, it may be possible to render a protein or gene target more sensitive to the effect of an existing drug. This may allow one to use a lower dosage of a drug that would otherwise be unacceptably toxic. Most importantly, there is new realization that the genetic diversity among humans frequently results in minor alterations in the structure of a protein or gene target - a phenomenon called "genetic polymorphism". We believe that the ability of nucleobase-derived small molecules to alter the structure of a protein or gene target can be exploited in solving the lack of effectiveness of certain drugs in patient populations resulting from small genetic differences (polymorphism) between subpopulations.

         Our strategy is to focus on the targets listed in the table below to apply our drug design technology in order to create therapeutic drugs for the diseases in which the targets are implicated:


                TARGET                                        DISEASE
                ------                                        -------

I.  Transport/Cell Membrane Proteins

    > p37 protein family                      Cancer (breast, prostate, melanoma
                                                 and ovary)

    > Amino acid transporters                 Cancer (liver and possibly others)

    > Pump (matrix degrading) protein(s)      Cancer (obstetric and gynecologic)


II.  Cell Controlling Factors

    > Tumor necrosis factor(s)                Cancer, Inflammation, Sepsis

    > Transcription factor(s)                 Cancer, Inflammation


III.  Enzymes

    > Amidotransferases                       Childhood leukemia, Infection

    > Lysine biosynthesis                     Neonatal sepsis, Allergy


         We have selected these targets based on the following:

o the targets are documented by scientific evidence to be important in cancer and other complex diseases; and/or

o small molecule drugs, especially those designed by our scientists, are expected to bind to and change the activity of these targets; and

o our scientists have access to high throughput screening necessary to select a specific small molecule drug as a development candidate from our drug library.

         Collaboration. Our senior scientific staff and scientific advisors possess significant experience in the design and synthesis of nucleobases and molecules derived from them. Our scientists collaborate with leading investigators at major academic institutions, including Baylor College of Medicine and the MD Anderson Cancer Center in Houston, Texas; the Biotechnology Program at the University of Florida in Gainesville, Florida; and the Biotechnology Laboratory at the Northwestern University in Chicago, Illinois. The Company also designs and synthesizes peptides, which are small polymers made from amino acids (the building blocks of proteins). We establish collaborative relationships with leading biotechnology scientists in academic institutions in order to obtain the emerging knowledge on the proteins or genes that are involved in various stages of complex diseases. This knowledge of the mechanisms of action of these proteins and genes is used by our scientists to design novel small molecules (nucleobases-derived or peptides) that can affect the activities of the target protein or gene. We have licensed as well as designed and synthesized small molecules that target the proteins implicated in cancer metastasis and arthritis. We intend to grow our small molecule drug library through additional in-house design and synthesis as well as through licensing agreements.

         We are establishing collaborations with companies engaged in the emerging field of bioinformatics to create genetic databases on novel genes as future targets for proprietary small molecule drug design. Nutrition is now recognized as an important factor in the onset, progression and treatment outcome in patients with chronic diseases, including cancer, heart diseases, diabetes and chronic degenerative disorders (arthritis, osteoporosis and Alzheimer's disease). Accordingly, our initial focus is on databases relating to quantitative changes that are caused by specific nutrients in the expression of disease-linked genes. These databases are also expected to facilitate the identification and selection of "nutraceuticals" (nutrients and pharmaceuticals) from natural products. We intend to form corporate partnerships on our small molecule drugs or nutraceuticals for use in improving the effects of other drugs or reducing disease incidence in people who are at higher genetic risk of predisposition to diseases.

         Management and Corporate. We believe that we have assembled an experienced business team that provides cost-effective business direction and strategic planning, as well as the financial and legal resources of a public company, in order to increase the focus and efficiency of operating units focused on product development programs for specific markets. Our initial strategic focus will be to use our corporate structure and transaction expertise to create value through the acquisition of businesses with near-term revenues from the services that leverage and extend our expertise in drug design. We believe that there is an opportunity in the research community and the biopharamceutical industry for custom synthesis of small molecules as reagents for drugs and diagnostics development. Most researchers and many companies now outsource such activities in order to have access to the latest technologies and more rapid service that an established entity committed to such business can provide. There are a large number of small boutique businesses engaged in this business segment that are under growing pressure to lower their costs and yet improve the quality of their services. We intend to pursue a strategic consolidation of selected small operations with complementary geographic and customer market focus under our public corporate umbrella and create a business operation that can grow revenue and profitability while providing high quality specialized services in the field of molecular and genetic research. We also intend to seek strategic acquisition opportunities for new products and technologies.

Core Technologies

         Our two proprietary technology platforms are:

         o Drug Delivery - non-invasive enhancement of topical and injectable drugs; and

         o Drug Design - the rational design and synthesis of small molecule drugs.

         Non-Invasive Drug Delivery. Our drug delivery technologies are based on the application of mild electric current and pulses of electromagnetic energy that can be non-invasively applied to superficial tissues and either cause increased delivery of drugs to the target tissues or increase the sensitivity of the target tissues to other drugs.

                  Iontophoresis-Topiderm. We licensed from Elan a flexible iontophoresis patch technology that enables the application of a mild electric current from a fabric-like material in a controlled manner to achieve a more effective transfer of a wide variety of drugs across skin. It has been reported in the scientific literature that iontophoresis of ionic drugs (drug molecules that carry an electrical charge) provides between a 20 - 60 fold increase in penetration over traditional topical application. We intend to focus on the use of the licensed technology to treat surface tissues, including dermatology and wound healing. The most significant advantages of iontophoresis in our area of focus are

         o the elimination of systemic toxicity by limiting the release of only a small quantity of the drug into the bloodstream,

         o the delivery of a relatively high concentration of the drug at the tissue site where the drug will potentially achieve the maximum benefit,

         o the ability to apply the technology to any drug with an electrical charge (or a drug that can be easily formulated or modified to create an electrical charge),

         o the ability to achieve a rapid start and stop the delivery of the drug by turning the electrical current on and off, respectively, and

         o uniform delivery of a drug over a skin surface area regardless of the size or the contour.

         Dermatologists are well aware of the shortcomings of current methods of topical application and have begun to study and adopt advanced drug delivery technologies. Studies have shown that iontophoresis may become an important new, safe and effective technique for enhancing drug delivery in such diverse applications as local neuralgia and anesthesia, antiviral and anti-inflammatory therapies, and acne treatment. The Topiderm flexible iontophoretic patch system which we licensed from Elan is applicable in an entire family of unique products that we hope will be distinguished as the leading iontophoretic delivery system for the dermatology market. The key advantages of this technology are:

         Efficacy:
         o        improved penetration of dermatological products into the skin,

         o        rapid delivery onset and cessation, and

         o uniformity of penetration over the entire skin area being treated;

         Availability:
         o treatment pad can comfortably adapt and fit to any contour of the skin regardless of the anatomical location on the body, and

         o        special electrode technology protects sensitive areas;

         Disposability:
         o        safe, skin compatible materials, and

         o        no cleaning or maintenance requirement.

The development of the basic iontophoretic technology into the Topiderm product prototype is essentially complete and accordingly, we believe that clinical studies for the intended clinical applications may be initiated rapidly.

         PEMS - SofPulse. We have developed a technology related to broadcasting pulses of electromagnetic signals in the radio frequency (PEMSRF) range to augment blood flow in superficial soft tissues. PEMSRF is a unique noninvasive approach with no known adverse effect in humans as the pulsing of energy fields are designed to avoid tissue heating and induce electric fields (Electric field or E-field) through the treated tissue without damaging cell structure. The increase in blood flow at the tissue treated by the application of PEMSRF should enhance the delivery of therapeutic or imaging agents for cancers to superficial organs such as breast, prostate and brain. Accordingly, PEMSRF is expected to increase the effectiveness of large molecule biotechnology drugs (antibody-based, gene-based and other protein products) that have limited tissue penetration. PEMSRF also is expected to reduce the side effects of most drugs by reducing the total dosage that needs to be injected in order to deliver sufficient drug to the diseased tissue. Accordingly, PEMSRF may be used to enhance the delivery of anti-inflammatory drugs to arthritic joint cartilage and anti-infective or growth-promoting products to wounds and other skin lesions in the dermatology market. PEMSRF may be used in combination with other drug delivery approaches such as "transdermal patches" and "controlled release implants". We own three issued U.S. patents and other pending applications in various countries with respect to PEMSRF. Our PEMSRF is distinct from three other similar technologies: low frequency pulsed electromagnetic fields ("PEMF"), direct Electrical Stimulation ("E-Stim") and pulsed radio frequency ("PRF") diathermy. PEMF (ca. 50 Hz frequency) has been used since 1977 to facilitate healing of nonunion bone fractures (fractures which refuse to heal) and is administered through coils attached to (or implanted in) the patient in close proximity to the site of the fracture. Over the past 20 years, clinical research in the field of PEMF has demonstrated that these fields promote the healing of human and other mammalian bone tissue under selected conditions. E-Stim (in the form of galvanic currents at about 1 milliamp per square centimeter surface area) has been used since the 1960s to achieve therapeutic effects (muscle, nerve and other soft tissue injuries) and is administered by placing electrodes in direct contact with the tissue by the use of conductive gels and garments. PRF (ca. 27.12 MHZ radio frequency range) has been used over the past 30 years to achieve varying degrees of tissue heating ("diathermy") depending on the frequency or the amplitude and the total dosage.

         Our PEMSRF is delivered as controlled pulses of high energy (27.12 MHZ radio frequency) at a low average power and short duty cycles (the total duration of signal delivery during a course of administration) relative to traditional PRF-based diathermy. This frequency falls in the range of 13 MHZ to
27.12 MHZ that is approved by the Federal Communications Commission as the radio frequency band for medical applications. During the past twenty years, several research reports have been published claiming the ability of PEMSRF to modulate cells in a nonthermal manner (without heating) presumably through the induction of an E-field throughout the tissue being treated with broadcast electromagnetic signals. We developed and marketed SofPulse, a medical device that broadcast PEMSRF, and over the past six years obtained clinical information in a wide range of patients that demonstrates the safety of this modality. Available clinical information also has shown the alleviation of soft tissue edema, especially around chronic wounds, that appear to be the consequence of the ability of PEMSRF to increase local blood flow. We believe that the safety information will enable us to expedite clinical studies on the ability of PEMSRF to increase and measure the extent of such increase in the delivery of biotechnology and pharmaceutical drugs to superficial organs such as breast, brain, prostate and major joints. We also intend to leverage the fact that our PEMSRF technology does not require any changes in the formulation or the mode of administration of a drug. This feature is expected to simplify formation of corporate partnerships to apply PEMSRF in enhancing the delivery of the partners' drugs. PEMSRF may also complement some of the other drug delivery approaches such as the "transdermal" and biodegradable implant-based local release. An increase in local blood flow that can be achieved on an as needed basis by broadcasting PEMSRF at a tissue may be used to control the amount of drugs being delivered by these alternate technologies to the tissue.

         Rational Design of Small Molecule Drugs. Our small molecule drugs may be designed to have predetermined features with exquisite specificity and potency for protein or gene targets that are implicated in the onset or progression of a wide variety of diseases. The specific binding of these small molecule drugs may be used to cause a change in the activity of the protein or gene target and thereby achieve a therapeutic activity. Alternatively, the binding may be used in sensitive and rapid diagnosis of diseases in which these targets are implicated.

         We specialize in the design and synthesis of novel modifications of nucleobases (nucleosides and nucleotides). Our nucleoside design technology is used to create novel small polymers, "oligonucleotides", made from a combination of chemical variants of the four monomer units that naturally occur in the genetic material. The structural diversity and functional attributes of nucleobases and oligonucleotides far exceed those achievable with traditional pharmaceuticals. Nucleobase-derived small molecules are uniquely suitable for the following:

         o proteins that replicate the genetic material during the reproduction of organisms and thus serve as targets for the design of anti-infective or anti-proliferative small molecule drugs;

         o proteins that regulate gene activity ("expression") and thus serve as targets for the design of drugs to manipulate cell function in tissue regeneration;

         o proteins that function as catalysts (donors) or substrates (recipients) in energy transfer reactions and thus serve as targets for drugs that alter the growth, metabolism and/or regeneration of cells; or

         o genes that undergo changes in structure (mutation or amplification) or activity (expression) and thus serve as targets for molecular diagnostics or gene-regulating drugs.

         Our drug design technology capitalizes on the above properties to create proprietary small molecule drugs made of nucleobases and nucleobase-derived small polymers. We have a growing library of therapeutic nucleobase molecules that have been designed to achieve therapeutic effects in cancer and complex chronic diseases. We also are expanding our small molecule drug design technology in the area of drugs derived from amino acids, the building bocks of proteins, and chemical modifications of amino acids.

         The molecules currently comprising our proprietary small molecule drug library fall in three categories:

         o "Mimics" - bind to or resemble the active site of a target protein or gene that is implicated in regulating the activity of the target;

         o "AlloEnhancers" - bind to a site other than the active site of a target protein and alter the active site in a manner that renders the target protein sensitive to other drugs; and

         o "Phosphorygonists" - affect the transfer of phosphate groups implicated in energy transfer reactions and thus alter the biological activity of the target protein molecules.

         Our initial targets for our drug design technology are gene and protein targets with known involvement in cancer and inflammation (such as rheumatoid arthritis). We are implementing an integrated three-step approach for the design of our proprietary small molecule drugs:

         o The identification of a Target - a protein or a gene that mediates or regulates a cellular process in the onset or progression of a complex disease;

         o Rational design of Small Molecule Drugs - Nucleobase - or amino acid-derived small molecules designed to affect the action/production of the target; and

         o The identification of a Lead Drug - the most potent, specific and non-toxic small molecule drug selected by screening in a clinically predictive laboratory test and/or an animal model.

         Our initial targets for our drug design technology have been selected based on the results of research by leading investigators in academic institutions who are collaborating with our scientists. We integrate our small molecule drug design programs with the research programs of our collaborators on the mechanisms of action of the protein targets (or the genes that encode the protein targets) in the onset or the progression of the respective complex diseases. We have exclusively licensed a group of novel chemical modifications of nucleobases for therapeutic drug design. The inventor of these compounds, Dr. Ganapathi Revankar, is an international expert in nucleoside chemistry. Under Dr. Revankar's supervision, we are developing additional proprietary compounds that target two cell controlling protein factors - "Tumor Necrosis Factor-alpha" and "Transcription Factor NFkB". We have retained, as one of its scientific advisors, Dr. Bharat Aggarwal of the Baylor College of Medicine in Houston, Texas, who is considered to be an international leader in cell-controlling protein factors, called cytokines, that are implicated in cancer and inflammation. Effective small molecule drugs that target cytokines have potential applications in cancer and inflammatory diseases such as rheumatoid arthritis. We have acquired licenses and has filed patent applications for design and screening methods relating to small molecule drugs for specific protein or gene targets with known clinical applications and novel molecular compositions (See "Business - Intellectual Property, Patents and Proprietary Information").

         We also are a leader in the field of designing chemical modifications of nucleosides that can be used to create gene probes that combine ("hybridize") with target genes in a manner that would cause predictable structural changes such that even minor alterations in these genes may be effectively detected. One class of proprietary modifications is designed for gene probes for "chip-based" and "microarray-based" DNA diagnostics that monitor several genes simultaneously and detect single changes ("point mutations") in genes. Our expertise combines the experience of Dr. Krishna Jayaraman, president of our Gemini Biotechnology division, and Dr. Michael Hogan of Baylor College of Medicine, a scientific advisor to our company. We have been steadily growing our activity in special chemistry required to design gene probes (oligonucleotides) that can be used to produce microarrays and chips with high gene probe density that are being developed by other companies. These micro arrays and chips are also expected to be used to assess the safety and efficacy of pharmaceutical or biotechnology drugs (pharmacogenomics) and select lead drugs based on detailed molecular effects on cells that contain disease-linked protein or gene targets.

Product Development Programs

         Our initial product development programs focus on the following:

         o        Clinical studies for drug delivery technologies:

                  Iontophoresis for Dermatology Drugs. The first product prototype of our iontophoretic patch licensed from Elan is the Topiderm system. At this time, the Topiderm is ready to be produced cost-effectively for us by Elan in sample quantities for the purposes of clinical trials. We intend to optimize preferred conditions for the Topiderm to promote the penetration of steroidal and non-steroidal substances used in dermatology by using a clinically predictive in vitro system. The test system allows quantitative comparison of the change in iontophoretic delivery of drugs. Based on the results of the optimization studies to be conducted, we will initiate a clinical study for an approved prescription dermatology drug that shows limited efficacy due to poor penetration. We will use end points accepted by the clinical community in order to assess the benefits of the iontophoretic delivery in improving the efficacy of the test drug. The clinical study will also be used to obtain quantitative drug penetration data in humans that is expected to validate the in vitro test system. We expect to use this system subsequently to establish the conditions for Topiderm use in follow-on clinical applications and additional drugs in wound care with our corporate partners.

                  PEMSRF for Cancer Imaging and Treatment Drugs. We intend to use the SofPulseTM device, our initial product using our PEMSRF technology, that delivers PEMSRF operating at a carrier frequency of 27.12 MHZ with a pulse width of 65 microseconds and provides up to 36 different combinations of incident magnetic fields and pulses per second. SofPulseTM was cleared for commercial marketing by the United States Food and Drug Administration ("FDA") in 1991. This initial product is used as an adjunct for the palliation of post-operative edema and pain in superficial soft tissues. The use of this device following surgeries and in sub-acute care (chronic wounds and tissue injuries) in over 300,000 administrations in thousands of patients has demonstrated human safety of our PEMSRF. We intend to conduct clinical development of PEMSRF under one or more Investigational Device Exemptions ("IDE"s) filed with the FDA. Using the SofPulseTM, we have identified initial signal specifications and conditions to achieve rapid and sustainable increase in local blood flow in tissues by PEMSRF. The change in blood flow can be ceased within several minutes after the administration is stopped. The results of two pilot clinical studies conducted at Miami Heart Institute on patients with chronic wounds have provided us with information about the duration of treatment and the level of increase in blood flow. This information will be used by us to optimize the settings (energy levels) and the duration of PEMSRF treatment in achieving increased delivery of cancer imaging and/or treatment drugs to breast or brain. We are selecting drugs that are either approved or in clinical development and that are expected to benefit from what we believe will be a significant increase in drug delivery to the targeted tissue resulting from a one to six hour administration of PEMSRF.

         o Laboratory and animal evaluation of proprietary small molecule drug design:

                  Transport Protein-Targeted Drugs to Treat Cancer Metastasis. We are designing proprietary molecules that are targeted at and thus expected to interfere with the function of a metastatic cell-associated molecule ("MCAM") - the p37 transport protein. This protein was first identified as one of a group of proteins targeted by the immune system in cancer patients who went into remission following experimental cancer cell vaccine treatment. Similar to the case with the now well recognized "multiple drug resistance" protein (found in cancers that do not respond to a number of chemotherapeutic agents), the p37 protein belongs to a protein family encoded by genes involved in nutrient transport in certain rare strains of Mycoplasma. The MCAM p37 target is found on metastatic cancer cells. Our laboratory research also indicates that the addition of this protein to cancer cells that do not metastasize causes the cells to behave similarly to cells from metastatic cancers. Our small molecule drugs designed for the p37 protein target are not required to kill cancer cells but prevent the ability of cancer cells harboring p37 to metastasize. Our objective is to create the first family of drugs that will be able to treat cancer without the toxic effects associated with all other forms of cancer treatment that are designed to kill both cancerous cells and healthy, normal cells. In addition, these drugs would not be expected to induce resistance in the cancer cells. The design and development of this family of therapeutic compounds are based on a technology owned by us. Initial applications of the p37-targeted small molecule drug candidates in breast cancer and melanoma have been chosen based on (i) the results of published clinical studies and basic research conducted at University of California, Los Angeles and McGill University and (ii) the results of our current research program in collaboration with scientists at the University of Florida and the Michigan State University. Our product development program focuses on the creation and evaluation of small molecule drugs that mimic various portions of the p37 protein target in a laboratory test system that is designed to screen such drugs for their ability to interfere with metastatic (or invasive) behavior of tumor cells. The results will be used to select the most potent drugs for evaluation in one or more clinically predictive animal model systems, which will be followed by initiating a clinical study under an IND or its foreign equivalent. Our product development program also is screening human tumors in order to select the type of tumor where the presence of p37 target is common and, accordingly, will be likely to respond to a p37-targeted small molecule drug. Based on the results of these studies, we may market the detection method as a prognostic test to diagnostic pathology laboratories engaged in the business of sophisticated analysis of cancer biopsies.

                  Protein Factor-Targeted Phosphazoles for Cancer and Inflammation. We have evaluated a family of nucleobase analogs, called Phosphazoles, that are targeted at Tumor Necrosis Factor-alpha and the Transcription Factor-NFkB. The inventor of these licensed compounds, Dr. Revankar (an executive of our company), is an international leader in the design and synthesis of novel nucleobases. Dr. Revankar is collaborating with Dr. Aggarwal, Chief of Cytokine Research at the MD Anderson Cancer Center ("MDACC") in Houston, Texas, who is an international expert in Tumor Necrosis Factors and has been involved in studying this protein target since the late 1970s. Preliminary laboratory studies conducted at the MDACC, have led to the identification of certain members of the Phosphazole group of small molecule drugs based on high potency and low toxicity as compared to other small molecule drugs evaluated against these protein targets. A number of Phosphazole small molecule drugs have also been screened at the National Cancer Institute ("NCI") for anti cancer activity and three have been referred to its Biological Evaluation Committee. Based on the results of the studies at the MDACC and NCI, we intend to perform additional laboratory studies and evaluate the lead drug candidate in one or more clinically predictive animal models prior to conducting a controlled Phase I/II clinical study planned for 1999.

         o Product engineering to design two proprietary new drug delivery systems:

                  Flexible PEMSrf and PEMS-Iontophoresis Combination Systems. We and our corporate partner, Elan, have considerable know-how relating to electromagnetic signal engineering and iontophoresis product engineering. In a collaborative program, prototypes of a flexible PEMSRF pad and a combination iontophoresis-PEMSRF pad are being developed by the engineering research and development group at Elan based on design specifications that are currently available to our company. These prototypes are expected to be modified based on the results of the initial drug delivery product evaluation activities discussed above.


Product and Technology Research Programs

         We are engaged in research programs designed to improve upon our current product candidates and explore new applications of our core technologies through collaboration with leading investigators in academic institutions. We were the recipient of three Phase I Small Business Innovations Research ("SBIR") grants from the National Institutes of Health in 1998. All three programs are nearing completion and we expect to submit Phase II applications to continue these collaborative discovery activities and engage new scientists.

         Drug Design.  The focus of our drug design product research includes:

         o New Drugs and Drug Screening. Our scientists are collaborating with our scientific advisors to design, synthesize and evaluate a growing library of proprietary nucleobase analogs to target cell controlling protein factors such as Tumor Necrosis factors and Transcription Factors. We also are designing novel small molecule drugs, designated as NHTB, that are analogs of amino acids and are designed to block the function of a transport protein target that is involved in the uptake of certain amino acid nutrients by cells. We have proprietary know-how to change differentially the level of this transport protein target in cancer cells as compared to their normal counterparts, especially in the liver. The initial drugs are therefore being pursued for ultra-sensitive imaging of liver cancer. We believe that the NHTB drugs may also be used in imaging other tumors and that derivatives of NHTB may be designed to kill cancer cells through nutritional manipulation. We are expanding our capabilities for drug design in the area of enzymes (biological catalysts that alter the activities of various protein targets). Our initial focus is on a group of enzymes called "amidotransferases" that are implicated in certain cancer cell metabolism and bacterial reproduction. Dr. Sheldon Schuster, a member of our scientific and medical advisory board, is an internationally recognized expert in the study of this enzyme family and is collaborating with our scientists to establish effective screening approaches in order to select a lead drug for each of two conditions - childhood leukemia that is refractory to chemotherapy and new antibiotic-resistant infections (such as new forms of tuberculosis).

                  We believe that our growing expertise in the area of validating the mechanisms of action of protein or gene targets in complex diseases and creating high throughput screening for molecules that are active against such targets can be leveraged to form partnerships with pharmaceutical and biotechnology companies who possess larger libraries of chemical compounds. Similarly, we believe our growing library of small molecule drugs that are able to bind to various families of biologically active proteins or genes can be used to establish partnerships with companies engaged primarily in the business of selecting targets for complex diseases.

         o Protein Targets for Diagnostic Pathology. We exclusively licensed from Vanderbilt University another MCAM, called the "pump protein", that is an enzyme produced and secreted at high levels by cancer cells with metastatic potential. We recently obtained, in the name of Vanderbilt, a U.S. patent related to the use of this MCAM. We have certain antibody reagents and gene probes directed against the pump protein and the transport proteins described above as a group of MCAMs that are potential targets for diagnosing the more "malignant" types of tumors from others. We intend to evaluate rapidly the utility of these MCAMs in diagnostic and prognostic testing (either by gene probes or by antibody testing) of cancer through collaborations with diagnostic pathology laboratories engaged in specialized cancer diagnostic testing. We believe that one or more of these markers may complement the current panels of specialized genetic and immunologic testing conducted on tumor biopsies and used by the pathologists to arrive at a definitive diagnosis.

         o Disease-Specific Genetic Databases - New Target Identification. We are developing proprietary genetic tests and databases related to the effects of specific dietary ingredients on chronic diseases such as cancer, heart diseases and obesity. Since most chronic diseases involve simultaneous changes in the levels of activity ("expression") of multiple genes, we, unlike most of our competitors, are developing "quantitative (QuEST) databases" for gene families for each major chronic disease. The continued development of this technology is being initially funded by a SBIR grant to our company and other grants to Dr. James Kaput, Vice President of Molecular Biology and Scientific Planning, and served as the chief scientist of our GeneQuEST program. Dr. Kaput joined our scientific management team on October 12, 1998. The QuEST databases will have a novel focus, the influence of specific dietary ingredients, since nutrition is now recognized as a major factor in both the incidence and the progression of most chronic diseases. Our first prototype database will use a library of nearly 5,000 tissue specimens produced in a mouse model to study the effects of specific sterols implicated in enhancing the onset of certain forms of cancer. We also are building an initial pilot database in humans relating to the effects of cholesterol-related dietary ingredients on the risk of breast cancer in collaboration with the Preventive Nutrition Department of the Northwestern University School of Medicine. Our contemplated specialized phenotyping service business on genetically engineered mouse strains is also expected to expand the databases relating to genes involved in diseases (see - "Business - Small Molecule Service Business").

                  These databases are intended to provide us with novel targets for our drug design and proprietary methodologies related to gene expression analysis in cells involved in complex diseases. We intend to enter into agreements with developers of pharmaceuticals and specialty food products to predict or monitor safety/efficacy of such products

                  ("pharmacogenomics") and to screen for novel nutrients (nutraceuticals or functional foods) that may reduce the risk or enable better treatment of complex diseases such as cancer, chronic wounds and osteoporosis. The databases may also be useful in monitoring population at high genetic risk for specific diseases.

         Drug Delivery. The focus on our drug delivery product research includes:

         o Drug Enhancement by PEMSRF and/or Iontophoretic Currents. It has been indicated the scientific literature that the application of an electrical field by placing electrodes or the induction of an electric field by broadcasting electromagnetic signals causes changes at the cellular level. We intend to focus our in-house research program on researching the molecular effects of PEMSRF-induced and iontophoretic electric fields in order to develop new information regarding the effects of these fields on cells and tissues. We intend to use this information to extend clinical applications of PEMSRF-induced and iontophoretic electric fields, individually or in combination, by increasing the effectiveness of drugs through altering cell physiology in target tissues. Our current research program is aimed at evaluating PEMSRF and iontophoretic E-fields with respect their ability to alter biochemical processes and gene activities of cells in order to either render diseased cells more responsive to pharmaceutical agents or achieve therapeutic effects by direct effects on disease-regulating biochemical steps. One mechanism by which the increased response (sensitivity) may be achieved is presumed to be through changes in the membrane of cells caused by the E-field that in turn changes the flow of ions or nutrients into and out of the cell. The resulting products are expected to augment the effects of biotechnology drugs, such as growth factors, and pharmaceuticals for the treatment of degenerative diseases of tissues such as skin, bone, nerve tissues and joint cartilage. Our research program will specifically focus on designing PEMSRF signals that enhance gene expressions and cellular functions implicated in tissue regeneration.

Small Molecule Service Business

         We use our small molecule drug expertise to design, produce and sell custom gene probes and synthetic peptides to biotechnology companies and research centers, with a special focus on the developers of new chip-based and microarray-based DNA diagnostics and disease genetics research, respectively. The demand for these products has significantly increased during the past five years to support PCR (polymerase chain reaction) tests, human genome sequencing and biopharmaceutical research and development programs for screening and evaluation of novel drugs and diagnostics. We currently design and supply oligonucleotide gene probes with custom chemical modifications to both commercial companies and academic medical centers for use in diagnostic products and in Human Genome Project research programs, respectively. We intend to develop and market our design and synthesis expertise to meet additional demand for gene probes that is expected during the next five to ten years in the chip-based and microarray-based DNA diagnostics industry.

         Dr. Krishna Jayaraman, Vice Chairman of our company and an internationally recognized expert in the field of gene probe design, is collaborating with Dr. Michael Hogan, Professor of Molecular Physiology and Biophysics at the Baylor College of Medicine of Houston, Texas, who is one of the leaders in the field of microarray based DNA diagnostics and a member of our scientific and medical advisory board. This collaborative program is partially funded by a SBIR grant from the NIH and is focused on developing novel small nucleobase polymer molecules that will specifically address the needs of the microarray-based diagnostics. We believe that the resulting technology will enable us to rapidly grow our specialized service business by expanding our customer base and by creating new probes that we hope will establish us as a leading supplier of DNA probes for microarray-based diagnostics.

         We intend to establish a new specialized "genetic phenotyping" service that will address a new and growing biomedical research and development market need involving the use of genetically engineered animals, especially mice. Three of the nation's leading pathologists and veterinary pathologists have agreed to work with us to establish a state of the art capability to perform sophisticated morphologic analyses to define the phenotypic expression in genetically engineered animal models, which will complement our current capability to perform gene expression analysis in tissue specimens. The use of genetically engineered animals, particularly mice, has grown rapidly during the past few years as a result of the vast amounts of genetic information produced from the Human Genome Project. Scientists can now create defects in selected target genes or insert candidate genes associated with a disease in mice and produce offsprings that carry a known gene defect ("knockout") or a new gene ("transgenic"). These mice serve as models for studying known human diseases as well as predicting safety, efficacy and side effects of drugs for such diseases. In order to obtain clinically valuable information, research scientists need both pathology analysis that delineates tissue structure-function defects and gene expression analysis in the tissue cells that provide detailed molecular information with respect to the effects on the target gene or its protein product. We intend to expand our services to include specialized phenotypic analyses of transgenic and knock-out animal models ("specialized genetic pathology") and gene activity analyses on tissues of such animals and specimens from animal model studies on pharmacologic evaluation of drugs ("pharmacogenomics"). We believe that these services will produce revenues and also create an opportunity for our scientists to create valuable genetic phenotyping databases that will significantly enhance the value of our phenotyping services and have potential application in drug design as well as safety/efficacy evaluation.

Potential Markets for Company's Products

         Drug Delivery. The segment of the drug delivery market that is being targeted as a field of application for our non-invasive drug delivery technologies was estimated to be about $11.5 billion in 1996 and growing at an annual rate of about 20%. An attractive aspect of the emerging drug delivery technologies is that their commercial value can be demonstrated by improving the utility of available approved products and regulatory approval for commercial marketing for such value enhancement application is expected to be less time consuming than the development of a new drug. A number of technologies are being developed and evaluated by different companies for various clinical indications. The potential for noninvasively achieving increased local blood flow by PEMSRF to organs such as breast and brain may have significant advantage over other methods in delivering cancer drugs, especially the highly toxic chemotherapeutic agents or the biotechnology products that are large molecules with limited tissue delivery. Additional applications of PEMSRF include the delivery of anti-inflammatory drugs for the treatment of arthritis and tissue repair drugs in wound care and osteoporosis. The market for iontophoresis for prescription dermatology drugs includes severe acne, psoriasis, dermatitis, aging-associated wrinkling, pigmentation disorders, baldness and localized infections (viral, bacterial and fungal). The prescription dermatology drug market is estimated to be more than $3 billion annually.

         Small Molecule Drugs. The small molecule drugs being initially designed by our scientists target biochemical pathways inside of cancer cells or on enzyme molecules released by cancer cells for growth and spread. Our drug delivery technology based on PEMSRF is expected to improve the delivery of cancer imaging and treatment drugs. The global market for cancer drugs exceeds
$4 billion annually and over $5 billion is spent annually for cancer diagnosis. Approximately 1.4 million new cases of cancer are diagnosed each year. In addition, millions of cancer patients who underwent remission following traditional treatments during the past three to five years will relapse with a higher mortality rate. Cancer is the second leading cause of death in the U.S., and approximately one of every three Americans will get cancer. The National Cancer Advisory Board reports that more than 8 million people in the U.S. have cancer. The most difficult aspect of effectively treating cancer is the treatment of cancer spread ("metastasis") since it requires high and toxic dosages of chemotherapy or available biotechnology drugs and cannot be treated by radiation or surgery.

         In addition to cancer, the proteins and genes that are expected to be targeted by our small molecule drugs are implicated in inflammation (such as arthritis), other chronic diseases (such as Alzheimer's and osteoporosis) and certain infections (such as warts and acne) with potential combined markets of several billion dollars. The flexible iontophoretic patch technology is expected to improve the efficacy for our anti-infective small molecule drugs.

         The evolving molecular medicine market includes not only novel diagnostic and treatment products but also the use of molecular information to prevent the incidence and to improve treatment outcomes of chronic diseases. Molecular diagnostic tests have claimed a progressively growing percentage of the total diagnostic business (currently estimated at $36 billion annually) and some analysts estimate that the total market for molecular testing in disease diagnosis will exceed $5 billion by the year 2002. Our small molecule service business targets the gene probe market that is estimated by analysts to be more than $1 billion annually in the U.S. alone and growing at about 20% per year. In addition, our new technology to create modified probes that enhance the sensitivity and specificity of DNA diagnostics is expected to target the new products based on microarray products that monitor hundreds of genes simultaneously. This new market is expected to exceed $2 billion by the year 2003. Additional specialized services that use our small molecule-based services relating to genetically engineered animal models may exceed $250 million per year based on the estimated 200,000(+) such strains that are expected to be analyzed at $1,000 to $2,000 for each strain.

         The Future Markets. Potential long-term markets for our core technologies include:

     o application of our PEMSRF electromagnetic signals or iontophoretic electric fields in tissue repair and
     o     genetic databases related to the nutritionally regulated genes.

         Analysts estimate that the market for products used in the repair and regeneration of skin and cartilage from wounds, inflammatory diseases and arthritis exceeds $5 billion annually, based on the number of procedures performed to repair tissue damages from trauma and degenerative diseases. The potential market size for products or treatment modalities for peripheral nerve damages and degenerative brain diseases (such as Alzheimer's disease) is also in the multibillion dollar range. Genetic databases being developed by the gene sequencing companies ("functional genomics" and "pharmacogenomics") are being used by pharmaceutical and biotechnology companies to screen new drug candidates and create diagnostic gene probes. Within the past few years, the licensing and other revenues paid to "genomics" companies for the use of these databases have exceeded $200 million. Our QuEST databases complement the current databases and are expected to be used by the companies developing therapeutic products to further refine the selection of drug candidates for chronic diseases such as heart diseases, osteoporosis, cancer and diabetes. In addition, the use of our QuEST databases and gene activity profile analysis are expected to be applicable to more than five million Americans who are projected to be members in various diet/nutrition, wellness and anti-aging programs by the year 2001. Finally, we expect that our database of genetic phenotyping of genetically engineered animals will be used by companies developing genetic diagnostic and therapeutic products.

         Competition in the markets being targeted by our products is intense. In addition to all the major pharmaceutical and biotechnology companies, several commercial companies such as Vertex Pharmaceuticals, Millennium Pharmaceutical, Lynx Therapeutics and Gene Logic Inc. are engaged in the design or the identification of gene targets for novel small molecule drugs based on gene discoveries; Collagenex Pharmaceuticals, Medarx Inc. and others are creating products to treat cancer metstasis; Iomed Inc., Sano and Nanosystems (now subsidiaries of Elan), Alkermes and others are pursuing novel drug delivery technologies. These and many other companies, as well as numerous academic and not-for-profit research centers, are pursuing clinical indications and product candidates that are substantially similar to those we are developing. Numerous commercial, academic and not-for-profit research centers also have developed and are developing various types of genetic databases.

Patents, Intellectual Property and Proprietary Information

         We have exclusive licenses to and/or ownership of certain patents and pending patent applications relating to our core technologies. We actively seek, when appropriate, protection of our products and proprietary information by means of United States and foreign patents, trademarks and contractual arrangements. In addition, we rely upon trade secrets and contractual agreements to protect certain of our proprietary information and products.

         As of June 30, 1998, we owned three issued U.S. patents relating to the PEMSRF technology and products, an exclusive license to one issued U.S. patent related to a cancer cell-associated enzyme, an exclusive license to a pending patent application relating to a family of nucleobase compounds and owned certain other pending applications relating to cancer cell targets, nucleobase compounds, genetic database development methodology for nutritionally regulated genes, and controlled release delivery matrix for certain drugs and biologicals.

         Drug Delivery Intellectual Property. We have licensed from Elan certain rights to several pending patent applications relating to the flexible iontophoretic patch technology. We also own the following three issued U.S. patents related to its PEMSRF technology:

         o #5,370,680 dated December 6, 1994 entitled "Athermapeutic Apparatus Employing Electromagnetic Fields";

         o #5,584,863 dated December 17, 1996 entitled; and "Pulsed Radio Frequency Electrotherapeutic System"; and

         o #5,723,001 dated March 3, 1998 entitled "Apparatus and Method for Treating Human Body Tissue with Electromagnetic Radiation".

         We also have one corresponding case issued in Canada and a pending application designating a number of foreign countries. We intend to file additional applications in the U.S. and foreign countries based on the results of the contemplated clinical and molecular studies and claim certain applications of therapeutically active PEMSRF, methods of delivering the same and uses therefor.

         We are the assignee of U.S. patent application number 08/381,769 (filing date February 1, 1995) entitled "Calcium Phosphate Precipitate Formulations and Uses Therefor" related to controlled delivery of biological and drug substances with potential use in tissue regeneration.

         Drug Design and Targets Intellectual Property. We have exclusively licensed from Aronex Pharmaceutical a U.S. patent application corresponding to a provisional application number 60/023907 (filing date August 14, 1996) entitled "Phosphazole Compounds" and all corresponding patent applications thereto. This application relates to nucleobase modifications and the inventor of this application is now an employee of our company.

         We have exclusively licensed a U.S. patent #5,726,015 dated March 10, 1998 entitled "Method to Determine Metastatic Potential of Tumor Cells" and related know-how from Vanderbilt University as a potential target for our cancer product development program.

         We are in final stages of filing two additional U.S. patent applications that are assigned to our company relating to nucleobase modifications for "DNA diagnostic" and "protein-targeting therapeutic" applications. We also are in final stages of filing two additional U.S. patent applications that are assigned to our company, one of which relates to the "design and uses of compounds related to a metastatic cancer cell-associated molecule implicated in invasivity or spread of cancers" and the other relates to "a method of identifying diet-regulated disease-linked genes, databases and uses therefor".

         There can be no assurance that any patents will issue from any of our pending patent applications or, even if patents issue or have issued, that the claims thereof will provide us with any significant protection against competitive products or otherwise be valuable commercially. Our patent applications in foreign countries are either not filed yet with respect to certain inventions and are not being prosecuted in all major foreign countries in other instances. There can be no assurance that we or our corporate partners will have the financial resources to file and prosecute patent applications in all major foreign countries. See "Risk Factors - Uncertainty about Patents, Confidential Information, Trade Secrets and Others' Rights."


         With respect to proprietary know-how that is not patentable and for processes for which patents are difficult to enforce, we have chosen to rely on trade secret protection and confidentiality agreements to protect our interests. We believe that several elements of our product development and research involve proprietary know-how, technology or data which are not covered by patents or patent applications. Some of this data will be the subject of patent applications whereas other data will be maintained as proprietary trade secret information. We have taken security measures to protect our proprietary know-how and technologies and confidential data and continue to explore further methods of protection. While we require all employees, consultants and collaborators to enter into confidentiality agreements, there can be no assurance that proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets, or that we can meaningfully protect our trade secrets. In the case of a strategic partnership or other collaborative arrangement which requires the sharing of data, our policy is to make available to our partner only such data as are relevant to the partnership or arrangement, under controlled circumstances, and only during the contractual term of the strategic partnership or collaborative arrangement, and subject to a duty of confidentiality on the part of our partner or collaborator. There can be no assurance, however, that such measures will adequately protect our data.

Manufacturing

         We will rely, at least in part, on third party manufacturers to produce our drugs or other products for preclinical and clinical studies and also for commercial production of most of our products that are approved for marketing. We have not yet established a quality assurance program, including a set of standard operating procedures, intended to ensure that third party manufacturers under contract produce our compounds in accordance with the FDA's current Good Manufacturing Practices ("cGMP") and other applicable regulations.
See "Business - Government Regulation."

         We believe that all of our existing product candidates can be produced using available methods, primarily through standard techniques of pharmaceutical synthesis. We currently do not have the capacity to manufacture our potential products, are dependent on third party manufacturers or collaborative partners for such production for preclinical research and clinical trial purposes and expect to be dependent on such manufacturers or collaborative partners for some or all commercial production of any of our products that are approved for marketing. We believe that we will be able to continue to negotiate arrangements on commercially reasonable terms and that it will not be necessary for us to develop internal production capability in order to develop our products successfully. In the event that we are unable to obtain contract manufacturing, or obtain such manufacturing on commercially reasonable terms, we may not be able to commercialize our products as planned. Our objective is to maintain flexibility in deciding whether to develop internal manufacturing capabilities for certain of our potential products. We have only a limited expertise in the manufacture of class III medical devices and no experience in manufacturing pharmaceutical or biotechnology products or in conducting manufacturing testing programs required to obtain FDA and other regulatory approvals. We can not assure that we will develop such capabilities successfully.

         Since our potential products are at an early stage of development, we will need to improve or modify our existing processes and capabilities to produce any product for clinical trials or commercial marketing. We cannot quantify the time or expense that may ultimately be required to improve or modify our existing process technologies, but it is possible that such time or expense could be substantial.

         The production of our products is expected to be based in part on technology that we believe will be proprietary. We may license this technology to contract manufacturers to enable them to manufacture compounds for our product development programs. We can not assure that such manufacturers will abide by any limitations or confidentiality restrictions in licenses with us. In addition, any such manufacturer may develop process technology related to the manufacture of our products that such manufacturer owns either independently or jointly with us. This would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have our products manufactured. We can not be sure that any such license would be available on terms acceptable to us, if at all.

         Some of our corporate partners are expected to have certain manufacturing rights with respect to our products under development, and there can be no assurance that such corporate partners' rights will not impede our ability to conduct the development programs and commercialize any resulting products in accordance with the schedules and in the manner currently contemplated by us. See "Risk Factors - Dependence on Corporate Partners."

Competition

         We are engaged in pharmaceutical fields characterized by extensive research efforts, rapid technological progress and intense competition. There are many public and private companies, including pharmaceutical companies, chemical companies and biotechnology companies, engaged in developing products for the human therapeutic applications targeted by us. Further, we believe that interest in the application of drug design and related technologies may continue and may accelerate as the technologies become more widely understood. We are aware of efforts by others to develop products in each of the areas in which we have products in development. In order for us to compete successfully in these areas, we must demonstrate improved safety, efficacy, ease of manufacturing and market acceptance over our competitors, who have received regulatory approval and are currently marketing. Furthermore, academic institutions, governmental agencies and other public and private research organizations are conducting research to develop technologies and products that may compete with those under development by us. In addition, other technologies are, or may in the future become, the basis for competing products. We can not be certain that our competitors will not succeed in developing technologies and products that are more effective than the ones we are developing or that would render our technology and products obsolete or noncompetitive. We also can not be sure that our products in development will be able to compete effectively with products which are currently on the market. See "Risk Factors -- Uncertainty About Technologies and Successful Development of Products."

         Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of our competitors have significantly greater experience than our staff in conducting preclinical testing and human clinical trials of new pharmaceutical products, and in obtaining FDA and other regulatory approvals of products. Accordingly, certain of our competitors may succeed in obtaining regulatory approval for products more rapidly than we would. If we obtain regulatory approval and commence commercial sales of our products, we will also compete with respect to manufacturing efficiency and sales and marketing capabilities, areas in which we currently have no experience. See "Risk Factors -- Intense Competition; Rapid Technological Change; Technology Obsolescence."

Product Pricing and Reimbursement

         Our ability, with or without corporate partners, to commercialize our products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third party payors and government authorities are continuing efforts to contain or reduce the cost of health care. For example, in certain foreign markets, pricing and/or profitability of prescription pharmaceuticals are subject to government control. There can be no assurance that similar controls will not be implemented in the United States. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, may result in lower prices for our products. The cost containment measures that health care providers and third party payors are instituting and any proposed or future health care reform measures, including any reductions in Government reimbursement programs such as Medicaid and Medicare, could affect our or our partners' ability to sell our products.

         The success of our products in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, third-party payors and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved therapeutic products. Even if a product is approved for marketing, there can be no assurance that adequate reimbursement will be available. We are unable to predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect the legislation or regulation would have on our business.

Sales and Marketing

         We divested our sales and marketing force for SofPulseTM, the medical device that was divested as a part of our recent restructuring ( "-- Recent Corporate Reorganization"). We do not plan to build our own sales and marketing team in the near future. We intend to focus on direct contacts into the academic research community to market our special services using our drug design expertise during the foreseeable future. We may establish alliances with distributors to market our services and research reagents that we produce. In the long-term, our goal would be to use our corporate partners' sales forces to market our products.

Facilities

         The Company maintains leased administrative manufacturing and research office space at two facilities. The Company's principal executive offices, which consists of approximately 1,800 square feet of useable space, are located at 1109 NW 13th Street, Gainesville, Florida. This facility is leased to the Company until September 1999. Its research and manufacturing facility, Gemini Biotech division, which consists of approximately 4,000 square feet of useable space, is located at 3608 Research Forest Drive, The Woodlands, Texas. These facilities are leased to the Company until February 1999. The Company believes its existing facilities are adequate and suitable for its present needs and that additional space will be available as needed.

Employees

         As of October 30, 1998, the Company had 17 full-time employees, 6 of whom hold doctorate degrees while others hold advanced business or technical degrees. Of the Company's 17 full-time employees on that date, 5 were engaged in research and development, 5 in laboratory support services, and 7 in marketing and general administration. The Company's future success depends in significant part upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. None of the Company's employees are represented by a labor union and the Company considers its relations with its employees to be good. See "Risk Factors -- Attraction of and Dependence on Key Personnel."

Legal Proceedings

         In February 1993, Diapulse Corporation of America, Inc. ("Diapulse") filed a citizen's petition requesting that the FDA revoke the substantial equivalence finding for the SofPulse and prevent the Company from making certain labeling claims. The Company believes, based upon the advice of regulatory counsel, that Diapulse's petition is without merit. The Company has responded to the petition. The Company, however, in response to comments received by the Company from the FDA, has made revisions in its promotional materials to obviate any claim that such material is inconsistent with FDA regulations. The Company has received an opinion [date] of regulatory counsel stating that Diapulse's petition is lacking in merit and that it is highly unlikely that the FDA will grant the petition. Nevertheless, in the event that the FDA were to grant the petition, the Company's business and prospects would be materially adversely affected. In October 1993, Diapulse submitted additional information to the FDA in support of its petition and the Company responded. As of the date hereof, the FDA has not notified the Company as to any action with respect to the aforementioned petition.

         In August 1994, Diapulse filed a lawsuit in the Supreme Court of the State of New York, Nassau County ("The Court"), captioned Diapulse Corporation of America V. Magnetic Resonance Therapeutics, Inc. et al., alleging that the defendants, Magnetic Resonance Therapeutics, Inc., a legal predecessor to the Company, Bio-Sales, Inc., the Company, and certain of the Company's present and former directors and officers, including Joshua Barnum ("Barnum"), David Mills ("Mills"), Arthur Pilla ("Pilla"), David Saloff ("Saloff"), and David Winter ("Winer"), engaged in deceptive acts and practices, false advertising and unfair competition in the marketing of a medical device. The complaint also alleges that Barnum and Mills breached confidentiality and noncompetition agreements with Diapulse and that the Company, Barnum and Pilla aided in the alleged tortious breach of the agreements. Diapulse seeks unspecified compensatory damages, disgorgement of profits realized by the defendants as a result of their alleged acts, treble damages, punitive damages and reasonable attorneys' fees. Diapulse also seeks unspecified injunctive relief prohibiting the defendants from engaging in the alleged acts and ordering the defendants to take remedial action to rectify the effects on consumers and Diapulse caused by the defendants' alleged acts. The defendants jointly moved to dismiss the complaint on jurisdictional and substantive grounds. The Court dismissed Winer from the case based on lack of personal jurisdiction. The Court also dismissed certain claims, as to the remaining individual defendants, including deceptive acts and practices, false advertising and unfair competition. As to the claims remaining against the individual defendants, certain of such claims may be indemnified by the Company. As to the Company, the Court denied the motion to dismiss. The Company answered the complaint, denied all material allegations, asserted various affirmative defenses and counterclaimed against Diapulse and Jesse Ross, individually. The counterclaims allege causes of action against Diapulse and Jesse Ross for federal unfair competition and tortious interference of existing and contractual business relations. In addition, the Company has asserted claims against Diapulse for deceptive acts and unfair trade practices, and trade disparagement. In its counterclaims, the Company seeks compensatory and punitive damages in an amount to be proved at trial. This lawsuit is in a preliminary stage and its outcome is uncertain. Although the Company believes that it has meritorious defenses that it will vigorously pursue, there can be no assurance that the outcome of such action will be resolved favorably to the Company or that such litigation will not have an adverse effect on the Company's liquidity, financial condition and results of operations.

         On August 28, 1997, Michelle O'Connell, formerly employed by Kinetech Medical, Inc. ("Kinetech") as the Company's sales representative, filed a complaint entitled O'Connell v. Kinetech Medical, Inc. and Electropharmacology, Inc. in the County Court in Dallas County, Texas. The complaint alleged that Kinetech and the Company were jointly and severally liable for an unspecified amount of commissions earned by O'Connell from Kinetech, but unpaid, and asserted a cause of action quantum meruit against the Company. O'Connell dismissed the complaint against the Company in May 1998 and Kinetech immediately filed a cross-complaint against the Company for breach of the agreement between the Company and Kinetech for failing to pay commissions owed in excess of $30,000. In August 1998, Kinetech joined National Patient Care Systems, Inc. as an additional defendant for its share of the commissions owed. The

Company answered the cross-complaint and asserted several affirmative defenses. The case has not yet been set for trial and no discovery between the Company and Kinetech has taken place.

         On July 14, 1998, Jack Baxter ("Baxter"), a former employee of the Company, filed a complaint entitled Baxter v. Electropharmacology, Inc. in the Circuit Court in Broward County, Florida. The complaint alleges the failure by the Company to make payments of $20,000 due to Baxter under an agreement pursuant to which Baxter and the Company had agreed to the terms of the termination of their employer-employee relationship,. The Company answered the complaint and asserted several affirmative defenses. The case has not yet been set for trial and no discovery between the Company and Baxter has taken place.

Government and Environmental Regulation

         The Company's development, manufacture and potential sale of its diagnostic and therapeutic products are subject to extensive regulation by United States and foreign governmental authorities. In particular, pharmaceutical products are subject to rigorous preclinical and clinical testing and to other approval requirements by the FDA in the United States under the Food, Drug and Cosmetic Act and by comparable agencies in most foreign countries.

         As an initial step in the FDA regulatory approval process, preclinical studies are typically conducted in animals to identify potential safety problems. For certain diseases, animal models exist that are believed to be predictive of human efficacy. For such diseases, a product candidate is tested in an animal model. The results of the studies are submitted to the FDA as a part of an Investigational New Drug application ("IND") for drugs or biologicals or an Investigational Device Exemption ("IDE") for a therapeutic device, which is filed to comply with FDA regulations prior to commencement of human clinical testing. For other diseases for which no appropriately predictive animal model exists, no such results can be filed. For certain of the Company's product candidates, no appropriately predictive model exists. As a result, no in vivo evidence of efficacy would be available until such compounds progress to human clinical trials.

         Clinical trials for a drug or a biological are typically conducted in three sequential phases, although the phases may overlap. In Phase I, which frequently begins with the initial introduction of the drug into healthy human subjects prior to introduction into patients, the compound will be tested for safety, dosage tolerance, absorption, bioavailability, biodistribution, metabolism, excretion, clinical pharmacology and, if possible, for early information on effectiveness. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Phase III trials are undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites, to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for physician labeling. For a therapeutic device, the clinical trials are customarily done in multiple stages, initiating with a limited number of patients and subject to confirmation of safety and preliminary indication of efficacy, a larger number of patients are enrolled in order to lead to the collection of sufficient data required for safety and efficacy analysis. Each trial for each product is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND or IDE, as the case may be. Further, each clinical study must be evaluated by an independent Institutional Review Board ("IRB") at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

         Data from preclinical testing and clinical trials are submitted to the FDA in a New Drug Application ("NDA") for drugs, a Product License Application ("PLA") or a Biologic License Application ("BLA") for a biologic, and a Pre Market Approval ("PMA") for a device for marketing approval. The process of completing clinical testing and obtaining FDA approval for a new product is likely to take a number of years and require the expenditure of substantial resources. Preparing an NDA, PLA, BLA or a PMA involves considerable data collection, verification, analysis and expense, and there can be no assurance that approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny an approval if applicable regulatory criteria are not satisfied or may require additional testing or information. Among the conditions for marketing approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's cGMP regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments, both foreign and domestic, also are subject to inspections by or under the authority of the FDA and by or under the authority of other federal, state or local agencies.

         Even after initial FDA approval has been obtained, further studies, including post-marketing studies, may be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA will require post-marketing reporting to monitor the side effects of the drug. Results of post-marketing programs may limit or expand further marketing of the products. Further, if there are any modifications to the product, including changes in indication, manufacturing process, labeling or manufacturing facilities, a supplement to the NDA, PLA, BLA or a PMA may be required to be submitted to the FDA.

         The Orphan Drug Act provides incentives to drug manufacturers to develop and manufacture drugs for the treatment of diseases or conditions that affect fewer than 200,000 individuals in the United States. Orphan drug status can also be sought for diseases or conditions that affect more than 200,000 individuals in the United States if the sponsor does not realistically anticipate its product becoming profitable from sales in the United States. Under the Orphan Drug Act, a manufacturer of a designated orphan product can seek tax benefits, and the holder of the first FDA approval of a designated orphan product will be granted a seven-year period of marketing exclusivity for that product for the orphan indication. While the marketing exclusivity of an orphan drug would prevent other sponsors from obtaining approval of the same compound for the same indication, it would not prevent other types of drugs from being approved for the same use. The Company has not sought Orphan Drug status for any of its contemplated products.

         Under the Drug Price Competition and Patent Term Restoration Act of 1984, a sponsor may be granted marketing exclusivity for a period of time following FDA approval of certain drug applications if FDA approval is received before the expiration of the patent's original term. This marketing exclusivity would prevent a third party from obtaining FDA approval for a similar or identical drug through an Abbreviated New Drug Application ("ANDA"), which is the application form typically used by manufacturers seeking approval of a generic drug. The statute also allows a patent owner to extend the term of the patent for a period equal to one-half the period of time elapsed between the filing of an IND and the filing of the corresponding NDA plus the period of time between the filing of the NDA and FDA approval. The Company intends to seek the benefits of this statute, but there can be no assurance that the Company will be able to obtain any such benefits.

         Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the product in such countries. Historically, the requirements governing the conduct of clinical trials and product approvals, and the time required for approval, have varied widely from country to country.

         In addition to the statutes and regulations described above, the Company is also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state and local regulations. See "Risk Factors -- Extensive Government Regulation."

                             MANAGEMENT AND ADVISORS

Directors, Executive Officers, Promoters and Control Persons

         The following individuals serve as the Company's executive officers and directors. The officers are elected by the Directors and serve until earlier of their resignation or removal by the Board of Directors.


Arup Sen, Ph.D.                         47           Chairman of the Board, Chief Executive Officer, President
                                                     and Secretary

Krishna Jayaraman, Ph.D.                48           Vice Chairman and Director; President and Chief Executive
                                                     Officer of Gemini Biotech Division

Richard K. Kneipper, Esq.               51           Vice Chairman and Director

Ganapathi Revankar, Ph.D.               62           Executive Vice President of Gemini Biotech Division

David Saloff                            46           Executive Vice President - Marketing; Chief Financial
                                                     Officer; Director

James Kaput, Ph.D.                      44           Vice President of Gemini Biotech Division

Murray Feldman                          63           Director

Bernard Carrico, Jr.                    52           Director


         Arup Sen, Ph.D., Chairman of the Board of Directors and Chief Executive Officer. Dr. Sen has been Chairman, Chief Executive Officer and President of the Company since April 1997 and prior thereto was Executive Vice President since November, 1996. He co-founded HealthTech Development Inc. (HTD), a biotechnology commercialization company, in December 1993 and served as its Chairman and Chief

Executive Officer until November, 1996 and thereafter was Chairman until HTD's merger with the Company in August, 1998 (see "Business - Recent Corporate Reorganization" and "Certain Transactions"). From April, 1995 until November, 1996 he also served as Vice Chairman of HealthTech Diagnostics Corporation, a specialty clinical testing laboratory with multiple locations throughout the U.S. Dr. Sen was President of Dallas Biomedical, Inc., a medical technology venture capital fund in Dallas, Texas, from July 1992 until August, 1993. Between January, 1983 until July 1992, Dr. Sen was a senior executive at two biotechnology companies (International Genetic Engineering, Inc. (Ingene), Xoma Corporation which acquired Ingene), and at Sterling Winthrop (a pharmaceutical company that was a subsidiary of Eastman Kodak). At these companies, he had the responsibility for managing medical technology research and development, intellectual property, private and public financing. At Ingene and Xoma, he established strategic alliances with medical companies worldwide (including, Biomet Inc., The Green Cross Corporation of Japan, Eastman Kodak and Dow Chemical). Dr. Sen received a Ph.D. in biochemistry in 1974 from Princeton University and served on the staff at the National Cancer Institute and the Research Institute of Scripps Clinic until 1983. He is an inventor in more than 20 U.S. and foreign patents related to the diagnosis and treatment of cancer, osteoporosis, atherosclerosis, immune diseases and AIDS. Dr. Sen serves on the board of directors of Aquagene, Inc., a development stage biotechnology Company developing transgenic fish for human pharmaceutical production, and Bio-Florida, the Florida state chapter of the Bio Industry Organization, and is a courtesy professor at University of Florida, Gainesville Biotechnology Program.

         Krishna Jayaraman, Ph.D., Vice Chairman and Director; CEO - Gemini Biotech Division. Dr. Jayaraman is the founder and has been President of Gemini Biotech, Ltd., its general partner, Gemini Biotech, Inc. and its predecessor, Delargen Corporation, since 1996. Since 1992 and until its merger to form Aronex Pharmaceutical in 1995, Dr. Jayaraman managed and was one of the principals in the scientific leadership at Triplex Pharmaceutical Corporation of The Woodlands, Texas where he was responsible for a product development program with a multi-year contract for more than $30 million with the industry giant Hoechst Pharma ceutical. Dr. Jayaraman has over 15 years of experience in managing multidisciplinary technology development teams prior to which he had established himself as a leading scientist in the field of design and engineering of genetic and protein biotechnology products. He was a Senior Scientist of Protein Engineering and the Manager of DNA Core facility in the Life Sciences Research at Eastman Kodak. He founded Gemini Biotech to capitalize his technical, management and business development expertise and rapidly established Gemini as a provider of custom synthetic gene probes to the leading developers of novel DNA diagnostics. He also negotiated an exclusive license and recruited the key inventor of a library of anti-cancer and anti-inflammatory compounds from Aronex Pharmaceutical, which had acquired Triplex. Dr. Jayaraman received a Ph.D. in Biochemistry in 1978 from the Indian Institute of Science, Bangalore, an internationally recognized institution in India. Dr. Jayaraman holds an Adjunct Professorship at Baylor College of Medicine, has authored over 50 publications and is an inventor in 6 U.S. patents.

         Richard K. Kneipper, J.D., Vice Chairman and Director. Mr. Kneipper is co-founder and has served as President and Chief Executive Officer of HealthTech Development Inc. since 1996. He co-founded in 1995 and served as the Chairman of the Board of HealthTech Diagnostics Corporation, a specialty clinical testing laboratory with multiple locations throughout the U.S., where he led its mergers and acquisitions, private financing and a sale of substantially all assets to a public Company in January, 1997. Mr. Kneipper was with the New York City law firm of Chadbourne & Parke from 1968 to 1981 and a senior partner at the internationally recognized law firm of Jones, Day, Reavis & Pogue from 1982 until 1996, when he elected to become Of Counsel in order to devote a significant portion of his time to various business activities. He has over 30 years experience as a corporate and securities lawyer specializing in mergers, acquisitions, tender offers, private and public financings, transactions involving financial institutions, corporate governance, proxy contests and other major corporate transactions. He received his J.D. degree from Cornell University in 1968. At Jones, Day, Reavis & Pogue, Mr. Kneipper served in various management capacities, including as a Member of Advisory Committee, Chairman of the Financial Institutions Section, Chairman of the Management and Special Development Group, and Coordinator of Dallas Office Corporate Group.

         Ganapathi R. Revankar, Ph.D., Executive Vice President, Gemini Biotech Division. Dr. Revankar has been executive vice president of Gemini Biotech, Ltd. ("Gemini") since 1997. From 1992 until joining Gemini, he was Vice President at Triplex Pharmaceutical and its successor, Aronex Pharmaceutical at The Woodlands, Texas (a public biotechnology Company that develops novel formulations of anti-infective and cancer drugs). Dr. Revankar held senior management positions and directed technical operations at the Nucleic Acids Research Institute of ICN Pharmaceutical Corporation of Irvine, California (an industry leader in nucleic acid products and technologies). He has nearly 20 years of experience in rational drug design and drug development that provides the Company with a unique perspective on commercial drug development. Dr. Revankar is an internationally recognized expert in the chemistry of nucleobases, the building blocks of the genetic material. He received a Ph.D. degree in Organic Chemistry in 1966 from Karnatak University, a leading institution in India. He has published over 200 articles and is an [inventor] [recipient] of 20 patents issued by the U.S. Patents and Trademark Office in the field of drug design based on chemical synthesis of analogs of genetic material. He is an Adjunct Professor at Baylor College of Medicine in Houston, Texas.

         David Saloff, Executive Vice President - Marketing; Chief Financial Officer and Director. Mr. Saloff became Executive Vice President - Marketing upon the completion of the Recent Corporate Reorganization. He founded the Company under the name Magnetic Resonance Therapeutics, Inc. in 1990 and served as its Chairman and Chief Executive Officer until August 1996 when he became Vice Chairman, and Executive Vice President of Corporate Development. Since April, 1997, he has served as Chief Financial Officer. Mr. Saloff led Electropharmacology, Inc. through several rounds of private financing and an initial public offering in May, 1995. Mr. Saloff was responsible for the design of SofPulseTM device based on PEMSRF technology and its clearance for commercial marketing from the FDA. He brings more than ten years sales and marketing background in a wide range of medical products and services. He had previously completed a turnaround and the sale of Akros Manufacturing, a small company engaged in manufacturing and marketing therapy beds, to Cybex Inc. (formerly Lumex Inc.), an American Stock Exchange Company. He received a Bachelors Degree in Business Administration in 1974 from Adelphi University and is the recipient of one U.S. patent.

         James A. Kaput, Ph.D. Vice President Molecular Biology & Scientific Planning, Gemini Biotech Division. Dr. Kaput joined the Company on October 12, 1998. Prior thereto, since January 1997, he had been Director of the Biotechnology Laboratory at Northwestern University and Research Associate Professor in the Robert H. Lurie Cancer Center at Northwestern University Medical School. From September 1995, he has been honorary Program Director of Molecular Genetics in Nutrition at The Sapients Institute, a not-for-profit research institute in Houston, Texas. Dr. Kaput had been a faculty and staff member at the University of Illinois at Urbana-Champaign from 1985 through July, 1995. He has conducted basic molecular and biochemical research in cell biology and in nutritional biochemistry. During the past decade, he developed a research program called "molecular genetics in nutrition" that combines methods and strategies from biochemistry, molecular biology, genetics, and nutrition. In 1997, he co-founded and served as Chief Scientific Officer of GeneQuEST Inc., (a subsidiary of HealthTech Development Inc., which was merged into the Company in August 1998 (see "Business - Recent Corporate Reorganization" and "Certain Transactions") with the mission to participate in the commercialization of molecular genetic methods in nutrition research. He is currently continuing his research collaborations with various research groups at

Northwestern University. Dr. Kaput received a Ph.D. in biochemistry and cell and molecular biology in 1980 from Colorado State University and completed his postdoctoral training in molecular cell biology at the Rockefeller University with Professor Gunter Blobel, a member of the National Academy of Sciences.

         Murray Feldman, Director. Mr. Feldman has been a Director of the Company since September 1996 and is a major investor in the Company. From June 1982 to present, Mr. Feldman has served as President of Murray Financial Associates, Inc., a Company primarily engaged in originating, selling, and servicing residential mortgages. Mr. Feldman is the uncle of Mr. David Saloff, the Executive Vice President of Marketing for the Company.

         Bernard V. Carrico, Jr., Director. Mr. Carrico has been a Director of the Company since August 1998. Mr. Carrico has a broad-based background in operations, finance and marketing in retail, consumer products, real estate and financial service industries. Since March 1998, he has been a co-founder, President and Chief Executive Officer of the Argo Funding Company, LLC, a private investment firm. From 1995 to August, 1997, he co-founded Heartland Capital Appreciation Fund, LP with Ms. Alice Walton and served as the President and Chief Executive Officer of this $52 million investment fund. Prior thereto, Mr. Carrico served as First Vice President of Drexel Burnham Lambert in Dallas, President, Chief Operating Officer of Western Capital Corporation (Dallas, Texas) and Chief Operating Officer of Christiana Company (NYSE), and as Chief Financial Officer of Texas Federal Financial Corporation of Dallas (NASDAQ). Mr. Carrico received a B.S. from St. Joseph's College, Indiana and an M.B.A. from Wayne State University, Detroit, Michigan.

Scientific and Medical Advisory Board

         The Company has assembled a distinguished panel of scientists to serve on its Scientific and Medical Advisory Board in order to provide the Company with guidance and advice on various scientific, clinical and intellectual property matters. The advisors meet as a group as well as individually with Company staff on a project-by-project basis in specific areas of expertise.

         Michael E. Hogan, Ph.D. Dr. Hogan is Professor of Molecular Physiology and Biophysics at the Baylor College of Medicine, Houston, Texas. Professor Hogan is a leading international expert in nucleic acid chemistry and is an inventor of a novel DNA triple helix. He also is recognized as an expert in the area of DNA probe technologies that apply to chip-based and micro-array diagnostics, a discipline that is expected to revolutionize the field of DNA diagnostics. He was the Scientific Founder of Triplex Pharmaceuticals Corporation. He recently founded Genometrix Inc., a nationally recognized biotechnology Company engaged in the development of novel Chipbased DNA diagnostics. Dr. Hogan has been on the Scientific Advisory Board of Gemini since its inception. He served on the faculty of Princeton University until joining Baylor College of Medicine. Dr. Hogan has published extensively in the area of nucleic acid biophysics and nucleic acid chemistry, especially as they apply to the pharmaceutical and diagnostic applications. He has authored numerous publications in national and international journals and is an inventor on multiple U.S. and foreign patents.

         Sheldon Marc Schuster, Ph.D. Dr. Schuster is Director of the Biotechnology Program of the University of Florida College of Medicine, Gainesville, Florida; Associate Director for Research of the University of Florida Cancer Center; and Professor of Biochemistry and Molecular Biology, Adjunct Professor of Medicine and Adjunct Professor of Chemistry at University of Florida. Dr. Schuster is a nationally recognized authority on enzyme biochemistry, and is the recipient of eight patents in the U.S. He is a member of the Board and Chief Scientist of AquaGene, Inc. (Alachua, Florida); a member of the Scientific Advisory Board of Ixion Biotechnology, Inc. (Alachua, Florida); a member of the Editorial Board of Stedman's Medical Dictionary (Baltimore, Maryland); a member of the Board of BioWeb, Inc. (Alachua, Florida); and a consultant for BioNebraska, Inc. (Lincoln, Nebraska). In 1988 Dr. Schuster was a Visiting Professor in the Department of Biological Sciences at Stanford University. From 1981 to 1988, he had various positions with the University of Nebraska Lincoln, including Director of its Gene Synthesis Facility and its Peptide Synthesis Facility. Prior thereto he had acted in various research capacities at the University of Wisconsin, the University of Arizona and the Syntex Research Institute of Hormone Biology. Dr. Schuster received a Ph.D. from the University of Arizona in 1974.

         Bharat B. Aggarwal, Ph.D. Dr. Aggarwal is Professor of Medicine and Chief of the Cytokine Research Section at M.D. Anderson Cancer Center, Houston. Professor Aggarwal is an expert on Cytokine research and has authored over 245 publications and is an inventor in multiple U.S. and foreign patents. Prior to joining the M.D. Anderson Cancer Center, Dr. Aggarwal was Group Leader of Protein Chemistry, Molecular Biology and Molecular Immunology at Genentech Inc., the world's premier biotechnology Company. He was the first to clone the gene for Tumor Necrosis factor-alpha and led the early evaluation of this critical biological response modifier in the diagnosis and treatment of cancer on behalf of Genentech. Dr. Aggarwal serves or has served on the Editorial Boards of the Journal of Biological Chemistry, the Journal of Infection and Cytokine Research, the Journal of Applied Biochemistry and Biotechnology and as the associate editor of the Journal of Immunology. He is a scientific reviewer of over 20 premier journals including such prestigious journals as Science, Cell and the Proceedings of the National Academy of Sciences. He is a member of the National Institutes of Health study sections reviewing NIH-funded grants and has served on several site visit committees. He has edited six books and has contributed several chapters on cytokines, the key protein targets implicated in cancer, inflammation and autoimmune diseases. His general area of research had focused for the past fifteen years on the investigation of novel growth factors and growth inhibitors produced by the cells of the immune system and by tumor cells.

         Martin L. McGregor, Ph.D., J.D., Consulting Director - Intellectual Property and Technology Licensing. He is the founder and partner of McGregor & Adler, P.C. in Houston, Texas and serves as Of Counsel to Winstead Sechrest & Minick P.C. in Dallas, Texas. Mr. McGregor has over 19 years experience as a lawyer on intellectual property matters, particularly in the chemical and biotechnology industry. Prior to founding his current law firm in 1996, he was a lawyer specializing in biotechnology patent prosecution and litigation with Gardere & Wynne LLP, one of the largest law firms in Texas, and at Baker & Botts LLP, a large nationally recognized law firm. He also is an Adjunct Faculty Member for Patent and Regulatory Issues for Chemists at the University of Texas at Arlington, a member of the Biotechnology Institute Board of the U.S. Patent and Trademark Office, a member of the Editorial Board of "Biotechnology Law Reports" and a member of the Board of BioTexas.

         George C. Fareed, M.D. Dr. Fareed is Chief of Medicine and Chairman of Infection Control Committee of Pioneers Memorial Hospital, Brawley, California, and is affiliated with El Centro Regional Medical Center, El Centro, California. He also is Director of the Special Infection (HIV) Clinic in Brawley, California and Medical Director of the AIDS Research Alliance, West Hollywood, California. Dr. Fareed practices in general/family medicine and sports medicine (he also is Team Physician to the U.S. Davis Cup Tennis Team). He co-founded International Genetic Engineering Inc. (Ingene) in 1981 and served in various positions with Ingene Inc. and its successor Xoma Corp., including Director of Scientific Planning, Director of Cancer Biotherapy and Director of New Product Development. Dr. Fareed was Associate Professor at the UCLA School of Medicine, Visiting Professor at the University of Nice, France and Assistant Professor at Harvard Medical School. He also is an inventor in three U.S. patents. Dr. Fareed received his M.D. degree from the Harvard Medical School and completed his internship at the Peter Bent Brigham Hospital, Boston, Massachusetts.

         Brian M. Kinney, M.D. Dr. Kinney is Chairman of New Technology Committee of the American Society of Plastic and Reconstructive Surgery and is engaged in private practice in California. He serves as an adjunct faculty member in the Department of Surgery at the University of Southern California School of Medicine. He also is an advisor for various medical companies engaged in the development of new technologies applicable to soft tissue surgery. Dr. Kinney has authored numerous publications and serves on a number of national and international committees. He received an M.D. degree from Tulane University, completed his internship and residency at the University of California, Los Angeles and then completed his residency and board certification in plastic surgery at University of California, Los Angeles. Dr. Kinney also completed a research fellowship on muscle and bone regeneration at the University of California, Los Angeles.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's President and Chief Executive Officer and the Company's other executive officers employed by the Company (the "Named Executives").


                           Summary Compensation Table

                                                                  Long-term Compensation
                                                                ------------------------
                                      Annual Compensation          Awards     Payout
                                ------------------------------  ----------  ---------

                                                                            Securities
                                                  Other Annual  Restricted  Underlying           All Other
Name and                 Fiscal                   Compensation  Stock       Options/    Ltip    Compensation
Principal Position       Year  Salary($)  Bonus($)   ($)        Awards($)   Sars(#)   Payout($)      ($)
------------------       ----  ---------  -------- -----------  ----------  --------- --------- ------------
Arup Sen (1)             1997   123,604      --       6,000(2)   152,446(3)   25,000       --           --
  Chairman, President    1996    25,962              23,967(4)    31,162(5)   75,000       --           --
  & Chief Executive      1995
  Officer
David Saloff             1997   137,219      --      10,000           --          --       --           --
  Vice Chairman &        1996   143,297      --       8,500           --     100,000       --           --
  Executive Vice         1995   126,000      --       6,000           --          --       --           --
  Vice President
Joseph Mooibroek (1)     1997    53,109             132,269(6)                25,000(7)
  Former Chairman,       1996   112,644      --      70,396(8)    94,596(5)  592,086(9)    --           --
  President, Chief       1995        --      --          --           --          --       --           --
  Executive Officer

----------
(1) Dr. Arup Sen was appointed Chairman, President, Chief Executive Officer and Secretary on April 1, 1997. Mr. Mooibroek served as President and Chief Executive Officer from August 5, 1996 until he resigned from such positions on April 1,1997. As of April 12, 1997, Mr. Mooibroek entered into a severance agreement with the Company. (See "Management and Advisors"--Employment Contracts, Terminations of Employment and Change of Control Agreements").

(2)      Includes a $6,000 car allowance.

(3) Represents the value on the various dates of grant of 116,047 shares of Common Stock received by Dr. Sen in lieu of cash compensation.

(4) Includes a $833 car allowance, $13,838 of deferred compensation for the payment of taxes and, in lieu of cash compensation, 1,688 shares of Common Stock valued at $8,696 at December 31, 1996.

(5) Represents the value at the date of grant of 10,838 and 32,903 shares of Common Stock received by Dr. Sen and Mr. Mooibroek, respectively, for reimbursement of relocation expenses.

(6) Includes a $3,000 car allowance and $129,269 in severance payments and interest on note payable for such severance payments, $8,569 of which remained outstanding at year end.

(7) Represents a ten-year warrant to purchase Common Stock at $2.25 per share.

(8) Includes a $5,000 car allowance and $36,788 as reimbursement for the payment of taxes. Also includes $28,608 of deferred compensation. In lieu of cash compensation, Mr. Mooibroek elected to receive 5,555 shares of Common Stock valued at $28,608 at December 31, 1996.

(9) 384,450 of these options were canceled on April 12, 1997 in connection with Mr. Mooibroek's severance agreement. The remaining 207,236 options became fully vested.

                     COMPENSATION OF DIRECTORS AND ADVISORS

         Pursuant to the Company's Non-Employee Directors' Equity Compensation Plan, the Company pays each non-employee director $2,500 per fiscal quarter in Common Stock priced at the closing on the last business day of trading in such quarter, payable after January 1 of the following year. For 1997, each non-employee director also received a stock option of 2,500 shares of Common Stock, which option was granted on the last trading day of the year, immediately vested and has a term of four years. At the time that a non-employee director joins the Board of Directors, the director is granted a stock option of 15,000 shares of Common Stock, which option is granted upon the directors attendance at the first meeting of the Board of Directors, vests immediately with respect to 20% of the underlying shares and with respect to the remaining shares vests an additional 20% of the shares upon each anniversary year thereafter.

         Directors who are also employees of the Company do not receive compensation for their participation as members of the Board of Directors of the Company.

                                   EMPLOYMENT

         On August 25, 1998, the Board of Directors issued a memorandum to Arup Sen, outlining in general the terms of employment of Dr. Sen as Chief Executive Officer of EPi, effective as of September 1, 1998. The memorandum provides for an initial base salary of $130,000, which has increased to $150,000, and may further increase up to $200,000 in a series of stepped increments upon the achievement of specified milestones. The memorandum also provides that the Company will grant to Dr. Sen a ten- year option to purchase 500,000 shares at the stock price at close of trading on the date of grant (August 25, 1998), 150,000 of which have vested based on the achievement of specific milestones set by the Board of Directors, with the remainder to vest upon the achievement of other such milestones. Stock and cash bonuses are to be at the sole discretion of the Board of Directors. In the event that Dr. Sen's employment is terminated without "cause" before three years, Dr. Sen is entitled to a severance of six months' base salary subject to his mitigation of such payment by seeking other employment. All his stock options will vest immediately and will remain exercisable for the original term of the option in the event his employment is terminated due to an acquisition by or merger with a third party not recommended and/or approved by Dr. Sen, or without "cause".

         For a description of the employment agreement entered into between the Company and Krishna Jayaraman, the President and Chief Executive Officer of the Gemini Biotech Division of the Company and a director of the Company, on August 19, 1998 see "--Certain Transactions."

         On August 25, 1998, the Board of Directors issued a memorandum to David Saloff, outlining in general the terms of employment of Mr. Saloff as Executive Vice President- Sales and Marketing of the Company, effective as of September 1, 1998. The memorandum provides for an initial base salary of $80,000, which may increase up to $110,000 upon certain events, including the achievement of certaion increase annual revenue to be calculated by annualizing the prior six months' revenues. The memorandum also provides that Mr. Saloff will be entitled to an override on sales revenue at specified percentages of the annualized run rate calculated on the previous month's revenues. Once Mr. Saloff's aggregate annual compensation equals or exceeds $200,000, then the Company and Mr. Saloff will negotiate a new mutually agreeable compensation arrangement. The memorandum also provides that the Company will grant to Mr. Saloff on August 25, 1998, a ten- year option to purchase 200,000 shares at the stock price at close of trading on the date of grant with 20% of the shares covered thereby vesting upon the first anniversary date, and an additional 20% each succeeding anniversary date, with vesting to accelerate based on meeting certain sales revenue growth targets and other events related to PEMS technologies and products. Stock and cash bonuses are to be at the sole discretion of the Board of Directors. In the event that Mr. Saloff's employment is terminated without "cause" before 18 months, Mr. Saloff is entitled to a severance of the prior six months' compensation. The severance payment is subject to his mitigation of such payment by seeking other employment unless Mr. Saloff has not been given notice of termination at least three months prior to the end of the 18 month period and Dr. Sen is no longer serving as the Company's Chief Executive Officer at such time. All of his stock options will vest immediately and will remain exercisable for the original term of the option in the event his employment is terminated due to an acqusition by or merger with a third party not recommended and/or approved by Mr. Saloff, or without "cause".

         Mr. Mooibroek resigned from his position as Chairman, President and Chief Executive Officer on April 1, 1997. As of April 12, 1997 the Company and Mr. Mooibroek entered into a severance agreement that provided, among other things, in settlement of all rights under his employment agreement with the Company, for a cash payment of $128,700 to Mr. Mooibroek over approximately five months, the issuance of 5,555 shares of Common Stock of the Company that were assigned to Mr. Mooibroek in lieu of a portion of his salary during 1996, the grant to Mr. Mooibroek of a 10-year warrant to purchase 25,000 shares of Common Stock of the Company at $2.25 per share and the cancellation of 384,850 options to purchase shares of Common Stock of the Company that were previously granted to Mr. Mooibroek, leaving Mr. Mooibroek with 207,236 fully vested options to purchase shares of Common Stock of the Company. The severance agreement also provided for the cancellation of Mr. Mooibroek's right to be granted an option to purchase one-tenth of the number of shares of Common Stock of the Company as to which Mr. Herrick exercised his warrant. Mr. Mooibroek further agreed to assign to the Company patent protection on inventions made by Mr. Mooibroek and to cooperate with the Company in obtaining such patent protection.

                                  STOCK OPTIONS

Option Grants During 1997 Fiscal Year

         The following table provides information related to options granted to the Named Executives during fiscal 1997.

                                                                                          Potential Realized Value of
                                                                                         Assumed Annual Rates of Stock
                                           Individual Grants                          Price Appreciation for Option Term
                      ------------------------------------------------------------  ---------------------------------------
                         Number of        % of Total
                         Securities      Options/SARS      Exercise
                         Underlying       Granted to       or Base
                        Options/SARS     Employees in        Price    Expiration             5%                  10%
       Name             Granted (1)       Fiscal Year     ($/Share)       Date               ($)                 ($)
-------------------   --------------     -------------    ---------      ------             ----                 ---
Arup Sen                    25,000(1)        83.3%           1.81       06/24/07
David Saloff                     -              -               -          -
Joseph Mooibroek                 -              -               -          -

---------------
(1) Options to acquire shares of Common Stock all of which are currently exercisable.

Option Exercises During 1997 Fiscal Year and Fiscal Year End Option Values

         The following table provides information related to options held by the Named Executives. No stock options were exercised by a Named Executive during fiscal 1997. Because the option exercise price exceeds the closing price for the Company's Common Stock on December 31, 1997, no options held by Named Executives are considered in-the-money at December 31, 1997. The Company does not have any outstanding stock appreciation rights.

                                                             Number of Securities            Value of Unexercised
                                                            Underlying Unexercised        In-The-Money Options/SARS
                                                          Options/SARS at FY-End (#)            at FY-End ($)(1)
                                                          --------------------------    ----------------------------
                             Shares
                            Acquired         Value
      Name                on Exercise    Realized($)(2)  Exercisable    Unexercisable    Exercisable    Unexercisable
-------------------       -----------    --------------  -----------    -------------    -----------    -------------
Arup Sen.................       0              -            70,000         30,000             -               -
David Saloff.............       0              -           100,000            -               -               -
Joseph Mooibroek.........       0              -           207,236            -               -               -
-------------------------

(1) The closing price for the Company's Common Stock as reported through the OTC Bulletin Board on December 31, 1997, the last trading day of the 1997 fiscal year, was $0.28. Value is calculated on the basis of the difference between the option exercise price and $0.28 multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.

      LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

         The Company's Amended and Restated Bylaws (the "Bylaws") provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under the Bylaws to enter into indemnification agreements with its directors and executive officers. The Company has entered into one such agreement with Dr. Jayaraman as part of his employment agreement. See --"Certain Transactions." The Bylaws also allow the Company to purchase insurance on behalf of any person it is required or permitted to indemnify.

         In addition, the Company's Certificate of Incorporation, as amended (the "Certificate") provides that the Company's directors shall not be liable for monetary damages for breach of fiduciary duty to the Company and its stockholders as a director, except for liability (i) for breach of their duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. The Certificate further provides that no amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of directors then will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification by the Company would be required or permitted. The Company is not aware of any threatened litigation or proceeding which would result in a claim for such indemnification.


                              CERTAIN TRANSACTIONS

         The Company consummated a significant reorganization (the "Reorganization") as of August 24, 1998 as further described in Item 2 hereof, including: (i) the merger of HealthTech Development Inc. ("HTD") with and into a newly formed subsidiary of the Company ("EPi Sub") with the shareholders of HTD receiving shares of Common Stock of the Company in exchange for their shares of capital stock of HTD; (ii) the transfer of all of the assets of EPi Sub other than those related to the SofPulse business (the "Sofpulse Assets") to Gemini Health Technologies L.P. (the "Partnership") in exchange for partnership units in the Partnership; (iii) the contribution by Krishna Jayaraman and Shashikala Jayaraman (the "Jayaramans") of all of their partnership interests in Gemini BioTech, Ltd. a Texas limited partnership ("Gemini"), and all of the stock of Gemini BioTech, Inc., a Texas corporation and the general partner of Gemini, in exchange for partnership units in the Partnership, which partnership units may be converted after June 18, 1999 into 6,000,000 shares of Common Stock of the Company; and (iv) the sale of the SofPulse Assets to a subsidiary of ADM Tronics Unlimited, Inc., a company traded on the Nasdaq Small Cap Market ("ADM") in exchange for (a) $150,000 in cash, (b) 1,400,000 shares of ADM common stock, (c) the payment of $650,000 of the Company's payables by ADM and (d) the issuance of a warrant to purchase additional shares of ADM common stock if ADM achieves certain sales goals.

         In connection with the Reorganization, a Master Agreement, dated June 28, 1998 (along with all amendments thereto, the "Master Agreement") was entered into among (i) HTD, the Company, and EPi Sub, (ii) Norton Herrick, David Saloff, Murray Feldman, George Levine, and Paragon Capital Corporation at Spear, Leeds & Kellogg, LLC (collectively, the "EPHI Group"), (iii) Arup Sen, James Kaput and Richard Kneipper (collectively, the "HTD Group") and (iv) Krishna Jayaraman and Shashikala Jayaraman (collectively, the "Gemini Group"). Pursuant to the Master Agreement, the EPHI Group, the HTD Group and the Gemini Group agreed that following the consummation of the Reorganization, in connection with the election of directors to the Board of Directors of the Company they shall each vote their shares of Common Stock in favor of a seven-person board of directors, consisting of two persons nominated by the EPHI Group, two persons nominated by the HTD Group, two persons nominated by the Gemini Group and one person who is the Chief Executive Officer of the Company. In addition, in connection with the election of the EPHI Group's nominees, Mr. Herrick and Mr. Feldman have agreed to support the nomination of, and to vote their shares in favor of, a person selected by the other. Pursuant to the Master Agreement, the EPHI Group has selected David Saloff and Murray Feldman as their initial nominees, the HTD Group has selected Bernard Carrico and Richard Kneipper as their initial nominees, and the Gemini Group has selected Dr. Krishna Jayaraman as one of their initial nominees and has not yet named the second nominee. Arup Sen, as the Company's Chief Executive Officer, is the final initial nominee selected.

         Pursuant to the Master Agreement, upon consummation of the Reorganization all shares of preferred stock and all warrants held by Mr. Herrick (242,950 and 1,300,000, respectively) were redeemed and exchanged for an aggregate of 1,575,000 shares of Common Stock. In addition, all warrants owned by each of Mr. Feldman and Paragon (373,607 and 187,500, respectively) were redeemed and exchanged for 160,000 shares and 90,000 shares of Common Stock, respectively.

         Pursuant to the Master Agreement, Mr. Herrick, the EPHI Group, the HTD Group and the Gemini Group agreed not to sell or otherwise dispose of any of the shares of Common Stock received in the Reorganization until August 24, 1999, provided that they each will be permitted to sell an amount of shares which, when aggregated with all shares sold for their individual accounts within the preceding three months, does not exceed the greater of (i) one percent of the outstanding shares of Common Stock or (ii) the average weekly reported trading volume of shares of the Common Stock during the preceding four calendar weeks.

         The Master Agreement will terminate on the earliest to occur of (i) on August 24, 2000, or (ii) the date on which the market capitalization of the Company equals or exceeds $40,000,000 for any period of 20 trading days within any six-month period.

         Pursuant to a Registration Rights Agreement, dated as of June 28, 1998 (the "Registration Rights Agreement") among the Company, the EPHI Group, the HTD Group and the Gemini Group, the Company agreed to file with the SEC as soon as reasonable practicable a registration statement to register the shares of Common Stock held by the EPHI Group, the HTD Group and the Gemini Group (collectively the "Selling Stockholders") , including certain shares to be issued to the HTD Group and the Gemini Group upon the achievement of certain milestones. The Company has agreed to use its reasonable efforts to have the registration statement declared effective and remain continuously effective for at least one year (unless the registration statement can be filed or amended on From S-3, in which case it shall remain effective until all the Selling Stockholders can resell their shares under Rule 144(k)). In addition, any of the Selling Stockholders can require the Company to continue to keep the registration statement effective after the period of effectiveness is over by paying to the Company on a pro rata basis the cost of maintaining the effectiveness. In addition, if such registration statement is no longer in effect, the Company has granted the Selling Stockholders piggyback registration rights on other registration statements to be filed by the Company.

          In November 1995, the Company entered into a Preferred Stock and Warrant Subscription Agreement with Mr. Norton Herrick, an investor in the Company beneficially owning greater than 10% of the Common Stock of the Company, whereby the Company issued to Mr. Herrick (i) 421,950 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and (ii) warrants to purchase an aggregate of 1,721,950 shares of Common Stock in consideration of $2,000,000. The balance of the shares of Preferred Stock and all of the Warrants were redeemed and exchanged for 1,575,000 shares of Common Stock pursuant to the Master Agreement described above.

         On November 25, 1997, the Company entered into an advisory services agreement with 20th Century Associates, Inc. ("20th Century") relating to planning, implementation and provision of investor and financial relations services to the Company for which the Company agreed to issue 350,000 registered shares of newly issued and registered Common Stock to 20th Century. As of October 30, 1998, the Company had issued 250,000 shares of the Common Stock to 20th Century in consideration of the advisory services rendered under the agreement.

         As part of the Reorganization, the Company entered into an employment agreement with Krishna Jayaraman dated August 19, 1998, for a term expiring on August 19, 2001 for Dr. Jayaraman's services as President and Chief Executive Officer of The Gemini Biotech Division of the Company. This agreement provides for a base salary of $120,000 which has increased to $150,000 and may further increase to $200,000 in a series of steps based on certain corporate milestones and revenues of the Gemini Biotech Division. He also is entitled to benefits, a term life contract, an automobile allowance and four weeks vacation per year. The agreement also provides that the Company will grant to Dr. Jayaraman on the date of the agreement an option to purchase 250,000 shares of Common Stock with 50,000 of the shares covered thereby vesting immediately, 62,500 of the shares covered thereby vesting on each of the first and second anniversaries of the agreement and an additional 75,000 of the shares covered thereby vesting on the third anniversary of the date of the agreement. The agreement also provides that if Dr. Jayaraman's employment is terminated by him by permitted resignation or by the Company other than for "cause", Dr. Jayaraman will receive an amount equal to 85% of the remaining portion of the base salary due him under the term of the agreement, unless there is a permitted resignation following a relocation of Dr. Jayaraman due to a change in control not proposed or recommended by Dr. Jayaraman. In such case, Dr. Jayaraman would receive the sum of his annual base salary and the average annual bonus received by him during the previous two-year period. In the event of termination without "cause" or by permitted resignation, Dr. Jayaraman will continue to receive benefits pursuant to the Company's welfare programs and perquisite plans until the earliest of one year after his termination, the end of the term of the agreement, or until Dr. Jayaraman is reemployed. In addition, all of Dr. Jayaraman's options will immediately vest and be exercisable for the full term of the option. Dr. Jayaraman is also subject to a non-compete agreement as part of his employment agreement.


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of September 30, 1998, regarding the beneficial ownership of Common Stock by each person known by the Company to own beneficially 5% or more of the outstanding shares of Common Stock, each director and executive officers of the Company, and the directors and executive officers of the Company as a group, and as adjusted to reflect the offering of Common Stock by this Prospectus. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted. The address for each person below listed is c/o the Company, 1109 NW 13th Street, Gainesville, Florida 32601, unless otherwise noted.

                                                                                               Percent of Class
                                                                                          -------------------------
                                                          Amount and Nature of             Before            After
             Name of Beneficial Owner                     Beneficial Ownership            Offering         Offering
             ------------------------                     --------------------            --------         --------

Arup Sen, Chairman of the Board, Chief
  Executive Officer and President                          2,715,360 (1)(2)                20.23%          14.85%

David Saloff, Director and Executive Vice                    393,485 (2)(3)                 2.93%           2.14%
  President

Murray Feldman, Director                                     917,910 (2)(4)                 6.90%           5.01%

Richard K.  Kneipper, Vice Chairman and
  Director                                                 1,342,694 (2)(5)                10.11%           7.34%

Bernard Carrico, Director                                      3,000 (5)                     *               *

Krishna Jayaraman, Director and Chief
  Executive Officer, Gemini BioTech Division                  50,000 (6)                     *               *

James Kaput, Vice President, Gemini                        1,339,694 (2)                   10.09%           7.33%
      Biotech Division

Norton Herrick
      2295 Corporate Blvd., NW, Suite 222
      Boca Raton, FL 33431                                 1,893,950 (2)(7)                14.26%          10.36%

Paragon Capital Corporation
  at Spear, Leeds, Kellogg, LLC
      c/o George Levine
      1250 E. Hallandale Beach Blvd., Suite 300
      Hallandale, FL 33309                                   571,039 (2)                    4.30%           3.12%

Elan International Services, Ltd.
      102 St. James Court
      Flatts, Smith Parish, Bermuda FL04                   7,027,202 (8)                   35.98%          35.78%

All directors and executive officers
  as a group (7 persons)                                   5,416,449 (2)                   46.98%          35.97%

* Less than one percent (1%)

(1)  Includes 436,966 shares subject to presently exercisable options.
(2) To the extent that this person or persons shares voting power pursuant to the Master Agreement, such person or persons may be deemed to be a member of a "group" with the EPHI Group, the HTD Group and the Gemini Group pursuant to Rule 13d-5 under the Securities Exchange Ac of 1934, (the "Exchange Act") and this person or persons is deemed to beneficially own the shares of Common Stock currently beneficially owned by each of the other members of the group with which this person or persons shares such voting power, namely, Mr. Herrick (1,893,950 shares of Common Stock), Mr. Saloff (259,199 shares of Common Stock and presently exercisable options to purchase 134,286 shares of Common Stock), Mr. Feldman (895,410 shares of Common Stock and presently exercisable options to purchase 22,500 shares of Common Stock), Mr. Levine and Paragon Capital Corporation at Spear, Leeds & Kellogg, LLC (571,039 shares of Common Stock), Dr. Sen (2,278,394 shares of Common stock and presently exercisable options to purchase 436,966 shares of Common Stock), Mr. Kneipper (1,339,694 shares of Common Stock), Mr. Kaput (1,339,694 shares of Common Stock) and

     Mr. Jayaraman (50,000 presently exercisable options to purchase 50,000 shares of Common Stock. See note (6) below regarding additional rights to acquire shares of Common Stock that are not currently exercisable. As of August 31 1998, the shares of Common Stock beneficially owned by the EPHI Group, the HTD Group and the Gemini Group represent approximately 70.13% of the issued and outstanding shares of Common Stock, calculated in accordance with Rule 13d-3 under the Exchange Act (based on 12,505,480 shares of Common Stock issued and outstanding following the consummation of the Reorganization, plus the 134,286, 22,500, 436,966 shares of Common Stock, respectively, issuable to Messrs. Saloff, Feldman and Sen, respectively, upon exercise of certain options in each case which may be deemed to be beneficially owned by such persons and which are deemed outstanding for purposes of this computation). Each such person or persons shares voting power of the shares of Common Stock beneficially owned by the respective group to which he belongs as described above, but has no other rights with respect to such shares and disclaims beneficial ownership of such shares.
(3)  Includes 134,286 shares subject to presently exercisable options.
(4)  Includes 22,500 shares subject to presently exercisable options.
(5)  Includes 3,000 shares subject to presently exercisable options.
(6) Includes 50,000 shares subject to presently exercisable options. Dr. Jayaraman and his wife also have the right to convert their partnership units in the Partnership after August 23, 1999 into 6,000,000 shares of Common Stock.
(7) Mr. Herrick disclaims beneficial ownership of 60,000 shares of Common Stock owned by Rozel International Holdings, which shares are pledged to Mr. Herrick as security for a loan.
 (8) Includes 7,500 shares of Series A Convertible
     Preferred Stock convertible into 6,250,000 shares of Common Stock.


                          DESCRIPTION OF CAPITAL STOCK

         General. As of the date of this Prospectus, the authorized capital stock of the Company consisted of 30,000,000 shares of Common Stock, $.01 par value, of which 12,505,480 shares were outstanding, and 10,000,000 shares of Preferred Stock, $.01 par value, 7,500 shares of which were outstanding as the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Company is in the process of preparing an amendment to its Certificate of Incorporation, as amended (the "EPI Certificate") and submitting such amendment to the shareholders for approval, to increase the authorized number of shares of Common Stock to 50,000,000 shares.

         The following description of the securities of the Company and certain provisions of the EPI and Restated By-laws (the "EPI By-Laws"), is a summary and is qualified in its entirety by the provisions of the EPI Certificate and the EPI By-Laws as currently in effect. As of the date of this Prospectus, the Company's Common Stock is held of record by 81 stockholders and its Series A Preferred Stock, which is the only class of the Company's Preferred Stock issued and outstanding, is held of record by one stockholder, Elan.

         EPI Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The EPI Certificate does not provide for cumulative voting for the election of directors. Subject to preferential rights of any issued and outstanding Preferred Stock, including the Series A Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company, if any, remaining after payment of liabilities and the liquidation preferences of any issued and outstanding Preferred

Stock and available for distribution to such holders upon liquidation, dissolution or winding-up of the Company. Holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, upon issuance, will be, fully paid and nonassessable.

         Preferred Stock. Pursuant to the EPI Certificate, the Company is authorized to issue up to 10,000,000 shares of "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. Subject to the terms of any issued and outstanding Preferred Stock (including without limitation the Series A Preferred Stock), the Board of Directors, without further approval of the stockholders, is authorized to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation voting rights, dividend rates, redemption and sinking fund provisions, liquidation preferences, conversion rights, and the number of shares constituting each such series, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of the Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, among other things, will likely decrease the amount of earnings and assets available for distribution to holders of the Common Stock as dividends or upon liquidation, respectively, and could adversely affect the rights and powers, including the voting rights, of the holders of the Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

         Series A Convertible Preferred Stock

         Liquidation Preference; Ranking. Each share of Series A Preferred Stock has a liquidation preference of $1,000, plus accrued and unpaid dividends (the "Liquidation Preference"). The Series A Preferred Stock ranks senior in right of payment to all Common Stock, but ranks junior in right of payment to all indebtedness of the Company.

         Dividends. 10% per annum, payable semi-annually in cash, or in the Company's discretion, by the issuance of additional shares of Series A Preferred Stock on the same terms and conditions as the original issuance. The Series A Preferred Stock will share in the same amount of dividends as would be payable on the number of shares of Common Stock into which the Series A Preferred Stock could be converted.

         Conversion. At the option of the holders thereof, at any time or from time to time, each share of Series A Preferred Stock will be convertible into a number of shares of the Common Stock obtained by dividing the outstanding amount ($7,500,000) plus accrued paid-in-kind dividends by $1.20 subject to adjustment in certain circumstances to prevent dilution.

         Redemption. The Company has the right to call all or any portion of the Series A Preferred Stock for redemption in cash for an amount equal to the Liquidation Preference from and after October 1, 2003, if the closing bid price of the Common stock is equal or greater than $2.50 per share for 20 out of 30 consecutive trading days. Thirty to sixty days prior to redemption, the Company must give notice of redemption. If prior to redemption, the closing bid price per share of Common Stock is below $2.50 for 45 consecutive days, then any redemption notice shall be ineffective and the time period shall begin again. The Series A Preferred Stock is mandatorily redeemable by the Company in cash for an amount equal to the Liquidation Preference on September 30, 2005, unless the Company determines that it has insufficient capital resources, in which case the Series A Preferred stockholder must elect either to (I) extend the mandatory redemption date to a date acceptable to the Company or (ii) accept in redemption a number of shares of Common Stock equal to the quotient obtained by dividing the Liquidation Preference by the current market price of the Common Stock at such time.

         Voting Rights. In addition to the other voting rights provided by law and those described below, holders of the Series A Preferred Stock are entitled to vote together with the holders of the Company's Common Stock as a single class on all matters submitted to a vote of stockholders. With respect to any such vote, each share of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted.

         The affirmative vote of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock is necessary to (I) increase or decrease the authorized or outstanding number of the shares of Series A Preferred Stock so as to adversely affect the shares, (ii) authorize or issue stock or securities convertible into or exercisable for stock having equal or greater rights than the Series A Preferred Stock, or (iii) authorize or issue a series of Preferred Stock having equal or greater rights than the Series A Preferred Stock.

         Right of Exchange. If, as a result of Elan's purchase of equity securities of the Company, Elan's aggregate interest in the Common Stock exceeds 19.9% of the outstanding Common Stock, Elan may elect to receive non-voting securities of the Company to the extent of such excess, and Elan also will have the right to exchange the new class of equity security for voting securities of the Company. Assuming a public offering price of $.80 per share, Elan will own approximately 16% (excluding warrants) of the outstanding Common Stock after the offering. See "Risk Factors - Potential Dilution; Absence of Dividends", "Transactions Related to the Offering" and "Certain Transactions".

         Elan Nominee to Board of Directors. The Company has agreed to take all necessary actions to create a vacancy in the board of directors, to be filled by a designee of Elan who is reasonably satisfactory to the Company. As long as Elan beneficially owns 5% of the outstanding Common Stock, the Company has agreed to include Elan's designee in the management-recommended slate of directors at all meetings at which directors are elected.


Warrants

         As an incentive to extend the maturity dates of notes payable to related parties, in August and November 1993, the Company issued five-year warrants for the purchase of an aggregate of 8,717 shares of Common Stock at $5.42 per share.

         During 1994, the Company issued five-year warrants for the purchase of 9,685 shares of Common Stock at $5.03 per share to a shareholder and creditor of the Company as consideration for extending the maturity date of notes payable due to the shareholder. Also during 1994, the Company issued five-year warrants for the purchase of 41,969 shares of Common Stock at $5.03 per share to a consultant of the Company for certain contributions of scientific development of the Company.

         During June 1995, the Company issued five-year warrants to purchase 30,000 shares of Common Stock at $4.00 per share to consultants of the Company for certain investor relations work. Further, a four-year warrant to purchase 25,000 shares of Common Stock at $5.25 per share was issued to a consultant to the Company for certain scientific contributions to the Company.

         In November 1995, the Company issued five-year warrants to an investment banker to purchase 100,000 shares of Common Stock at $5.50 per share in connection with services rendered in an investment transaction in the Company by an investor. In December 1995, five year warrants to purchase 65,000 shares of Common Stock at $1.00 per shares were issued to a consultant to the Company as full consideration for a three year financial consulting contract. These warrants issued in November 1995 contain certain piggyback registration rights. See "-- Registration Rights."

         In April 1997, a ten-year warrant to purchase 25,000 shares of Common Stock at $2.25 was issued to the Joseph Mooibroek as part of his severance agreement.

         All of the foregoing warrants are currently exercisable but none of the foregoing warrants have been exercised. The above warrants in the aggregate entitle the holders thereof to acquire 317,371 shares of Common Stock.

         Under the Elan Agreements, on September 30, 1998, Elan was issued a seven-year warrant to acquire 1,000,000 shares of Common Stock at an exercise price of $2.50 per shares, which warrant is exercisable on or after June 27, 1999. The exercise price of the Elan Warrant is subject to adjustment in the event of below-market issuances of Common Stock or below-market grants or exercises of options or warrants, excluding outstanding warrants as of September 30, 1998 and up to 2,250,000 options. The Company has granted Elan certain registration rights in connection with the Elan Warrant. See "-- Registration Rights."


Elan's Obligation to Purchase Common Stock

         Under the Elan agreements, Elan has agreed to invest, upon request by EPI during the 60-day period ending November 29, 1998, $2 million to acquire shares of Common Stock at a price per share equal to the per share price at which EPI sells up to an additional $2 million of Common Stock to other investors or, if no sales are consummated, at the average closing price of the EPI Common Stock for the 20 consecutive trading days prior to the acquisition, and, in any event, at a maximum price of $1.375 per share. On October 30, 1998, the Company issued Elan 777,202 shares of Common Stock at $0.772 per share, with aggregate proceeds of $600,000.


Exchange Rights for Partnership Units

         Pursuant to the Reorganization, the Jayaramans have the right to exchange their 6,000,000 partnership units in Gemini Health Technologies L.P. (the "Partnership") on a one unit for one share basis for Common Stock on or after June 18, 1999. The Jayaramans are also entitled to earn up to 2, 050,000 in the Partnership units upon the achievement of certain milestones. The additional Partnership units are subject to the same exchange rights as the 6,000,000 Partnership units. See - "Eear Out Shares." The Jayaramans are also entitled to certain demand and piggy-back registration rights. See - "Registration Rights".

Earn-Out Shares

         Under the Reorganization, the shareholders of HTD are entitled on a pro rata basis to earn up to an additional 1,650,000 shares of Common Stock upon the achievement of certain milestones. These shares are subject to certain registration rights (See - "Registration Rights"). Under the terms of the Gemini acquisition, Gemini partners are entitled to receive an additional up to 2,050,000 Partnership Units, each exchangeable to the Company's Common Stock on a one for one basis, upon the achievement of certain milestones relating to Gemini service of business and Technologies and Certain if the earn-out shares that may be issued to HTD shareholders and Gemini partners and adjustable based on the trading price of the Company's Common Stock at the time when the milestones are achieved.


Options

         As of October 30, 1998, options to purchase 1,500,000 shares of Common Stock were outstanding under EPI's Stock Option, Plan, 1,134,988 of which were exercisable on that date at prices ranging between $.26 and $5.50 per share. An additional 408,988 shares have been granted, subject to amendment to the Stock Option Plan authorizing sufficient additional shares under the plan to cover such grants.


Registration Rights

         The holders of an aggregate of 9,462,828 shares of Common Stock and other securities or rights exchangeable or convertible into 17,115,000 shares of Common Stock consisting of 1,165,000 warrants, 3,700,000 earn out rights, 6,000,000 partnership units, and 7,500 shares of Preferred Stock convertible into 6,250,000 shares of Common Stock are entitled to certain registration rights as set forth below:

         Reorganization Agreements. Under the terms of a registration rights agreement entered into in connection with the Reorganization Transactions, certain registration rights were granted to the following individuals with respect to shares of Common Stock issued or to be issued to such shareholders in connection with the Reorganization Transactions: Gemini Group 6,000,000 shares, the HTD Group 6,172,095 shares, Norton Herrick 1,893,950 shares and other members of the EPHI Group 250,000 shares. The agreement also grants rights to Gemini Group and the HTD Group to register up to 2,050,000 and 1,138,650 earn out shares, respectively, which are issuable upon the achievement of certain milestones.

         The Company agreed to file the current registration statement registering such shares for sale by the holders as soon as reasonably practicable, and to use its reasonable efforts to have the registration statement declared effective and remain continuously effective for at least a one-year period, subject to certain deferrals and restrictions, including the right of underwriters of an offering to limit the number of shares to be included in such registration. The Company agreed to use its reasonable efforts to regain its eligibility to use Form S-3 and refile the registration statement on Form S-3 and maintain its effectiveness until all of the holders can resell their shares under Rule 144(k). Following the one-year period of effectiveness, at the request of any holder, the Company has agreed to keep the registration statement effective so long as such holder pays to the Company the cost of maintaining the effectiveness of the registration statement. The holders also have certain piggyback registration rights, subject to certain restrictions, if the Company proposes to register its securities, either for its own account or for the account of other security holders for cash.

         Under the terms of the HTD merger agreement entered into in connection with the Reorganization Transactions, another 47,000 shares of Common Stock held by EPI non-affiliate shareholders, an additional 1,349,197 shares of Common Stock held by non-affiliate HTD shareholders, and up to 361,350 shares of Common Stock issuable to non-affiliate HTD shareholders in connection with the achievement of certain milestones, are subject to registration under the registration statement and the Company has agreed to use its reasonable efforts to cause the registration statement to become effective. The Company has agreed to file all amendments or supplements to the registration statement in order to allow for resales of the Common Stock described above for a period of one year until August 24, 1999.

         In connection with the Reorganization, the Company issued Jones, Day, Revis and Pogue 322,581 shares of Common Stock as payment for $650,000 in overdue billings. The Company agreed to Register these shares in the Current Registration Statement.


EPi Warrants

         Holders of 165,000 warrants issued in November 1995 (See - "Warrants") have certain piggyback registration rights during the term of the warrant. They are entitled to thirty days' prior notice of any registration by the Company, and subject to certain restrictions, are entitled to have their shares included in such registration statement.


Elan Transactions

         Pursuant to the Elan Agreement, any holder that holds securities representing at least 1,250,000 shares of Common Stock has the right, on not more than two occasions and subject to certain limitations, to require the Company to register under the Securities Act, all or part of the registrable securities, including approximately 2,527,202 shares of Common Stock (assuming a $.80 per share market price on the remaining $1,400,000 of Common Stock which Elan has agreed to purchase) and the 7,250,000 shares of Common Stock Elan may acquire upon exercising its warrant and converting its Preferred Stock. The Holders will have the right to select the investment bankers and managers to administer an offering under a demand registration, subject to the Company's approval. The Elan Agreement also provides that the Company shall include all registrable securities beneficially owned by the Holder in the registration statement, and if the registration statement is not declared effective, or the effectiveness lapses, if the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company, Elan will be entitled to include all or part of its shares in that registration, subject to the right of the managing underwriter to exclude shares from such registration to the extent their inclusion would adversely affect the marketing of the shares to be sold. To the extent that shares of the Common Stock have not been sold pursuant to one of the foregoing registration statements, the Company is required to register the Common Stock issuable upon conversion of the Series A Preferred Stock within 60 days of the date of conversion; the other Common Stock issued upon exercise of the Elan Warrant within 60 days of the initial exercise thereof; and the Common Stock issued or issuable within 15 months of September 30, 1998. In connection with the Elan Agreements, Elan has agreed not to sell or otherwise dispose of any of its shares of Common Stock for a period of 180 days following September 30, 1998. See "Shares Eligible for Future Sale."


                         DELAWARE ANTI-TAKEOVER LAW AND
                           CERTAIN CHARTER PROVISIONS

         The existence of the authorized but unissued Preferred Stock could have the effect of making it more difficult for a third party to effect a change in the control of the Board and therefore may discourage another person or entity from making a tender offer for the Company's Common Stock, inducing offers at a premium over the market price of the Common stock, and might result in a delay in changes in control of management. In addition, these provisions could have the effect of making it more difficult for proposals favored by shareholders to be presented for shareholder consideration.

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time during the prior three years has owned) 15% or more of the corporation's voting stock.


                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is Continental Stock Transfer and Trust Company.


                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company has outstanding an aggregate of 13,282,682 shares of Common Stock and 7,500 shares of Series A Preferred Stock. In addition, the Company has reserved for issuance the remaining 16,717,318 shares of its authorized Common Stock to meet the following contingent commitments to issue Common Stock:
12,250,000 shares issuable upon conversion of the Preferred Stock and accrued paid in kind dividends thereon, 6,000,000 shares issuable upon exchange of partnership units, 3,700,000 shares issuable as earn out shares pursuant to the Reorganization, 100,000 shares issuable pursuant to a consulting agreement, 20,000 shares issuable pursuant to the Non-Employee Directors Equity Compensation Plan for calendar year 1998, 1,500,000 shares issuable upon exercise of stock options under the Company's stock option plan, 1,165,000 shares exercisable upon the exchange of warrants and 1,750,000 shares issuable to Elan to fulfill its remaining commitment to purchase the Common Stock. These contingent commitments exceed the authorized number of shares of Common Stock by 6,067,682 shares. The Company, however, is in the process of preparing an Amendment to the EPI Certificate, and submitting such amendment to the stockholders for approval, to increase the authorized number of shares of Common Stock to 50,000,000 shares.

         Upon completion of this Offering, the Company will have outstanding 17,799,305 shares of Common Stock. Of these shares, the 13,979,451 shares of Common Stock to be sold in this offering by the Company and the Selling Shareholders will be freely tradeable without restriction or limitation except to the extent such shares are subject to the "lock-up" agreements described below, and except for shares purchased by "affiliates" of the Company, as that term is defined in the Act. In addition, an aggregate of _______ shares of Common Stock presently outstanding are also freely tradeable without restriction or limitation under the Act. The remaining _______shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rules 1244 or 701 under the Securities Act or otherwise.

         Lock-Up Agreements. The Selling Shareholders, pursuant to the Reorganization have agreed to a "lock-up" until August 23, 1999 of the 8,044,095 shares of Common Stock issued in the Reorganization and the 9,700,000 shares of Common Stock which may be issued through exchange or earn out in the Reorganization. In addition, Elan has agreed to a "lock up" until June 27, 1999, of the 777,202 shares of Common Stock issued to them, an additional 1,750,000 shares of Common Stock to be issued prior to year-end, and 7,250,000 shares of Common Stock which may be issued on the conversion of the preferred stock or the exercise of warrants. Following the lock-up periods, these shares will be eligible for sale in the public market, subject to the conditions and restrictions of Rule 144 under Act, as hereinafter described.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Shares or
(ii) the average weekly trading volume in the Common Shares during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, manner of sale and other limitations described above.


                              PLAN OF DISTRIBUTION

         The Company proposes to sell up to 5,000,000 shares of Common Stock at a proposed price of $.80 per share directly to members of the public residing in selected states. Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act of 1933, will be communicated to selected persons. There is no required minimum number of shares of Common Stock to be sold, and all funds received will go immediately to the Company. If few shares of Common Stock are sold, the result could be that all the proceeds will be used to pay the expenses of this offering. This offering will begin on the date of this Prospectus and continue for up to six months (unless extended) or until the 5,000,000 shares of Common Stock offered are sold or such earlier date as the Company may close or terminate the offering. All shares of Common Stock will be sold at the proposed public offering price of $.80 per share and a proposed minimum purchase of 1,000 shares of Common Stock ($800) is required. Since there is no minimum number of shares of Common Stock to be sold, there is no escrow account for the deposit of subscribers' funds and no arrangements to return the funds if all of the shares of Common Stock offered are not sold.

         The Company plans to offer and sell the shares of Common Stock directly to investors through the Company's officers, employees and directors, and has not retained any underwriters, brokers dealers or placement agents in connection with this offering. However, the Company reserves the right to use brokers, dealers, or placement agents and could pay commissions equal to as much as 10 percent of the gross proceeds. The Company will effect offers and sales of shares of Common Stock through printed copies of this Prospectus delivered by mail and electronically, by contacting prospective investors by publicizing this offering through a posting on the Company's World Wide Website (which will be established in November 1998), by publicizing this offering through newspaper advertisements and by contacting additional potential investors by direct e-mail and regular mail solicitation. Any voice or other communications will be conducted in certain states through the Company's officers, employees and directors, and in other states, where required, through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Securities Exchange Act of 1934 ("Exchange Act"), none of these officers, employees or directors of the Company will be deemed a "broker", as defined in the Exchange Act, solely by reason of participation in this offering, because (1) none is subject to any of the statutory disqualifications in Section 3(a)(39) of the Exchange Act, (2) in connection with the sale of the shares of Common Stock offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities, (3) none is an associated person (partner, officer, director or employee) of a broker or dealer, and (4) each meets all of the following conditions: (a) primarily performs substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months.

         To subscribe for shares of Common Stock, each prospective investor must complete, date, execute and deliver to the Company (a) a Share Purchase Agreement and (b) the purchase price of the shares of Common Stock subscribed for by check payable to Electropharmacology, Inc. A copy of the Share Purchase Agreement is included with this Prospectus at page ___.

         The Company reserves the right to reject any Share Purchase Agreement in its entirety or to allocate shares of Common Stock for any reason whatsoever. If any Share Purchase Agreement is rejected, funds received by the Company for such subscription will be returned to the subscriber without interest or deduction.

         Within five days of its receipt of a Share Purchase Agreement accompanied by a check for the purchase price, the Company will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted by the Company. Not more than 30 days following the mailing of its written confirmation, a subscriber's Common Stock certificate will be mailed by first class mail. The Company shall not use the proceeds paid by any subscriber until the Common Stock certificate evidencing such investment has been mailed to such subscriber.

         There is only a limited public market for the Common Stock, and there is no assurance that a more active trading market will develop as a result of the completion of this offering (see "Price Range for Common Stock" and "Risk Factors" Limited Prior Public Market for Common Stock; Possible Volatility of Stock Price".)


                                  LEGAL MATTERS

         The validity of the Common Shares offered hereby will be passed upon for the Company by Goodman Phillips & Vineberg, New York, New York.


                        CHANGES IN AND DISAGREEMENTS WITH
                        AUDITORS AND FINANCIAL DISCLOSURE

         On November 14, 1996, the Company discontinued the services of BDO Seidman, LLP as its principal independent auditor. The report of BDO Seidman, LLP on the financial statements of the Company for the year ended December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audit of the fiscal year ended December 31, 1995 and during the period from January 1, 1996 through November 14, 1996, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures or any reportable events. The auditor's report of BDO Seidman, LLP on the financial statements of the Company, as of and for the year ended December 31, 1994, was modified to raise substantial doubt about the Company's ability to continue as a going concern. BDO Seidman, LLP changed its auditor's report to an unqualified opinion in connection with the issuance of the December 31, 1995 financial statements. The decision to change auditors was approved by the Company's Board of Directors.

         The Company retained, __________ in January 1997 to act as the Company's independent auditors. The Company selected ________ because of its breadth of experience in the health care industry.

                                    EXPERTS

         The financial statements of the Company at December 31, 1996 and 1997, and for each of the two years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by______________ ________, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of the Company at and for the year ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by __________________, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance on such report given upon the authority of such firm as experts in accounting and auditing.

         Each of the following financial statements have been audited by Sweeney, Gates & Co., as set forth in each of their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance on such reports given upon the authority of such firm as experts in accounting and auditing:

         The financial Statements of HTD at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 and for the period from December 14, 1993 (inception) to December 31, 1997;

         The financial statements of Delargen d/b/a Gemini Biotech, Inc.at December 31, 1996 and for the six months ended June 30, 1997, the year ended December 31, 1996 and for the period from January 14, 1996 (inception) to June 30, 1997; and

         The financial statements of Gemini Biotech, Ltd., at December 31, 1997 and for the period from July 1, 1997 (date of commencement of operations) to December 31, 1997.


ADDITIONAL INFORMATION

         The Company is subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm and will make available copies of quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

         The Company has filed with the Commission, Washington, D.C. 20549, a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-1 under the Securities Act with respect to the Common Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, to which Registration Statement reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at N.W., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World

                        INDEX TO FINANCIAL STATEMENTS AND
                          SUPPLEMENTARY FINANCIAL DATA

                                                                                          PAGE
                                                                                          ----
Pro Forma Condensed Combined Financial Statements:
         Introduction                                                                     F-2
         Pro Forma Condensed Combined Balance Sheet -
              June 30, 1998 (unaudited)                                                   F-3
         Pro Forma Condensed Combined Statement of Operations - Six Months
              Ended June 30, 1998 (unaudited) and Year Ended December 31, 1997
              (unaudited)                                                                 F-4
         Notes to Pro Forma Condensed Combined Financial Statements                       F-6

EPi Financial Statements:
         Report of Independent Certified Public Accountants                               F-11
         Report of Independent Certified Public Accountants                               F-12
         Balance Sheets - June 30, 1998 (unaudited) and December 31, 1997 and
              1996 (audited)                                                              F-13
         Statement of Operations - Six Months Ended June 30, 1998 and 1997
              (unaudited) and for Each of the Three Years in the Period Ended
              December 31, 1997 (audited)                                                 F-14
         Statements of Stockholders' Equity - Six Months Ended June 30, 1998
              (unaudited) and for Each of the Three Years in the Period Ended
              December 31, 1997 (audited)                                                 F-15
         Statements of Cash Flows - Six Months Ended June 30, 1998 and 1997
              (unaudited) and for Each of the Three Years in the Period Ended
              December 31, 1997 (audited)                                                 F-16
         Notes to Financial Statements                                                    F-18

HTD Financial Statements:
         Report of Independent Certified Public Accountants, Sweeney, Gates &
              Company                                                                     F-37
         Balance Sheet - June 30, 1998 (unaudited)
              and December 31, 1997 and 1996 (audited)                                    F-38
         Statements of Operations - Six Months Ended June 30, 1998 and 1997 and
              period from December 14, 1993 (inception) to June 30, 1998
              (unaudited); For each of the Three Years in the Period Ended
              December 31, 1997; and Period from December 14, 1993 (inception)
              to December 31, 1997 (audited)                                              F-39
         Statements of Stockholders' Equity (Deficit)- for period from December
              14, 1993 to December 31, 1997 (audited) and Six Months Ended June
              30, 1998 (unaudited)                                                        F-40
         Statements of Cash Flows - Six Months Ended June 30, 1998 and 1997 and
              for the Period from December 14, 1993 to June 30, 1998
              (unaudited); for each of the Three Years in the Period Ended
              December 31, 1997 and for the Period from December 14, 1993
              (inception) to December 31, 1997 (audited)                                  F-41
         Notes to Financial Statements                                                    F-42

Delargen d/b/a Gemini Biotech, Inc. Financial Statements:
         Report of Independent Certified Public Accountants, Sweeney, Gates &
              Company                                                                     F-46
         Balance Sheet - December 31, 1996                                                F-47
         Statements of Operations - Six Months Ended June 30, 1997, Year Ended
              December 31, 1996 and for the Period January 1, 1996 (inception)
              to June 30, 1997                                                            F-48
         Statements of Stockholders' Equity - For the Period January 1, 1996
              (inception) to June 30, 1997                                                F-49
         Statements of Cash Flows - Six Months Ended June 30, 1997, Year Ended
              December 31, 1996 and for the Period January 1, 1996 (inception)
              to June 30, 1997                                                            F-50
         Notes to Financial Statements                                                    F-51

Gemini Financial Statements:
         Report of Independent Certified Public Accountants, Sweeney, Gates &
              Company                                                                     F-55
         Balance Sheet - June 30, 1998 (unaudited) and December 31, 1997
              (audited)                                                                   F-56
         Statements of Operations - Six Months Ended June 30, 1998 and for the
              period July 1, 1997 (date of commencement of operations) to June
              30, 1998 (unaudited) and for the period July 1, 1997 (date of
              commencement of operations) to December 31, 1997 (audited)                  F-57
         Statements of Partnership Capital (Deficit) -Six Months Ended June 30,
              1998 (unaudited) and for the period July 1, 1997 (date of
              commencement of operations to December 31, 1997 (audited)                   F-58
         Statements of Cash Flows - Six Months Ended June 30, 1998 and for the
              period July 1, 1997 (date of commencement of operations) to June
              30, 1998 (unaudited) and for the period July 1, 1997 (date of
              commencement of operations) to December 31, 1997 (audited)                  F-59
         Notes to Financial Statements                                                    F-60

                            ELECTROPHARMACOLOGY, INC.
                         PRO FORMA FINANCIAL INFORMATION
                                   (unaudited)


         The accompanying unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1998 and the related unaudited Pro Forma Condensed Combined Statement of Operations for the period ended June 30, 1998 and the year ended December 31, 1997 give effect to (i) the acquisitions by the Company of HealthTech Development, Inc., a development stage company ("HTD"), and Gemini Biotech L.P., a development stage company ("GBLP") as of August 24, 1998 (see "Business-Recent Corporate Reorganization"); (ii) the sale of the Company's medical device business to AA Northvale Medical Associates, Inc. ("AANMA") as of August 24, 1998 (see "Business-Recent Corporate Reorganization"); and (iii) the acquisition of a worldwide license to Elan's flexible iontophoretic patch technology for non-cosmetic dermatology and wound care application as of September 30, 1998 (see "Business-Recent Elan Transactions"); and (iv) the investment of $600,000 in Common Stock of the Company by Elan as of October 30, 1998 and an additional investment of $1,400,000 in Common Stock of the Company by Elan to be made in December 1998 (see "Business-Recent Elan Transactions").

         The pro forma adjustments assume that these transactions had occurred as of June 30, 1998 in the case of the Pro Forma Condensed Combined Balance Sheet, or January 1, 1997 in the case of the Pro Forma Condensed Combined Statement of Operations.

         These unaudited pro forma financial statements have been prepared by management of the Company and should be read in conjunction with the historical financial statements of the Company, HTD and GBLP included elsewhere in this Prospectus (see "Index to Financial Statements"). The historical balances represent the financial position and results of operations for each company and have been prepared in accordance with generally accepted accounting principles.

         These unaudited pro forma financial statements are based on certain assumptions and estimates which are subject to change, including in particular the valuations of the technologies and other assets acquired by the Company from HTD, GBLP and Elan and allocation of the purchase prices therefor between inventory and in-process research and development. In determining the purchase prices for the valuations of each of such acquisitions of technology, the Company considered various valuation methodologies including the income approach, stock price approach and comparable company approach. The Company concluded that the preceding 20 day average price for the Common Stock of the Company issued in such acquisition was the most appropriate and logical valuation methodology and thus used it to account for the valuation of the respective technologies acquired. Although the Company has used valuations that it believes are reasonable based on its significant knowledge of such assets, the technologies, chemical compounds, gene databases, intellectual property rights and other intangible assets so acquired are not at this time susceptible to precise valuation, and there can be no assurance that such valuations are accurate or reliable (see "Risk Factors - Uncertainty About Technologies and Successful Development of Products" and "Notes to Pro Forma Financial Statements").

         In preparing our pro forma financial statements, we have attempted to estimate the length of time and cost to advance each of the technologies into a potential commercial product, as to which there can be no assurance (see "Risk Factors"). Although we have used our experience and observation in the industry, the results are estimates only. We are not sure if the valuation and the respective allocation of the purchase price and the corresponding accounting treatment as in-process research and development in the financial statements is correct since we cannot at this time predict the outcome of any technology at this early stage of development. Accordingly, these statements do not purport to be indicative of the financial position or results of operations that might have occurred, nor are they necessarily indicative of future results.

                           Electropharmacology, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                                 June 30, 1998


                                                          Historical                Merger
                                                    -----------------------       -----------
ASSETS                                                                             Pro Forma                   Pro Forma
------                                                  EPi           HTD         Adjustments                   Combined
                                                    -----------    --------       -----------                 -----------
Current assets:
   Cash                                                  62,465          48                                       62,513
   Trade accounts receivable, net                       126,723                                                  126,723
   Inventory                                            159,043                                                  159,043
   Trade notes and other receivables                      2,181                                                    2,181
   Prepaid expenses                                     161,962                                                  161,962
                                                    -----------    --------        ----------                -----------
Total current assets                                    512,374          48                 -                    512,422
                                                    -----------    --------        ----------                -----------

   Rental and other equipment, net                      568,497         966                                      569,463
   Patents & Organization Cost, net                      86,088                                                   86,088
   Deposits                                               5,075                                                    5,075
   Acquired Developed Technology                                                                                       -
   Investment in ADM Tronics                                                                                           -
                                                    -----------    --------        ----------                -----------
Total Assets                                          1,172,034       1,014                 -                  1,173,048
                                                    ===========    ========        ==========                ===========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
   Note Payable                                         719,276                                                  719,276
   Accounts payable                                     509,330      44,500                                      553,830
   Accrued expenses                                     308,224                                                  308,224
   Accrued commissions                                   14,262                                                   14,262
   Accrued payroll                                        1,767                                                    1,767
   Customer deposits                                          -                                                        -
   Deferred Revenue                                      75,000                                                   75,000
   Notes payable to related parties                      65,926                        63,654 (4)                129,580
                                                                                                                       -
                                                    -----------    --------        ----------                -----------
Total current liabilities                             1,693,785      44,500            63,654                  1,801,939
                                                    -----------    --------        ----------                -----------

Long term Note Payable                                   90,260                                                   90,260
Minority Interest in Limited Partnership
                                                    -----------    --------        ----------                -----------
Total Liabilities                                     1,784,045      44,500            63,654                  1,892,199
                                                    ===========    ========        ==========                ===========

Commitments and contingencies

Net capital deficiency/Equity:
   Convertible Preferred Stock                            2,430                        (2,430)(7)                      -
   Common Stock                                          41,325          32            80,409 (1),(7)            121,766
   Additional paid-in capital                        15,277,249     194,522         1,703,225 (1)             17,174,996
   Deferred Compensation                                (67,678)                                                 (67,678)
   General Partner (1%)
   Limited Partners (99%)
   Deficit/Retained Earnings                        (15,865,337)   (238,040)       (1,844,858)(1),(4),(7)    (17,948,235)
                                                    -----------    --------        ----------                -----------
   Net capital deficiency/Total Equity                 (612,011)    (43,486)          (63,654)                  (719,151)
                                                    -----------    --------        ----------                -----------
     Total liabilities and net capital deficiency     1,172,034       1,014                 -                  1,173,048
                                                    ===========    ========        ==========                ===========


                                                                                                  Medical Device
                                                     Historical       Merger                        Divestiture
                                                    -----------    ------------                   --------------
ASSETS                                                              Pro Forma         Pro Froma      Pro Forma
------                                                  GBLP       Adjustments         Combined     Adjustments
                                                    -----------    ------------      -----------    -----------
Current assets:
   Cash                                               285,064                            347,577      135,000 (3)
   Trade accounts receivable, net                      57,697                            184,420
   Inventory                                            7,528         730,000 (2)        896,571     (152,233)(3)
   Trade notes and other receivables                   30,200                             32,381
   Prepaid expenses                                         -                            161,962
                                                    ---------      -----------       -----------     --------
Total current assets                                  380,488         730,000          1,622,910      (17,233)
                                                    ---------      -----------       -----------     --------

   Rental and other equipment, net                    252,976                            822,439     (613,466)(3)
   Patents & Organization Cost, net                    67,034                            153,122
   Deposits                                             3,350                              8,425
   Acquired Developed Technology                                                               -
   Investment in ADM Tronics                                                                   -      606,667 (3)
                                                    ---------      -----------       -----------     --------
Total Assets                                          703,848         730,000          2,606,896      (24,032)
                                                    =========      ===========       ===========     ========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
   Note Payable                                        97,185                            816,461     (672,750)(3),(6)
   Accounts payable                                      (480)                           553,350      (48,169)(3),(6)
   Accrued expenses                                    68,958                            377,182      (29,081)(3),(6)
   Accrued commissions                                      -                             14,262
   Accrued payroll                                     22,361                             24,128
   Customer deposits                                                                           -
   Deferred Revenue                                                                       75,000
   Notes payable to related parties                                                      129,580
                                                                                               -
                                                    ---------      -----------       -----------     --------
Total current liabilities                             188,025               -          1,989,964     (750,000)
                                                    ---------      -----------       -----------     --------

Long term Note Payable                                932,791                          1,023,051
Minority Interest in Limited Partnership                            2,422,985 (2)      2,422,985
                                                    ---------      -----------       -----------     --------
Total Liabilities                                   1,120,816       2,422,985          5,436,000     (750,000)
                                                    =========      ===========       ===========     ========

Commitments and contingencies

Net capital deficiency/Equity:
   Convertible Preferred Stock                                                                 -
   Common Stock                                                                          121,766        3,226 (3),(6)
   Additional paid-in capital                                                         17,174,996       96,774 (3),(6)
   Deferred Compensation                                                                 (67,678)
   General Partner (1%)                               (85,656)         87,919 (2)          2,263
   Limited Partners (99%)                               5,000         219,096 (2)        224,096
   Deficit/Retained Earnings                         (336,312)     (2,000,000)(2)    (20,284,547)     625,968 (3),(6)
                                                    ---------      ----------        -----------     --------
   Net capital deficiency/Total Equity               (416,967)     (1,692,985)        (2,829,104)     725,968
                                                    ---------      ----------        -----------     --------
     Total liabilities and net capital deficiency     703,848         730,000          2,606,896      (24,032)
                                                    =========      ==========        ===========     ========


                                                                              Elan
                                                                          Transactions
                                                     Pro Forma           --------------         Pro Forma
ASSETS                                               Combined              Pro Forma            Combined
------                                             (as adjusted)          Adjustments         (as adjusted)
                                                   -------------         --------------       --------------
Current assets:
   Cash                                                 482,577             2,000,000 (5)        2,482,577
   Trade accounts receivable, net                       184,420                                    184,420
   Inventory                                            744,338                                    744,338
   Trade notes and other receivables                     32,381                                     32,381
   Prepaid expenses                                     161,962                                    161,962
                                                    -----------            ----------          -----------
Total current assets                                  1,605,677             2,000,000            3,605,677
                                                    -----------            ----------          -----------

   Rental and other equipment, net                      208,973                                    208,973
   Patents & Organization Cost, net                     153,122                                    153,122
   Deposits                                               8,425                                      8,425
   Acquired Developed Technology                              -                                          -
   Investment in ADM Tronics                            606,667                                    606,667
                                                    -----------            ----------          -----------
Total Assets                                          2,582,864             2,000,000            4,582,864
                                                    ===========            ==========          ===========

LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
   Note Payable                                         143,711                                    143,711
   Accounts payable                                     505,181                                    505,181
   Accrued expenses                                     348,101                                    348,101
   Accrued commissions                                   14,262                                     14,262
   Accrued payroll                                       24,128                                     24,128
   Customer deposits                                          -                                          -
   Deferred Revenue                                      75,000                                     75,000
   Notes payable to related parties                     129,580                                    129,580
                                                              -                                          -
                                                    -----------            ----------          -----------
Total current liabilities                             1,239,964                     -            1,239,964
                                                    -----------            ----------          -----------

Long term Note Payable                                1,023,051                                  1,023,051
Minority Interest in Limited Partnership              2,422,985                                  2,422,985
                                                    -----------            ----------          -----------
Total Liabilities                                     4,686,000                     -            4,686,000
                                                    ===========            ==========          ===========

Commitments and contingencies

Net capital deficiency/Equity:
   Convertible Preferred Stock                                -                75,000 (5)           75,000
   Common Stock                                         124,992                25,000 (5)          149,992
   Additional paid-in capital                        17,271,770             9,400,000 (5)       26,671,770
   Deferred Compensation                                (67,678)                                   (67,678)
   General Partner (1%)                                   2,263                                      2,263
   Limited Partners (99%)                               224,096                                    224,096
   Deficit/Retained Earnings                        (19,658,579)           (7,500,000)(5)      (27,158,579)
                                                    -----------            ----------          -----------
   Net capital deficiency/Total Equity               (2,103,136)            2,000,000             (103,136)
                                                    -----------            ----------          -----------
     Total liabilities and net capital deficiency     2,582,864             2,000,000            4,582,864
                                                    ===========            ==========          ===========


(1) To reflect the elimination of HTD equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangible assets acquired, see Note 2.
(2) To reflect the elimination of the GBLP equity accounts, issuance of EPI shares and allocation of the purchase price in excess of net tangilble assets acquired, see Note 2.
(3) To reflect the sale of the Medical Device Business for $150,000 cash (net of $15,000 registration fee) and ADM stock (2,925,000 shares) pursuant to the Asset Purchase Agreement.
(4) To record a related party payable of $63,654 related to the exercise of 244,823 options issued to the President as if the change in control occurred on June 30, 1998.
(5) To record the initial license fee ($7.5M), convertible preferred stock investment ($7.5M), and common stock investment ($2M) assumed 2,500,000 shares at $0.80 per share. See Note 5.
(6) To record the settlement of certain legal expenses ($100,000) through the issuance of common shares. See Note 6.
(7) To record the issuance of 1,872,000 common shares for the conversion of the outstanding preferred stock and in exchange for certain outstanding warrants. See Note 7.

                            Electropharmacology, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                         Six Months Ended June 30, 1998



                                                                 Historical                   Merger
                                                           ---------------------            ----------
                                                                                             Pro Forma                Pro Forma
                                                              EPi          HTD              Adjustments                Combined
                                                           ---------      ------            -----------               ----------
Revenue:
  Rentals                                                    143,445           -                                        143,445
  Sales                                                       42,000           -                                         42,000
                                                           ---------      ------             ----------              ----------
Total revenue                                                185,445           -                      -                 185,445

Operating expenses:
  Cost of revenue                                             67,064           -                                         67,064
  Selling, general and administrative                        419,874       2,664                 79,944 (3),(5)         502,482
  Research and development                                    13,863         300              2,000,000 (1)           2,014,163
                                                           ---------      ------             ----------              ----------
Total operating expenses                                     500,801       2,964              2,079,944               2,583,709
                                                           ---------      ------             ----------              ----------
Loss from operations                                        (315,356)     (2,964)            (2,079,944)             (2,398,264)

Other income  (expense)
  Interest expense                                           (20,939)          -                                        (20,939)
  Interest and other income                                    2,561          10                                          2,571
  Loss on disposal of equipment                                    -                                                          -
                                                           ---------      ------             ----------              ----------
Total other income  (expense)                                (18,378)         10                      -                 (18,368)
                                                           ---------      ------             ----------              ----------
Net loss                                                    (333,734)     (2,954)            (2,079,944)             (2,416,632)
                                                           =========      ======             ==========              ==========

Net loss per share - basic and diluted                         (0.08)         (1)                                         (0.20)
                                                           =========      ======                                     ==========

Weighted average number of common shares outstanding -
   basic and diluted                                       4,130,727       3,247             12,174,822              12,174,822
                                                           =========      ======                                     ==========


                                                                                                        Medical Device
                                                          Historical      Merger                          Divestiture
                                                          ----------    ----------                      --------------
                                                                         Pro Forma        Pro Froma        Pro Forma
                                                             GBLP       Adjustments        Combined       Adjustments
                                                           --------     -----------       ----------      -----------
Revenue:
  Rentals                                                         -                          143,445       (143,445)(2)
  Sales                                                     416,962                          458,962        (42,000)(2)
                                                           --------     ----------        ----------       --------
Total revenue                                               416,962              -           602,407       (185,445)

Operating expenses:
  Cost of revenue                                           205,817                          272,881        (67,064)(2)
  Selling, general and administrative                       327,681                          830,162       (200,000)(2)
  Research and development                                        -      2,000,000 (1)     4,014,163
                                                           --------     ----------        ----------       --------
Total operating expenses                                    533,498      2,000,000         5,117,206       (267,064)
                                                           --------     ----------        ----------       --------
Loss from operations                                       (116,536)    (2,000,000)       (4,514,799)        81,619

Other income  (expense)
  Interest expense                                                -                          (20,939)        20,939 (2)
  Interest and other income                                   6,584                            9,155
  Loss on disposal of equipment                                                                    -
                                                           --------     ----------        ----------       --------
Total other income  (expense)                                 6,584              -           (11,784)        20,939
                                                           --------     ----------        ----------       --------
Net loss                                                   (109,952)    (2,000,000)       (4,526,584)       102,558
                                                           ========     ==========        ==========       ========

Net loss per share - basic and diluted                            -                            (0.37)
                                                           ========                       ==========

Weighted average number of common shares outstanding -
   basic and diluted                                              -                       12,174,822        322,581
                                                           ========                       ==========


                                                                                     Elan
                                                                                 Transactions
                                                              Pro Forma          ------------           Pro Forma
                                                              Combined             Pro Forma            Combined
                                                            (as adjusted)         Adjustments         (as adjusted)
                                                            -------------         -----------         -------------
Revenue:
  Rentals                                                              -                                         -
  Sales                                                          416,962                                   416,962
                                                              ----------           ----------           ----------
Total revenue                                                    416,962                    -              416,962

Operating expenses:
  Cost of revenue                                                205,817                                   205,817
  Selling, general and administrative                            630,162                                   630,162
  Research and development                                     4,014,163            7,500,000 (4)        7,500,000
                                                              ----------           ----------           ----------
Total operating expenses                                       4,850,142            7,500,000            8,335,979
                                                              ----------           ----------           ----------
Loss from operations                                          (4,433,180)          (7,500,000)          (7,919,017)

Other income  (expense)
  Interest expense                                                     -                                         -
  Interest and other income                                        9,155                                     9,155
  Loss on disposal of equipment                                        -                                         -
                                                              ----------           ----------           ----------
Total other income  (expense)                                      9,155                    -                9,155
                                                              ----------           ----------           ----------
Net loss                                                      (4,424,026)          (7,500,000)          (7,909,863)
                                                              ==========           ==========           ==========

Net loss per share - basic and diluted                             (0.35)                                    (0.53)
                                                              ==========                                ==========

Weighted average number of common shares outstanding -
   basic and diluted                                          12,497,403            2,500,000           14,997,403
                                                              ==========                                ==========


(1) To record the purchase of in-process research and development. See Note 2.
(2) To reflect the sale of the Medical Device Division, including related depreciation expense and savings of $200,000 in SG&A costs, as if it had occurred on January 1, 1998. See "Business-Recent Corporate Reorganization".
(3) To record a related party payable of $63,654 related to the exercise of 244,823 options issued to the President as if the change in control occurred on June 30, 1998. See "Certain Transactions"
(4) To record the initial license fee ($7.5M) paid by the Company to Elan in connection with the Elan transaction. See Note 5 and "Business-Recent Elan Transactions"
(5) To record the settlement of certain legal expenses ($100,000) through the issuance of common shares. See Note 6.
(6) To record the issuance of 1,872,000 common shares for the conversion of the outstanding preferred stock and in exchange for certain outstanding warrants. See Note 7.

                            Electropharmacology, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                          Year Ended December 31, 1997

                                                                         Merger                                        Merger
                                                                    ----------------                               -------------
                                                  Historical                                          Historical
                                             -------------------                                      -----------
                                                                        Pro Forma          Pro Forma                  Pro Forma
                                              EPi          HTD        Adjustments         Combined       GBLP        Adjustments
                                           --------     ---------  ----------------      ---------   ----------    -------------
Revenue:
  Rentals                                   1,700,486           -                          1,700,486           -
  Sales                                       700,763           -                            700,763     118,018
                                         ------------    --------     ----------         -----------   ---------      ----------
Total revenue                               2,401,249           -              -           2,401,249     118,018               -

Operating expenses:
  Cost of revenue                             611,702           -                            611,702      92,619
  Selling, general and administrative       3,177,031      89,972         79,944 (3),(5)   3,346,947     193,169
  Research and development                    214,686      28,070      2,000,000 (1)       2,242,756           -       2,000,000 (1)
                                         ------------    --------     ----------         -----------   ---------      ----------
Total operating expenses                    4,003,419     118,042      2,079,944           6,201,405     285,788       2,000,000
                                         ------------    --------     ----------         -----------   ---------      ----------
Loss from operations                       (1,602,170)   (118,042)    (2,079,944)         (3,800,156)   (167,770)     (2,000,000)

Other income  (expense)
  Interest expense                            (25,135)     (2,198)                           (27,333)    (71,622)
  Interest and other income                     9,894         124                             10,018      13,033
  Loss on disposal of equipment               (30,506)                                       (30,506)
                                         ------------    --------     ----------         -----------   ---------      ----------
Total other income (expense)                  (45,747)     (2,074)             -             (47,821)    (58,589)              -
                                         ------------    --------     ----------         -----------   ---------      ----------
Net loss                                   (1,647,917)   (120,116)    (2,079,944)         (3,847,977)   (226,359)     (2,000,000)
                                         ============    ========     ==========         ===========   =========      ==========

Net loss per share - basic and diluted          (0.45)        (37)                             (0.33)          -
                                         ============    ========                        ===========   =========
Weighted average number of common shares
   outstanding - basic and diluted          3,697,611       3,247     11,741,706          11,741,706           -
                                         ============    ========                        ===========   =========

(RESTUBBED TABLE)
                                                              Medical Device                      Elan
                                                                Divestiture                    Transactions
                                                            -----------------                 -------------

                                                                                   Pro Forma                         Pro Forma
                                                Pro Froma       Pro Forma           Combined     Pro Forma           Combined
                                                 Combined      Adjustments       (as adjusted)  Adjustments        (as adjusted)
                                                ---------   ----------------    ------------  ------------        -------------


Revenue:
  Rentals                                         1,700,486      (1,700,486) (2)             -                                 -
  Sales                                             818,781        (700,763) (2)       118,018                           118,018
                                                -----------   -------------         ----------     -----------       -----------
Total revenue                                     2,519,267      (2,401,249)           118,018               -           118,018

Operating expenses:
  Cost of revenue                                   704,321        (611,702) (2)        92,619                            92,619
  Selling, general and administrative             3,540,116      (2,000,000) (2)     1,540,116                         1,540,116
  Research and development                      (14,242,756)                         7,500,000       7,500,000 (4)    11,742,756
                                                -----------   -------------         ----------     -----------       -----------
Total operating expenses                          8,487,193      (2,611,702)         5,875,491       7,500,000        13,375,491
                                                -----------   -------------         ----------     -----------       -----------
Loss from operations                             (5,967,926)        210,453         (5,757,473)     (7,500,000)      (13,257,473)

Other income  (expense)
  Interest expense                                  (98,955)         25,135  (2)       (73,820)                          (73,820)
  Interest and other income                          23,051                             23,051                            23,051
  Loss on disposal of equipment                     (30,506)                           (30,506)                          (30,506)
                                                -----------   -------------         ----------     -----------       -----------
Total other income (expense)                       (106,410)         25,135            (81,275)              -           (81,275)
                                                -----------   -------------         ----------     -----------       -----------
Net loss                                         (6,074,336)        235,588         (5,838,748)     (7,500,000)      (13,338,748)
                                                ===========   =============         ==========     ===========       ===========

Net loss per share - basic and diluted                (0.52)                             (0.48)                            (0.92)
                                                ===========                         ==========                       ===========
Weighted average number of common shares
   outstanding - basic and diluted               11,741,706         322,581         12,064,287       2,500,000        14,564,287
                                                ===========                         ==========                       ===========

(1) To record the purchase of in-process research and development. See Note 2.
(2) To reflect the sale of the Medical Device Division, including related depreciation expense and savings of $200,000 in SG&A costs, as if it had occurred on January 1, 1997. See "Business-Recent Corporate Reorganization".
(3) To record a related party payable of $63,654 related to the exercise of 244,823 options issued to the President as if the change in control occurred on June 30, 1998. See "Certain Transactions"
(4) To record the initial license fee ($7.5M) paid by the Company to Elan in connection with the Elan transaction. See Note 5 and "Business-Recent Elan Transactions"
(5) To record the settlement of certain legal expenses ($100,000) through the issuance of common shares. See Note 6.
(6) To record the issuance of 1,872,000 common shares for the conversion of the outstanding preferred stock and in exchange for certain outstanding warrants. See Note 7.

                            Electropharmacology, Inc.

                     NOTES TO PRO FORMA FINANCIAL STATEMENTS


1. Determination of Purchase Price for HTD and GBLP

         The purchase price for both HealthTech Development, Inc., a development stage company ("HTD"), and Gemini Biotech L.P. (GBLP) was determined by the Company's management (see Notes to the Financial Statements - "Use of Estimates") in accordance with APB 16 and was based upon a number of objective and subjective factors including but not limited to (a) reference to the market price of Common Stock during the negotiation period and leading up to the execution of the acquisition agreements; (b) the Company's management's estimation that the outstanding liabilities, transaction costs and ongoing operation costs of HTD through the closing of its merger into the Company would generally offset the realizable value of tangible assets, such that the only material assets of HTD remaining as of the effective time of the merger would be intangible assets consisting of technology rights and license agreements (see "Business - Product Development Programs"); (c) the Company's management's assessment of the synergistic value of (i) HTD's various technologies (ii) GBLP's various technologies and (iii) the technologies licensed through the licensing agreement with Elan Pharma International Limited, as well as the investment by Elan International Services, Ltd. in Common Stock of the Company (see "Business - Recent Elan Transactions") in combination with the Company's own drug delivery technologies in attracting corporate sponsors, facilitating technology licenses and other fund raising activities, and providing a greater balance to the Company's stock holders.

         APB 16 states that the cost of an acquired company is measured by the fair value of the consideration received. Since at the time of the foregoing transactions there was no active trading market for the Company's Common Stock, an objective measurement of its fair value is difficult. The Company utilized various valuation methodologies including the income approach, stock price approach and company comparable approach. Based on these methodologies, the Company determined that the 20 day average stock price preceding each transaction represented the most logical valuation methodology and has accounted for the valuation of the respective technologies accordingly. This methodology indicated a value of approximately $2,000,000 for HTD and $2,730,000 for GBLP and their related developed technology (as defined below), which were the primary assets being acquired by the Company given its current business strategy. Since the technologies, chemical compounds, gene databases, intellectual property rights and other intangible assets so acquired are not at this time susceptible to precise valuation, the Company has used valuations that it believes are reasonable based on its significant knowledge of such assets but there can be no assurance that such valuations are accurate or reliable.

2. Accounting for Mergers and Allocation of Purchase Price

         The HTD and GBLP mergers will be accounted for as a purchase transaction with the Company as the acquiring company. The total estimated purchase price of $2,000,000 for HTD and $2,730,000 for GBLP has been allocated to the fair market values of the assets acquired and the liabilities assumed. The pro forma allocation of the purchase price is based upon information that was available at the date of preparation of the pro forma financial statements and is subject to change, although this preliminary allocation is not expected to materially differ from the final allocation.

         In accordance with the provisions of APB Nos. 16 and 17, all identifiable assets acquired, including identifiable intangible assets, were assigned a portion of the purchase price on the basis of their fair values. To this end, the Company performed and detailed analysis to determine the fair value of the identifiable assets in allocating the purchase price among the Acquired Assets.

         The income, stock valuation, and comparable market approaches were used to value the Acquired Assets. Standard valuation procedures indicate that these are appropriate methodologies for valuing intangible assets such as patents and patent applications, licenses, employment agreements, noncompete agreements, chemical compounds, genetic databases, and various other intellectual property.

         In the case of HTD, the base technologies (the "Developed Technology") have various ascertainable development timelines with additional human or financial resources still required for further development in order to realize economic benefits. These base technologies include intellectual property in the application of cancer drugs, new drug targets, and immune system booster technologies. Since the technology is not well defined and understood by the biotechnology community, management of the Company has determined that a combination of the various valuation methodologies would provide the most reliable valuation. Other intangibles considered included license agreements, patents issued and patent applications pending, reputation and associated goodwill, as well as the potential for incomplete research and development projects. A review of the assets and liabilities carried on HTD's balance sheet as of December 31, 1997 indicated that the carrying value of such assets and liabilities did not approximate their fair values at that date and, accordingly, various intangible assets of $2,000,000 have been recorded. As a result of the acquired technologies development timeline, substantial development costs, technological feasibility, and various other uncertainties involved related to the commercialization of these technologies, the Company has classified the acquired intangible assets as in-process research and development in the allocation of the purchase price. Although we have used our experience and observation in the industry, the results are estimates only. We are not sure if the valuation and the respective allocation of the purchase price and the corresponding accounting treatment as in-process research and development in the financial statements is correct since we cannot predict the outcome of any technology at this early stage of development.

         The calculation of the estimated purchase price is as follows:

         NET LIABILITIES:
             Net liabilities (less fair value of assets)............. $   43,486
         EQUITY:
             Common Stock issued (6,172,000 shares valued
                  At $0.317 per share)...............................  1,956,514
                                                                      ----------

         Estimated Total Purchase Price.............................. $2,000,000

         As a condition to the HTD merger agreement, up to an additional 1,650,000 shares of Common Stock of the Company may be issued to the former shareholders of HTD based on certain minimum net revenues amounts, certain net pretax profit percentages, and the certain development milestones.

         The estimated allocation of the purchase price is as follows:

         In-Process Research and Development......................... $2,000,000
                                                                      ----------
             Estimated net assets acquired........................... $2,000,000


         In the case of GBLP, the base technologies (the "Developed Technology") have various ascertainable development timelines with additional human or financial resources still required to be expended for further development in order to realize economic benefits. These base technologies include intellectual property in the application of cancer and inflammation drugs. Management of the Company has determined that a combination of the various valuation methodologies would provide the most reliable valuation. Other intangibles considered include license agreements, patents issued and patent applications pending, reputation and associated goodwill, as well as the potential for incomplete research and development projects. A review of the assets and liabilities carried on GBLP's balance sheet as of December 31, 1997 indicated that the carrying value of such assets and liabilities did not approximate their fair values at that date and accordingly, various intangible assets of $2,730,000 have been recorded and classified as inventory and in-process research and development in the allocation of the purchase price. As a result of the acquired technologies development timeline, substantial development costs, technological feasibility, and various other uncertainties involved related to the commercialization of these technologies, the Company has classified the majority of the acquired intangible assets as in-process research and development in the allocation of the purchase price. Although we have used our experience and observation in the industry, the results are estimates only. We are not sure if the valuation and the respective allocation of the purchase price and the corresponding accounting treatment as in-process research and development in the financial statements is correct since we can not predict the outcome of any technology at this early stage of development.

         The calculation of the estimated purchase price is as follows:

         NET LIABILITIES:
             Net liabilities (less fair value of assets)............. $  416,968
          EQUITY:
             Partnership Units issued (6,000,000 units convertible
             Into 6,000,000 shares of Common Stock of the Company
             after 12 months, valued at $0.3855 per unit)............  2,313,032
                                                                       ---------

         Estimated Total Purchase Price..............................  2,730,000

         As a condition to the GBLP merger agreement, additional partnership units of up to 1,050,000 (convertible into 1,050,000 shares of Common Stock of the Company) may be issued to the former partners of GBLP based on certain development milestones.

         The estimated allocation of the purchase price is as follows:

         Inventory................................................... $  730,000
         In-Process Research and Development.........................  2,000,000
                                                                       ---------
                  Estimated net assets acquired......................  2,730,000


3. Divestiture of Company's SofPulse Business

         On August 18, 1998, the Company sold substantially all of the assets of its SofPulse medical device business to a wholly-owned subsidiary of ADM Tronics Unlimited, Inc. ("ADM"), a publicly traded company, in exchange for a combination of $150,000 in cash, 1,400,000 shares of ADM common stock issued to the Company, and additional 1,540,000 shares of ADM common stock issued to pay approximately $650,000 of the Company's payable (see "Certain Transactions") and a warrant to purchase additional shares of ADM common stock if ADM achieves certain sales objectives with respect to its conduct of the SofPulse business. The Company recorded an extraordinary gain on the disposition of assets of approximately $640,000 as a result of this divestiture.


4. Additional Stock Options Issued to the Company's President

         Effective as of August 24, 1998 as a result of merger with HTD and the acquisition of GBLP in conjunction with certain change of control provisions in the President's employment contract, the Company recorded a related party payable to the President for $63,654 related to the exercise of 244,823 options to purchase common stock at $.26 per share. This has been shown as additional compensation expense for pro-forma presentation.

5. Elan License Agreement and Investment in EPi

         On October 1, 1998, the Company acquired a worldwide license to the flexible iontophoretic patch technology for non-cosmetic dermatology and wound care applications from Elan Pharma International Limited ("Elan Pharma"). The Company made a cumulative up-front payment of $7,500,000 to Elan Pharma for in-process research and development and will pay prescribed royalties and license fees to Elan Pharma based on the Company's future revenues from the commercialization of the technology.

         Management has determined that the licensed technology has various ascertainable development timelines with additional human or financial resources still required to be expended for further development in order to realize economic benefits. As a result of the acquired technology's development timeline, substantial development costs, technological feasibility, and various other uncertainties involved related to the commercialization of these technologies, the Company has classified the licensed intangible assets as in-process research and development.

         Separately, Elan International Services, Ltd. ("Elan International") invested $7,500,000 in the Company to acquire 7,500,000 shares of Convertible Preferred Stock and warrants to acquire up to 1,000,000 shares of Common Stock of the Company at an exercise price of $2.50 per share and also committed to invest an additional $2,000,000 to acquire shares of Common Stock at the election of the Company at the 20 day average closing price, not exceeding $1.375. This $2,000,000 investment in Common Stock has been shown for pro-forma presentation as 2,500,000 shares issued at $0.80. On October 30, 1998, Elan International acquired 777,202 shares of Common Stock of the Company at $0.77 per share, or an aggregate of $600,000. In December 1998 Elan International will acquire additional shares of the Company for an aggregate of $1,400,000 at the 20 day average stock price preceding the close.


6. Settlement of Certain Legal Expenses

         On August 24, 1998, in conjunction with the merger of HTD, the Company issued 322,581 common shares at a price of $0.31 per share in settlement of certain legal expenses totaling $100,000 with the Company's previous corporate counsel.


7. Conversion of Preferred Stock and Exchange of Warrants

         On August 24, 1998, in conjunction with the merger of HTD, the Company issued 1,872,000 common shares for the conversion of the outstanding preferred stock and in exchange for certain outstanding warrants. As a result of these issuances, the Company recorded additional consulting expense of $16,290.

               Report of Independent Certified Public Accountants

Board of Directors
Electropharmacology, Inc.

We have audited the accompanying balance sheet of Electropharmacology, Inc. (the Company) as of December 31, 1997 and the related statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Electropharmacology, Inc. at December 31, 1997 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company incurred significant recurring operating losses and has both a working capital deficit and a net capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard in to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Report of Independent Certified Public Accountants



The Board of Directors
Electropharmacology, Inc.


We have audited the accompanying balance sheet of Electropharmacology, Inc. as of December 31, 1995, and the related statements of operations, shareholders' equity (capital deficit) and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electropharmacology, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                            ELECTROPHARMACOLOGY, INC.
                                  Balance Sheet



                                                                 June 30,             December 31,
                                                                 ---------        --------------------
                                                                   1998            1997           1996
                                                                  ------          ------         ------
                                                                (unaudited)
ASSETS
Current assets:
  Cash                                                          $     62,465    $   111,496     $  223,523
Trade accounts receivable, net of allowance for doubtful
  accounts of $30,158 at 6/30/9, $26,000 at 12/31/97 &
  $134,000 at 12/31/96                                               126,723        169,404        572,202
Inventory                                                            159,043        152,233         94,164
Trade notes and other receivables                                      2,181         32,748        248,190
Prepaid expenses                                                     161,962        157,065         50,127
                                                                ------------     ----------    -----------
Total current assets                                                 512,374        622,946      1,188,206
Rental and other equipment, net                                      568,497        713,466        945,058
Patents, net of accumulated amortization of $14,000                   86,088         89,129             --
Deposits and other assets                                              5,075         18,001         79,816
                                                                ------------     ----------    -----------
Total assets                                                    $  1,172,034    $ 1,443,542    $ 2,213,080
                                                                ============    ===========    ===========
LIABILITIES AND NET CAPITAL DEFICIENCY

Current liabilities:
  Notes payable                                                 $    719,276    $   804,179    $        --
  Accounts payable                                                   509,330        380,313        316,746
  Accrued expenses                                                   308,224        187,933        513,130
  Accrued commissions                                                 14,262         46,181         30,845
  Accrued payroll                                                      1,767         18,385        104,701
  Customer deposits                                                       --          7,561          7,561
  Deferred revenue                                                    75,000             --             --
  Notes payable to related parties                                    65,926         73,926             --
Current maturities of obligations under capital leases                    --             --         22,386
Total current liabilities                                          1,693,785      1,518,478        995,369
                                                                ------------    -----------    -----------
Long-Term Liabilities:
  Notes payable
                                                                ------------    -----------    -----------
Obligations under capital leases, less current maturities             90,260             --          3,336
                                                                ------------    -----------    -----------
Total liabilities                                                  1,784,045      1,518,478        998,705
                                                                ------------    -----------    -----------
Commitments and contingencies

Net capital deficiency:
  Convertible preferred stock, $.01 par value -- 10,000,000
     authorized shares (entitled to $2,000,043 in liquidation)         2,430          2,430          4,220

  Common stock, $.01 par value -- 30,000,000 authorized
     shares; 4,132,493 shares issued and 4,071,194 shares
     outstanding at 6/30/98 and 12/31/97, respectively                41,325         40,711         35,402
  Additional paid-in capital                                      15,277,249     15,254,912     11,352,922
  Treasury stock, at cost, 10,493 common shares                           --             --        (60,000)
  Deferred compensation                                              (67,678)       (67,678)
Deficit                                                          (15,865,337)   (15,305,311)   (10,118,169)
                                                                 -----------    -----------    -----------
Net capital deficiency/Total shareholders' equity                   (612,011)       (74,936)     1,214,375
                                                                 -----------    -----------    -----------
Total liabilities and deficiency/equity                          $ 1,172,034    $ 1,443,542    $ 2,213,080
                                                                 ===========    ===========    ===========

                             See Accompanying Notes

                            ELECTROPHARMACOLOGY, INC.
                            Statements of Operations


                                               Six Months
                                             Ended June 30,                    Year Ended December 31,
                                           ------------------            ----------------------------------
                                              (Unaudited)
                                          1998           1997            1997           1996           1995
                                          ----           ----            ----           ----           ----
Revenue:
   Rentals                              $  359,143     $1,227,751     $ 1,700,486    $ 1,695,944    $   612,846
   Sales                                    75,860        287,000         700,763        409,818      1,383,817
                                        ----------     ----------     -----------    -----------    -----------
Total revenue                              435,003      1,514,751       2,401,249      2,105,762      1,996,663
Operating expenses:
   Cost of revenue                         138,599        202,649         611,702        376,197        224,155
   Selling, general and administrative     783,537      1,850,001       3,177,031      3,941,235      2,813,389

   Research and development                 37,974        183,173         214,686        815,722      1,690,163
                                        ----------     ----------     -----------    -----------    -----------
Total operating expenses                   960,110      2,235,823       4,003,419      5,133,154      4,727,707
                                        ----------     ----------     -----------    -----------    -----------
Loss from operations                      (525,107)      (721,072)     (1,602,170)    (3,027,392)    (2,731,044)
Other income (expense):
   Interest expense                        (36,649)        (5,582)        (25,135)        (8,933)      (463,172)
   Interest income                           2,595          7,152           9,894        108,335        124,630
   Loss on disposal of equipment              (865)            --              --             --             --
                                        ----------     ----------     -----------    -----------    -----------

Total other income (expense)               (34,919)         1,570         (45,747)        99,402       (338,542)
                                        ----------     ----------     -----------    -----------    -----------
Net loss                                $ (560,026)    $ (719,502)    $(1,647,917)   $(2,927,990)   $(3,069,586)
                                        ==========     ==========     ===========    ===========    ===========
Net loss per share, basic and
  diluted                                    (0.14)         (0.20)          (0.45)         (0.89)         (1.26)
                                        ==========     ==========     ===========    ===========    ===========
Weighted average number of common
  shares outstanding, basic and
  diluted                                4,113,328      3,606,388       3,697,611      3,298,849      2,429,880
                                        ==========     ==========     ===========    ===========    ===========


                            SEE ACCOMPANYING NOTES

                            Electropharmacology, Inc.

           Statements of Shareholders' Equity (Net Capital Deficiency)

                                     PREFERRED STOCK             COMMON STOCK                      ADDITIONAL
                                    ------------------         ----------------      PAID-IN       DEFERRED
                                    SHARES     AMOUNT          SHARES    AMOUNT      CAPITAL       COMPENSATION


----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1995         421,950    4,220       3,074,474   30,745     14,708,689
  Exercise of warrants                                        421,950    4,220
  Issuance of common stock for
     services                                                  43,741      437        125,321
  Net loss

----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1996         421,950   $4,220       3,540,165  $35,402    $14,834,010

Issuance of common stock for
   services                                                   348,519    3,484        307,125
Issuance of common stock for
   employee stock plan                                         14,003      140         16,785
Retirement of treasury stock                                   10,493)    (105)        (1,758)
Conversion of preferred stock
   to common stock                  (179,000)  (1,790)         79,000    1,790
Issuance of stock options to
   purchase 72,500 shares of
   common stock                                                                        98,750       (67,678)
 Net loss

----------------------------------------------------------------------------------------------------------------

Balance at December 31, 1997         242,950   $2,430       4,071,194  $40,711    $15,254,912      $(67,678)

Issuance of common stock
   for services (unaudited)                                    61,299      614         22,337
Net loss (unaudited)
Balance at June 30, 1998
   (unaudited)                       242,950   $2,430       4,132,493  $41,325    $15,277,249      $(67,678)

================================================================================================================

                                                                       TOTAL
                                       TREASURY                    SHAREHOLDERS'
                                        STOCK         DEFICIT         EQUITY
                                                                   (NET CAPITAL
                                                                    DEFICIENCY)
--------------------------------------------------------------------------------
Balance at December 31, 1995           (60,000)     (10,671,267)     4,012,387
  Exercise of warrants                                                   4,220
  Issuance of common stock for
   services                                                            125,758
  Net loss                                           (2,927,990)    (2,927,990)

--------------------------------------------------------------------------------
Balance at December 31, 1996          $(60,000)    $(13,599,257)    $1,214,375

Issuance of common stock for
   services                                                            310,609
Issuance of common stock for
   employee stock plan                                                  16,925
Retirement of treasury stock            60,000          (58,137)
Conversion of preferred stock
   to common stock
Issuance of stock options to
   purchase 72,500 shares of
   common stock                                                         31,072
 Net loss                                            (1,647,917)    (1,647,917)

--------------------------------------------------------------------------------
Balance at December 31, 1997                 -     $(15,305,311)     $ (74,936)

Issuance of common stock
   for services (unaudited)                                             22,951
Net loss (unaudited)                                   (560,026)      (560,026)
Balance at June 30, 1998
  (unaudited)                                -     $(15,865,337)     $(612,011)

================================================================================

SEE ACCOMPANYING NOTES.

                            ELECTROPHARMACOLOGY, INC.
                            STATEMENTS OF CASH FLOWS

                                                  Six Months Ended June 30,         Year Ended December 31,
                                                  -------------------------     -------------------------------
                                                     1998          1997         1997         1996          1995
                                                     ----          ----         ----         ----          ----
                                                         (Unaudited)
OPERATING ACTIVITIES:
Net Loss                                            $(560,026)    $(719,502)  $(1,647,917) $(2,927,990)  $(3,069,586)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:

Depreciation & Amortization                           132,822       145,618       303,093      289,553       531,497

Issuance of common stock and warrants for
  services                                             22,951        64,304       310,609      125,758            --

Issuance of stock options to purchase common
  stock                                                    --            --        31,072           --            --

Liability incurred for severance agreement                 --       128,700            --           --            --

Issuance of notes payable for service                      --            --       822,378           --            --

Loss on disposal of laboratory office equipment           865            --        30,506        6,426            --

Provision for doubful accounts                             --       (38,235)        9,214       93,000        45,728

Discount of trade note receivable                      30,567            --            --       21,982            --

Provision for impairment of inventory and
  SofPulse units                                      248,190            --        99,518           --            --

Changes in operating assets and liabilities:

Trade notes receivable                                     --       248,190       210,442      273,162      (543,334)

Inventory                                              (6,810)     (153,935)      (67,294)     (47,893)     (139,271)

Accounts receivable                                    42,681       476,795       398,584     (315,370)     (110,007)

Prepaid                                                (4,897)       52,504       129,037       14,532       (59,291)

Deposits                                               12,926            --            --           --        15,425

Accounts payable                                      129,016        (4,711)       60,743       65,537      (175,870)

Deferred revenue                                       75,000            --            --           --            --

Accrued payroll                                            --            --       (86,316)      44,369       (24,406)

Accrued expenses, commissions and customer
  deposits                                             64,193            --      (309,861)     194,543        85,008

Rental equipment (SofPulse units)                          --            --      (194,469)    (467,827)       51,954

Additional paid-in capital attributable to
  issuance of warrants for service                         --            --            --           --       214,500

Net cash provided by (used in) operating
  activities                                          (60,712)      199,728        99,339   (2,630,218)   (3,177,652)
                                                    ---------     ---------   -----------  -----------   -----------
INVESTING ACTIVITITES

Purchases of property and equipment                       (98)         (539)           --      (32,548)     (169,058)

Proceeds from sale of property and equipment           14,420            --         7,299           --            --

Patents, deposits and other assets                         --            --       (32,444)     (17,142)           --

Net cash used in investing activities                  14,322          (539)      (25,145)     (49,690)     (169,058)
                                                    ---------     ---------   -----------  -----------   -----------

                            ELECTROPHARMACOLOGY, INC.
                            STATEMENTS OF CASH FLOWS

                                                  Six Months Ended June 30,         Year Ended December 31,
                                                  -------------------------     -------------------------------
                                                     1998          1997         1997         1996          1995
                                                     ----          ----         ----         ----          ----
                                                         (Unaudited)
FINANCING ACTIVITIES

Net proceeds from issuance of common stock and
  warrants                                                 --            --            --           --     5,248,500

Net proceeds from issuance of preferred stock              --            --            --           --     1,900,000

Repayment of long-term notes payable and
  capitalized lease obligations                         5,359       (44,693)     (127,446)     (50,537)      (48,945)

Repayment of notes payable to related parties          (8,000)      (75,700)     (120,700)    (120,000)   (1,562,000)

Proceeds from notes payable to related parties             --            --        45,000           --       400,000

Proceeds from sale of common stock                         --            --        16,925        4,220            --
                                                    ---------     ---------   -----------  -----------   -----------
Net cash used in financing activities                  (2,641)     (120,393)     (186,221)    (166,317)    5,937,555

Net increase (decrease) in cash                       (49,031)       78,796      (112,027)  (2,846,225)    2,590,845

Cash at begining of year                              111,496       223,523       223,523    3,069,748       478,903
                                                    ---------     ---------   -----------  -----------   -----------

Cash at end of year                                 $  62,465     $ 302,319   $   111,496  $   223,523   $ 3,069,748
                                                    =========     =========   ===========  ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION

Cash paid during the period for interest, net           5,782         5,582        12,287        6,596      162,154
                                                    ---------     ---------   -----------  -----------   -----------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING
  AND FINANCING ACTIVITIES

Notes payable to related party converted to
  common stock                                             --            --            --           --     1,000,000

Prepaid offering costs charges to additional
  paid-in capital                                          --            --            --           --       144,543

Liability incurred for the repurchase of common
  stock                                                    --            --            --           --        60,000

Issuance of common stock for services                  22,951        64,304       310,609      125,758            --

Notes payable for prepaid insurance                        --            --       235,975           --            --

Asset recognized and liability incurred for the
  financing of the directors and officers
  liability insurance premiums                        166,790       212,421            --           --            --
                                                    ---------     ---------   -----------  -----------   -----------

Liability incurred for execution of severance
  agreement with related party                             --       128,700            --           --            --
                                                    =========     =========   ===========  ===========     =========

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies

Nature of Business and Major Suppliers

         Electropharmacology, Inc. (the "Company") was incorporated on August 31, 1990 under the laws of the State of California under the name Magnetic Resonance Therapeutics, Inc. and reorganized through a merger with and into Electropharmacology, Inc., a Delaware corporation, in February 1995. The Company was engaged up until August 24, 1998 (See footnote 17. Subsequent Events - Recent Corporate Reorganization") in the development of novel medical applications for pulsed electromagnetic signals, and has been engaged in designing, developing, manufacturing and marketing medical devices that deliver pulsed electromagnetic signals in the radio frequency range.

         For the periods ended December 31, 1997 and 1996, the Company was dependent on four suppliers to supply all the major components of its products. For the period ended December 31, 1995, the Company was dependent on three suppliers to supply all the major components of its products. During such period, management believed that alternative sources were available if the current supply of any of its product's components was discontinued, limited or delayed.

Unaudited Financial Statements

         The balance sheet and statement of changes in stockholders' equity as of June 30, 1998 and the statements of income and cash flows for the six months ended June 30, 1998 and 1997 are unaudited, and in the opinion of management , include all normal and recurring adjustments necessary for a presentation of the Company's financial position, results of operations and cash flows. The data disclosed in these notes to the financial statements for these periods is also unaudited. The results of operations for the periods presented are not necessarily indicative of the operations for the full year.

Revenue Recognition

         Rental revenue is recognized over the month-to-month period in which the related equipment is under lease to a customer, primarily on a per use basis. Sales revenue is recognized upon shipment and the transfer of ownership of the product.

Inventory

         Inventory, which consists primarily of raw materials and work in process, is valued at the lower of cost (average cost method) or market. Upon completion, finished goods are transferred to property and equipment.

Patents and Other Assets

         Patents are amortized using the straight-line method over 17 years from the date of issuance of the patent. Other assets are amortized using the straight-line method.

Rental and Other Equipment and Depreciation and Amortization

         Rental and other equipment is carried at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives (or lease term if shorter) of the related assets as follows:

              Rental equipment            5 years
              Leasehold improvements      3 years
              Office equipment            4 to 7 years
              Laboratory equipment        4 to 7 years

Cost of Revenue

         Cost of revenue for the years ended December 31, 1997 and 1996 includes costs associated with rental of the SofPulse units of approximately $485,000 and $328,000, respectively.

Stock Based Compensation

         The Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Net Loss per Share

         In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 ("SFAS No. 128"), EARNINGS PER SHARE, which established new standards for computing and presenting earnings per share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

         All loss per share amounts have been presented to conform to the SFAS No. 128 presentation. Stock options and warrants have not been included in the computation of diluted loss per share as the computation would not be dilutive.

         For additional disclosure regarding stock options and warrants see Notes 7 and 8.

Advertising Costs

         Advertising costs, included in selling, general and administrative expenses, are expensed as incurred and were $48,000 and $62,000 for 1997 and 1996, respectively.

Use of Estimates and Concentration of Credit Risk

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Up until August 24, 1998 (see "footnote 17. Subsequent Events - Recent Corporate Reorganization") the Company sold and/or rented its SofPulse product to healthcare providers such as nursing homes, hospitals and physician practices with no specific geographic concentration and extended credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables was principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

         In 1997, sales to three customers, National Patient Care Services, Inc. ("NPC"), Physiologic Reps, Inc. and Matt Starring, accounted for 36%, 30% and 11%, respectively, of the Company's total sales. Accounts receivable at December 31, 1997 from NPC totaled approximately $30,000 (net of amounts owed by the Company to NPC of $4,000)

Deferred Compensation

         Deferred compensation related to stock options is amortized over the period during which the options become exercisable.

Income Taxes

         The Company provides for income taxes under the provisions of FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES, which requires the asset and liability method of accounting for income taxes. Under the asset and liability method of FASB Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.


Net Loss per Common Share

         For the years ended December 31, 1997, 1996 and 1995, options and warrants were excluded from the computation of net loss per share because the effect of inclusion would be antidilutive due to the Company's net operating losses.


Reclassifications

         Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 presentation.

2.       Liquidity and Basis of Presentation

         The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

         The Company reported a net loss of $1,647,917 for the year ended December 31, 1997 and incurred cumulative net losses aggregating $15,305,311 through December 31,1997. In addition, at December 31, 1997, the Company had a deficiency in working capital of $899,573 and a net capital deficiency of $74,936.

         The Company reported a net loss of $2,927,990 for the year ended December 31, 1996 and incurred losses aggregating $10,118,169 through December 31, 1996. At December 31, 1996, the Company had working capital of $192,837 and shareholder's equity of $1,214,375.

         The Company reported a net loss of $3,069,586 for the year ended December 31, 1995 and incurred cumulative net losses aggregating $7,190,179 through December 31, 1995. In addition, at December 31, 1995, the Company has working capital of $2,824,190 and shareholders' equity of $4,012,387.

         The Company's 1998 operating plan consists of focusing on activities involving the sale of the majority of its existing fleet of SofPulse devices to a medical device company and entering into strategic alliances with or acquire development stage biotechnology companies to better enable it to focus its efforts in research and development (see "footnote 17. Subsequent Events - Recent Corporate Reorganization"). It also contemplates stringent cost controls and personnel reductions. The Company is also exploring alternative sources of additional financing.

         The Company cannot predict whether the operating and financing plans described above will be successful. If the Company is unable to successfully implement its recent reorganization and restructuring, improve its operations and obtain additional financings, it may not be able to continue as a going concern. If the Company is unsuccessful in its efforts, it may be unable to meet its obligations, making it necessary to undertake such other actions as may be appropriate to preserve asset values.


3.       Trade Notes and Other Receivable

         During 1995, the Company received two promissory notes in connection with the sale of SofPulse devices. In January 1997, the Company agreed to accept $248,190 in full payment of these notes, which had an outstanding balance of $270,172 at the time of the agreement. The notes were repaid in 1997, resulting in a discount of $21,982. This discount was recognized in the statement of operations for the year ended December 31, 1996. The balance in trade notes and other receivables represents amounts received by NPC on behalf of the Company relating to medical device rentals.

4.       Inventory

         The components of inventory are summarized as follows:


                                                                                              (Unaudited)
                                            December 31, 1996        December 31, 1997       June 30, 1998
                                            -----------------        -----------------       -------------
                  Work-in-process                $24,940                 $ 23,366               $ 32,712
                  Raw material                    69,224                  128,867                126,331
                                                 -------                 --------               --------
                                                 $94,164                 $152,233               $159,043
                                                 =======                 ========               ========



5.       Rental and Other Equipment

         A summary of rental and other equipment is as follows:


                                                                                                  (Unaudited)
                                                 December 31, 1996       December 31, 1997       June 30, 1998
                                                 -----------------       -----------------       -------------
              Rental equipment                       $1,107,925              $1,171,060              $1,148,580
              Leasehold improvements                     68,270                  68,270                  68,270
              Office equipment under
                 capital lease                          153,580                 142,388                 142,388
              Office equipment                          118,530                 118,530                 118,628
              Lab equipment                              69,763                      --                      --
                                                     ----------              ----------              ----------
                                                      1,518,068               1,500,248              1,477,866
              Less accumulated depreciation
                 and amortization                      (573,010)               (786,782)               (909,369)
                                                     ----------              ----------              ----------
              Net rental and other equipment         $  945,058              $  713,466              $  568,497
                                                     ==========              ==========              ==========



6.       Notes Payable

         Notes payable at December 31, 1997 and June 30, 1998 (unaudited) consists of the following:


                                                                                         (Unaudited)
                                                               December 31,                June 30
                                                                   1997                      1998
                                                               ------------              -----------
         8% note payable to outside counsel, due
           on December 31, 1998                                  $672,751                  $672,751

         7.99% note payable to finance
           directors and officers insurance,
           due November 15, 1998                                  120,311                   136,785

         9.75% note payable to finance
           commercial general liability
           insurance, due April 21, 1998                           11,117                        --
                                                                 --------                  --------
                                                                 $804,179                  $809,536
                                                                 ========                  ========


         The note payable to outside counsel is collateralized by a security agreement on 55 SofPulse units and was settled infull as part of the recent corporate reorganization (see "footnote 17. Subsequent Events Recent Corporate Reorganization").


7.       Note Payable to Related Parties

         In October 1997, the Company issued three notes payable to its Chief Financial Officer, Chief Executive Officer and a member of the board of directors totaling $65,926 in exchange for cash advances of $45,000 and deferral of salaries of $20,926. These notes bore interest at the prime rate (8.5% at December 31, 1997) plus 1% and were due on demand.

         On April 12, 1997, the Company and the former Chief Executive Officer entered into a severance agreement that provided for, among other things, a cash payment by the Company of $128,700 in settlement of all rights under his employment agreement with the Company. The loan and accrued interest were paid in installments through January 1998. The balance due under this agreement at December 31, 1997 was $8,000.

         The Company issued a $75,000 unsecured promissory note to a stockholder of the Company, interest payable monthly at 9.5%, principal payable December 31, 1995, and convertible into shares of common stock at the lower of $5.42 per share or the market price per share. This note was paid in full in January 1996.

         The Company issued a $45,000 unsecured promissory note to a stockholder of the Company, interest payable monthly at 9.5%, principal payable December 31, 1995. The note was paid in full in January 1996.


8.       Shareholders' Equity and Warrants

         On January 11, 1993, the Company's Board of Directors approved an amendment and restatement of its articles of incorporation to authorize 15,000,000 shares of no par value Common Stock and 5,000,000 shares of Preferred Stock and to provide for an approximate 157 to 1 Common Stock split. On December 8, 1994, the Company's Board of Directors approved a reincorporation and recapitalization of the Company under the laws of the State of Delaware and approved a reverse stock split of shares of Common Stock on a 0.64568-for-1 basis and a change in the Company's authorized capital stock to 10,000 shares of $.01 par value Common Stock and 1,000,000 shares of $.01 par value Preferred Stock. All common share and per share amounts in the accompanying financial statements have been retroactively adjusted to reflect these changes.

         As an incentive to extend the maturity dates of notes (payable to related parties, in August and November 1993) the Company granted 5-year warrants for the purchase of an aggregate of 20,339 shares of Common Stock at $5.42 per share. No warrants have been exercised.

         During 1994, the Company issued 9,823 shares of Common Stock in exchange for cash proceeds of $49,444 and issued 1,615 shares of Common Stock in exchange for the rights to certain product related technology valued at $24,375.

         During 1994, the Company granted 5-year warrants for the purchase of 61,985 shares of Common Stock at $5.42 per share to a major shareholder and creditor of the Company and for the purchase of 9,685 shares of

Common Stock at $5.03 per share to a shareholder and creditor of the Company as consideration for extending the maturity date of notes payable due to the shareholders. No warrants have been exercised.

         During 1994, the Company granted 5-year warrants for the purchase of 41,969 shares of Common Stock at $5.03 per share to a consultant of the Company for certain contributions of scientific development of the Company. No warrants have been exercised.

         During December 1994, in connection with the issuance of 10% promissory notes, the Company issued the creditors an aggregate of 200,000 shares of Common Stock, valued at $5.15 per share. The Company recorded a $230,000 discount on the notes payable to give effect to issuance of shares of Common Stock. Additionally, the Company incurred loan costs of $145,000 in connection with the transaction. The loan discount and deferred loan costs were amortized over the life of the notes, which were repaid on May 19, 1995, upon closing of the Company's initial public offering.

         On May 12, 1995, the Company consummated its initial offering of securities by the sale of 1,250,000 shares of Common Stock at $5.00 per share. Additionally, 718,750 redeemable warrants to purchase Common Stock were issued and sold for $0.10 per warrant. Each warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $6.00, subject to adjustment in certain circumstances, at any time commencing June 12, 1996, through May 12, 1998. Net proceeds of this offering, after the underwriter's commissions and all expenses, were $5,103,957.

         For an aggregate of $187.50 the underwriter was issued warrants to purchase 125,000 shares of Common Stock at $7.00 per share and 62,500 warrants to purchase warrants at $0.14 each to purchase Common Stock at $6.00 per share. No warrants have been exercised.

         During June 1995, the Company issued warrants to purchase 30,000 shares of Common Stock at $4.00 per share and 12,000 shares of Common Stock at $5.25 per share to consultants of the Company for certain investor relations work. Each of these warrants vested immediately and expires in five years. Further, a four-year warrant to purchase 25,000 shares of Common Stock at $5.25 per share was issued to a consultant to the Company for certain scientific contributions to the Company. No warrants have been exercised.

         In November 1995, the Company issued to an investor (i) 421,950 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and (ii) warrants to purchase an aggregate of 1,721,950 shares of Common Stock in consideration of $2,000,000. Each share of Preferred Stock is convertible at a conversion price of $4.74 per share which was at a discount from the market price of $6.50 per share, at the option of the holder, into one share of Common Stock, subject to adjustment in certain circumstances, at any time until November 13, 2000, at which time outstanding shares of Preferred Stock automatically convert into Common Stock. Shares of Preferred Stock have votes equal to those of Common Stock into which they are convertible and, subject to certain exceptions and except as required by law, vote together with the common stock as a single class. The Preferred Stock votes as a single class on certain matters including the incurrence of secured indebtedness by the Company, changes in the number and the terms of the directors of the Company and the issuance of cash dividends and redemptions or repurchase of securities by the Company. The Preferred Stock is entitled to receive noncumulative cash dividends, when, as and if declared by the Board of Directors of the Company and has a liquidation preference of $4.74 per share. In May 1997, the Preferred Stock investor ("Investor") converted 179,000 shares of the Preferred Stock in to the same number of shares of Common Stock with no proceeds to the Company.

         In November 1995, a family member of an officer and current member of the Board of Directors of the Company, converted an aggregate of $1,000,000 principle amount of promissory notes into 195,945 shares of Common Stock. In consideration for such conversion, the Company granted five-year warrants to purchase 300,000 shares of Common Stock at a price of $6.25 per share, subject to adjustment in certain circumstances. Subject to certain limitations and exclusions, the Company agreed to include the shares underlying the warrants in an appropriate registration statement filed by the Company. No warrants have been exercised.

         The Investor's warrants consist of warrants to purchase: (i) 421,950 shares of Common Stock at an exercise price of $.01 per share; (ii) 800,000 shares of common stock at an exercise price of $6.00 per share; (iii) 250,000 shares of Common Stock at an exercise price of $7.50 per share; and (iv) 250,000 shares of Common Stock at an exercise price of $9.00 per share. The warrants are exercisable at any time until November 13, 2005. The exercise price and number of shares issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including the issuance of securities for a price less than the current market value of the Common Stock. In June 1996, for proceeds to the Company of $4,220, the Investor exercised 421,950 warrants to purchase Common Stock at an exercise price of $.01 per share.

         In December 1995, the Company repurchased 10,493 shares of Common Stock for $60,000 in connection with the resignation of the Company's chief operating officer. The entire 10,493 shares were retired by the Company in October 1997.

         On November 1, 1996, the Company's stockholders approved proposals to increase the Company's authorized capital stock from 10,000,000 to 30,000,000 shares of $.01 par value Common Stock and from 1,000,000 to 10,000,000 shares of $.01 par value Preferred Stock.

         In April 1997, a ten-year warrant to purchase 25,000 shares of Common Stock at $2.25 was issued to the former President as part of his severance agreement. The fair value of the warrant based on the Black-Scholes valuation method was $1.8 per share using the assumptions described in Note 8 and the actual life of the warrant.

         Warrants to purchase an aggregate of 3,052,707 shares of Common Stock have been issued to date. During 1996, 421,950 warrants were exercised. No warrants were exercised during 1997.

         The following table summarizes information relative to the Company's warrants which are exercisable at various dates through April 12, 2007:

                                      Shares             Price Range
                                      ------             -----------
Outstanding January 1, 1996          3,449,657          $ .01 - $9.00
           Exercised                  (421,950)         $ .01
Outstanding December 31, 1996        3,027,707          $1.00 - $9.00
           Granted                      25,000          $2.25
Outstanding December 31, 1997        3,052,707          $1.00 - $9.00

         At December 31, 1997 and 1996, shares of the Company's authorized but unissued Common Stock were reserved for issuance as follows:

                                                           NUMBER OF SHARES
                                                     --------------------------
                                                     December 31,  December 31,
                                                         1997          1996
                                                     ------------  ------------
           Exercise of warrants                        3,052,707     3,012,707
           Employee stock option plans (see Note 8)      590,778     1,113,860
           Convertible preferred stock                   242,950       421,950
                                                       ---------     ---------
                                                       3,886,435     4,548,517
                                                       =========     =========

         During 1997 and 1996, the Company issued 75,482 and 43,741 shares of Common Stock, respectively, to officers of the Company in lieu of cash for payment of outstanding employment related liabilities, totaling $158,609 and $125,758, respectively.

         During 1997, the Company issued 250,000 shares of Common Stock at $.40 per share to consultants of the Company for certain investor relations work. The Company recorded expense of $100,000 in connection with this transaction based on the fair value of the Company's Common Stock on the date the shares were issued.

         Effective November 1, 1996, the Board of Directors approved an Employee Stock Purchase Plan ("ESPP") covering all employees who meet service period requirements. The ESPP provides for the sale of Common Stock to employees of the Company at a price equal to 85% of the lesser of the market value at the end of or beginning of each respective quarter. No shares were issued under the ESPP during 1996. During 1997 the Company issued 14,003 shares under the ESPP. The ESSP was terminated effective October 1, 1997.

         Effective January 1, 1996, the Company established the Electropharmacology, Inc. 1996 Non-Employee Director's Equity Compensation Plan (the "Compensation Plan"). The Compensation Plan provides for the issuance of Common Stock as compensation for serving as a director of the Company. No shares were issued under the Compensation Plan during 1996. During 1997 the Company issued 23,037 shares of Common Stock under the Compensation Plan.

         Additional equity and warrants have been issued in conjunction with the Company's recent corporate reorganization (see footnote 17. Subsequent Events).


9.       Stock Options

         In April 1993, the Company adopted a stock option plan (the "Plan") for officers, directors, employees and consultants. The options granted may be either "incentive stock options" (for officers and employees only) within the meaning of Section 422A of the Internal Revenue Code, and/or nonqualified stock options (for officers, employees, directors and consultants). The exercise price of incentive stock may not be less than 100% of the fair market value of the Company's Common Stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the outstanding Common Stock (currently only the president of the Company). Nonqualified stock options may be granted under the Plan at an exercise price less than the fair market value of the Common Stock on the date of grant.

         As of December 31, 1995, the Board of Directors has authorized the granting of options for up to 322,840 shares of Common Stock. Grants of options to purchase 191,774 shares of Common Stock (net of forfeitures), (82,234 of which are considered incentive stock options), have been formalized under the Plan, of which 38,417 were granted in 1994 at an exercise price of $5.03 per share, and 72,000 (net of forfeitures) were granted in 1995 at prices ranging from $5.25 to $8.25 per share, of which 15,500 have been canceled. The exercise prices were estimated by management to approximate fair market value at the date of grant or when originally committed. The options generally vest with a range from immediately to ratably up to five years on differing vesting schedules. The aggregate proceeds to the Company upon exercise of all options vested (incentive stock options and nonqualified stock options, respectively) as of December 31, 1995 were $240,477. The aggregate proceeds to the Company upon exercise of all options outstanding as of December 31, 1995 were $933,693. The options expire at dates ranging from four to seven years after date of grant.

         On November 1, 1996, the Company amended the Plan to increase the number of options authorized to 1,500,000 shares of Common Stock. As of December 31, 1996, the Board of Directors has authorized the granting of options for up to 1,500,000 shares of Common Stock. Grants of options to purchase 1,113,860 shares of Common Stock (1,043,860 of which are considered incentive stock options) have been finalized under the Plan. The options generally vest with a range from immediately to ratably up to five years on differing vesting schedules. The aggregate proceeds to the Company upon exercise of all options vested (incentive stock options and nonqualified stock options, respectively) as of December 31, 1996 were $1,906,826. The aggregate proceeds to the Company upon exercise of all options outstanding as of December 31, 1996 were $5,543,616. The options expire at dates ranging from two to ten years after date of grant.

         As of December 31, 1997, the Board of Directors has authorized the granting of options for up to 1,500,000 shares of Common Stock. Grants of options to purchase 590,778 shares of Common Stock, (215,020 of which are considered incentive stock options) have been formalized under the Plan. The options generally vest immediately to ratably up to ten years on differing vesting schedules. The options expire at dates ranging from two to ten years after date of grant.

         As required by SFAS No. 123 ("SFAS No.123"), pro forma information regarding net income and earnings per share has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996:

                                     For the year ended December 31,
                                     -------------------------------

                                           1997              1996
                                       -------------       --------
         Risk free interest rate       5.71% - 6.69%         5.2%
         Expected lives (years)           4  - 10            10
         Expected volatility               .681             .775
         Expected dividend yield             -                -

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         For the purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of compensation expense from stock option awards on pro forma net loss reflects only the vesting of 1995 through 1997 awards in 1997 and the vesting of 1996 and 1995 awards in 1996, in accordance with SFAS No. 123. Because compensation expense associated with a stock option award is recognized over the vesting period, the initial impact of applying SFAS No. 123 may not be indicative of compensation expense in future years, when the effect of the amortization of multiple awards will be reflected in pro forma net loss. The Company's pro forma information follows:

                                       1997            1996            1995
                                   -----------     -----------     -----------
         Net loss                  $(2,015,631)    $(3,665,506)    $(3,109,269)
                                   ===========     ===========     ===========
         Loss per common share
           (basic and diluted)     $      (.55)    $     (1.11)    $     (1.28)
                                   ===========     ===========     ===========

         Transactions under the Plan are summarized as follows:

                                                                   Weighted
                                                                    Average
                                                    Number         Exercise
                                                      Of          Price per
                                                    Shares          Share
                                                   ---------      ----------
         Outstanding January 1, 1995                 203,712

         Exercised                                         0
         Expired                                           0
         Forfeited                                         0
         Canceled                                    (99,438)
         Granted                                      87,500
                                                   ---------
         Outstanding December 31, 1995               191,774          $4.87

         Exercised                                         0              0
         Expired                                           0              0
         Forfeited                                         0              0
         Canceled                                    (37,000)         $8.09
         Granted                                     959,086          $5.12
                                                   ---------        -------
         Outstanding December 31, 1996             1,113,860          $4.98

         Exercised                                         0              0
         Expired                                           0              0
         Forfeited                                         0              0
         Canceled                                   (608,082)         $4.87
         Granted                                      85,000          $2.55
                                                   ---------        -------
         Outstanding December 31, 1997               590,778          $4.73
                                                   =========        =======

                                                     1997            1996
                                                     ----            ----
         Exercisable at December 31,                 501,950        397,985
                                                   =========        =======
         Reserved for future option grants at
                December 31,                         909,222        386,140
                                                   =========        =======
         Weighted average fair value of options
                granted                              $1.30           $4.26
                                                   =========        =======

         During 1997, the Company granted stock options to consultants for the purchase of 72,500 shares of Common Stock at exercises prices ranging from $3.375 to $5.75 per share. Deferred compensation of $98,750 was recorded in connection with the issuance of these options based on the Black-Scholes valuation model using the assumptions described above and the estimated life of options. The Company will amortize the deferred compensation over the consultants' required service period of four years. Compensation expense for the year ended December 31, 1997 totaled $31,072.

         The following table sets forth the information about stock options outstanding at December 31, 1997:

                    Number         Weighted
                  Outstanding       Average      Weighted
                     as of         Remaining      Average
Range of          December 31,    Contractual    Exercise   Exercisable as of
Exercise Prices       1997           Life          Price    December 31, 1997
---------------   ------------    -----------    --------   -----------------
$ .28 - $2.88        89,728       5.33 years      $2.34            68,728
$3.38 - $5.75       501,050       7.54 years      $5.16           433,222
                    -------       ----------      -----           -------
                    590,778       7.20 years      $4.73           501,950

         Additional Stock Options have been issued in conjunction with the Company's recent corporate reorganization (see footnote 17. Subsequent Events).


10.      Income Taxes

         As of December 31, 1997 and December 31, 1996, the Company had net operating loss carryforwards of approximately $10,719,000 and $9,013,000, respectively, available to offset future taxable income. Such carryforwards, which may provide future tax benefits, expire in the years 2008 through 2012 and tax credits of $148,000 which expire approximately in the years 2008 through 2011. During 1993 and 1995 and recently during the Company's recent corporate reorganization (see footnote 17. Subsequent Events - Recent Corporate Reorganization) changes in ownership of greater than 50% occurred as a result of the Company issuing equity securities. As a result, a substantial limitation will be imposed upon the future utilization of the Company's net operating loss carryforwards.

         Significant components of the Company's deferred income taxes are as follows:

                                                  December 31,   December 31,
                                                      1997           1996
                                                  ------------   ------------
         Net operating loss carryforwards         $ 4,033,395    $ 3,392,000
         Other                                        221,262        158,600
                                                  -----------    -----------
         Deferred tax assets                        4,254,657      3,590,600
         Deferred tax liabilities--equipment          (90,097)       (75,300)
                                                  -----------    -----------
                                                    4,155,560      3,475,300
         Less valuation allowance                  (4,155,560)    (3,475,300)
                                                  -----------    -----------
         Net deferred tax assets                  $         0    $         0
                                                  -----------    -----------

         The net change in the valuation allowance for the year ended December 31, 1997 and 1996 was an increase of approximately $680,000 and $1,075,300, respectively.

         The difference between the benefit for income taxes and the amount which results from applying the federal statutory tax rate of 34% to the loss is due to the increase in the valuation allowance in 1997 and 1996, resulting in no tax benefit reported in any of those years.

                                               Year ended December 31,
                                            ----------------------------
                                             1997                   1996
                                             ----                   ----
Tax at U.S. statutory rate                 (34.00%)                (34.00%)
State taxes, net of federal benefit         (3.61%)                 (3.63%)
Nondeductible items                           .16%                    .30%
Change in valuation allowance               41.28%                  36.72%
Other                                       (3.82%)                   .61%
                                           ------                  ------
                                             0.00%                   0.00%
                                           ======                  ======


11.      Lease Commitments

         The Company leases certain office equipment under operating lease agreements which expire at various dates through October 2, 2001. Prior to the recent corporate reorganization (see footnote 17. Subsequent Events - Recent Corporate Reorganization), the Company leased its administrative facilities on a month-to-month basis at a monthly rate of $3,600.

         Future minimum rental payments required under operating leases that have an initial term in excess of one year as of December 31, 1997, are as follows:

                  Year ended December 31,
                  -----------------------
                  1998                          $22,709
                  1999                           22,709
                  2000                           17,459
                  2001                           13,091
                                                -------
                  Total                         $75,968
                                                =======

         Rent expense under operating leases approximated $73,258, $62,475 and $51,083 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Subsequent to June 30, 1998, the Company entered into a short-term lease for its corporate offices at a monthly rate of $1,800.

12.      Employment Agreements

         As of December 31, 1997, the Company had employment agreements with certain executive officers, the terms of which expired at various times through December 31, 2001.

         In the recent corporate reorganization of the Company (see Footnote 17, Subsequent Event - Recent Corporate Reorganization), these agreements were terminated and replaced by memorandums by the Board of Directors to the executive officers outlining in general the revised terms of employment of these officers. In addition, on August 19, 1998, a new employment agreement was entered into with the new Chief Executive Officer and President of the Gemini Biotech Division of the Company, the term of which expires August 18, 2001.

         On August 25, 1998, the Board of Directors issued a memorandum to Arup Sen, outlining in general the terms of employment of Dr. Sen as Chief Executive Officer of Epi, effective as of September 1, 1998. The memorandum provides for an initial base salary of $130,000, which has increased to $150,000 and may increase up to $200,000 in a series of stepped increments upon the achievement of specified milestones. The memorandum also provides that the Company will grant to Dr. Sen a ten- year option to purchase 500,000 shares of the Common Stock at the stock price at the close of trading on the date of grant (August 25, 1998), 150,000 of which have vested based on the achievement of specific milestones set by the Board of Directors, with the remainder to vest subject to the achievement of other such milestones. In the event that Dr. Sen's employment is terminated without "cause" before three years, Dr. Sen is entitled to a severance of six months' base salary, subject to his mitigation of such payment by seeking other employment. All his stock options will vest immediately and will remain exercisable for the original term of the option in the event his employment is terminated due to an acquisition by or merger with a third party not recommended and/or approved by Dr. Sen.

         On August 25, 1998, the Board of Directors issued a memorandum to David Saloff, outlining in general the terms of employment of Mr. Saloff as Executive Vice President- Sales and Marketing of the Company, effective as of September 1, 1998. The memorandum provides for an initial base salary of $80,000, which may increase up to $110,000 upon certain events, including the achievement of certain annual revenues to be calculated by annualizing the prior six months' revenues. The memorandum also provides that Mr. Saloff will be entitled to an override on sales revenue at a specified percentages of the annualized revenue calculated based on the previous month's revenues. Once Mr. Saloff's aggregate annual compensation equals or exceeds $200,000, then the Company and Mr. Saloff will negotiate a new mutually acceptable compensation arrangement. The memorandum also provides that the Company will grant to Mr. Saloff on August 25, 1998, a ten- year option to purchase 200,000 shares of the Common Stock at the stock price of close of trading on the date of grant, with 20% of the shares covered thereby vesting upon the first anniversary date, and an additional 20% each succeeding anniversary date, with vesting to accelerate based on meeting certain sales revenue growth targets and other events related to PEMS technologies and products.

         As part of the reorganization transactions, the Company entered into an employment agreement with Krishna Jayaraman dated August 19, 1998, for a term expiring on August 19, 2001 for Dr. Jayaraman's services as President and Chief Executive Officer of the Gemini Biotech Division of the Company. This agreement provides for a base salary of $120,000 which has increased to $150,000 and may increase further to $200,000 based on certain corporate milestones and revenues of the Gemini Biotech Division. He is also entitled to benefits, a term life contract, an automobile allowance and four weeks' vacation per year. The agreement also provides that the Company will grant to Dr. Jayaraman on the date of the agreement an option to purchase 250,000 shares of Common Stock, with 30,000 of the shares covered thereby vesting immediately, 62,500 of the shares covered thereby vesting on each of the first and second anniversaries of the agreement and an additional 75,000 of the shares covered thereby vesting on the third anniversary of the date of the agreement. The agreement also provides that if Dr. Hayaraman's employment is terminated by him by permitted resignation or by the Company other than for "cause", Dr. Jayaraman will receive an amount equal to 85% of the remaining portion of the base salary due him under the term of the agreement, unless there is a permitted resignation following a relocation of Dr. Jayaraman due to a change in control not proposed or recommended by Dr. Jayaraman. In such case, Dr. Jayaraman would receive the sum of his annual base salary and the average annual bonus received by him during the previous two-year period. In the event of termination with out "cause" or by permitted resignation, Dr. Jayaraman will continue to receive benefits pursuant to the Company's welfare programs and perquisite plans until the earliest of one year after his termination, the end of the term of the agreement, or until Dr. Jayaraman in reemployed. In addition, all of Dr. Jayaraman's options will immediately vest and be exercisable for the full term of the option. Dr. Jayaraman is also subject to a non- compete agreement as part of his employment agreement.

         For the year ended December 31, 1997 and 1996, approximately $152,446 and $37,000, respectively, of compensation was paid or is payable in Common Stock.

         As of December 31, 1995, the President of the Company, had an employment which provided for a annual base salary of $132,000 and a 10% annual increase based on performance.

13.      Termination of Distribution Agreement

         The Company announced on July 18, 1997 that its purchase-distribution agreement with NPC was terminated following the announcement by the U.S. Health Care Financing Administration ("HCFA")of its new policy denying Medicare reimbursement for the use of all electrical stimulation, including pulsed electromagnetic fields, in treating wounds. The multi-year distribution agreement for the sale and rental of SofPulse devices was initially executed as of May 1, 1997 and required NPC to purchase from the Company specified minimum quotas of SofPulse devices in exchange for exclusive distribution rights to three selected market applications of SofPulse in the U.S. NPC was also to assume responsibility for the growth and operation of the Company's current fleet of rental devices including the Company's sales and marketing group and was to make monthly payments to the Company for five years and pay royalties to the Company on NPC's rental revenues. The Company also sold approximately $270,000 of accounts receivable arising from April 1997 rental revenues to NPC for an initial payment from NPC in the amount of $200,000. NPC will remit the balance to the Company when it is collected from the rental customers after deducting certain interest payments on the initial $200,000 advance. Upon the termination of the NPC purchase-distribution agreement, the Company reacquired the marketing rights and control of its fleet of SofPulse devices from NPC. Subsequently, a U.S. District Court enjoined HCFA in November 1997 from implementing the national policy noted above and HCFA notified the fiscal intermediaries in February of 1998 not to abide by the July 1997 national policy memorandum.


14.   Contingencies

Litigation

         In February 1993, Diapulse Corporation of America, Inc. ("Diapulse") filed a citizen's petition requesting that the FDA revoke the substantial equivalence finding for the SofPulse and prevent the Company from making certain labeling claims. The Company believes, based upon the advice of regulatory counsel, that Diapulse's petition is without merit. The Company responded to the petition. The Company made revisions in its promotional materials relating to its SofPulse device to obviate any claim that such material is inconsistent with FDA regulations. The Company believes that Diapulse's petition is lacking in merit and that it is highly unlikely that the FDA will grant the petition. Even, in the event that the FDA were to grant the petition, the Company's believes that its future business is not likely to be materially adversely affected. In October 1993, Diapulse submitted additional information to the FDA in support of its petition and the Company responded. As of the date hereof, the FDA has not notified the Company as to any action with respect to the aforementioned petition.

         In August 1994, Diapulse filed a lawsuit in the Supreme Court of the State of New York, Nassau County ("The Court"), captioned Diapulse Corporation of America V. Magnetic Resonance Therapeutics, Inc. et al., alleging that the defendants, Magnetic Resonance Therapeutics, Inc., a legal predecessor to the Company, Bio-Sales, Inc., the Company, and certain of the Company's present and former directors and officers, including Joshua Barnum ("Barnum"), David Mills ("Mills"), Arthur Pilla ("Pilla"), David Saloff ("Saloff"), and David Winter ("Winer"), engaged in deceptive acts and practices, false advertising and unfair competition in the marketing of a medical device. The complaint also alleges that Barnum and Mills breached confidentiality and noncompetition agreements with Diapulse and that the Company, Barnum and Pilla aided in the alleged tortious breach of the agreements. Diapulse seeks unspecified compensatory damages, disgorgement of profits realized by the defendants as a result of their alleged acts, treble damages, punitive damages and reasonable attorneys' fees. Diapulse also seeks unspecified injunctive relief prohibiting the defendants from engaging in the alleged acts and ordering the defendants to take remedial action to rectify the effects on consumers and Diapulse caused by the defendants' alleged acts. The defendants jointly moved to dismiss the complaint on jurisdictional and substantive grounds. The Court dismissed Winer from the case based on lack of personal jurisdiction. The Court also dismissed certain claims, as to the remaining individual defendants, including deceptive acts and practices, false advertising and unfair competition. As to the claims remaining against the individual defendants, certain of such claims may be indemnified by the Company. As to the Company, the Court denied the motion to dismiss. The Company answered the complaint, denied all material allegations, asserted various affirmative defenses and counterclaimed against Diapulse and Jesse Ross, individually. The counterclaims allege causes of action against Diapulse and Jesse Ross for federal unfair competition and tortious interference of existing and contractual business relations. In addition, the Company has asserted claims against Diapulse for deceptive acts and unfair trade practices, and trade disparagement. In its counterclaims, the Company seeks compensatory and punitive damages in an amount to be proved at trial. This lawsuit is in a preliminary stage and its outcome is uncertain. Although the Company believes that it has meritorious defenses that it will vigorously pursue and that its ability to develop its future technologies and products does not materially depend on the outcome of this litigation, there can be no assurance that the outcome of such action will be resolved favorably to the Company.

         On August 28, 1997, Michelle O'Connell, formerly employed by Kinetech Medical, Inc. ("Kinetech") as the Company's sales representative, filed a complaint entitled O'Connell v. Kinetech Medical, Inc. and Electropharmacology, Inc. in the County Court in Dallas County, Texas. The complaint alleged that Kinetech and the Company were jointly and severally liable for an unspecified amount of commissions earned by O'Connell from Kinetech, but unpaid, and asserted a cause of action quantum meruit against the Company. O'Connell dismissed the complaint against the Company in May 1998 and Kinetech immediately filed a cross-complaint against the Company for breach of the agreement between the Company and Kinetech for failing to pay commissions owed in excess of $30,000. In August 1998, Kinetech joined National Patient Care Systems, Inc. as an additional defendant for its share of the commissions owed. The Company answered the cross-complaint and asserted several affirmative defenses. The case has not yet been set for trial and no discovery between the Company and Kinetech has taken place.

         On July 14, 1998, Jack Baxter ("Baxter"), a former employee of the Company, filed a complaint entitled Baxter v. Electropharmacology, Inc. in the Circuit Court in Broward County, Florida. The complaint alleges the failure by the Company to make payments of $20,000 due to Baxter under an agreement pursuant to which Baxter and the Company had agreed to the terms of the termination of their employer-employee relationship. The Company answered the complaint and asserted several affirmative defenses. The case has not yet been set for trial and no discovery between the Company and Baxter has taken place.

15.      Financial Instruments

         The carrying amount of financial instruments including cash, accounts receivable, notes receivable from customers notes payable, notes payable to related parties and accounts payable approximate fair value as of December 31, 1997 and 1996 because of the short maturity of these items.

16.      Fourth Quarter Adjustments

         Certain adjustments were recorded in the fourth quarter of 1997 which included an adjustment to provide an additional allowance for obsolete inventory and rental equipment of $73,000 and to reduce the carrying value of rental equipment and inventory by $95,000.

17.      Subsequent Event - Recent Corporate Reorganization and Elan Transaction

         The Company consummated a corporate reorganization, consisting of five steps, on August 18, 1998. First, the Company contributed all of its assets and liabilities (other than those assets and liabilities related to its business of manufacturing and distributing the SofPulse device (the "SofPulse Business")) to its wholly-owned subsidiary, EPi HealthTech Inc., a Delaware corporation (EPi Sub") in exchange for 100 shares of EPi Sub Common Stock. Second, HTD, a privately held Company, was merged into EPi Sub, with the shareholders of HTD receiving an aggregate of 6,172,095 shares of the Company's Common Stock (such number of shares being substantially equivalent to the number of shares of the Company's Common Stock outstanding at such time, or 6,333,385 shares). Third, EPi Sub contributed all of its assets and liabilities (including both the assets and liabilities contributed to it by the Company and the assets and liabilities of HTD) to Gemini Health Technologies L.P., a newly-formed Delaware limited partnership (the "Partnership") in exchange for 12,505,480 partnership units of the Partnership (such number of partnership units corresponding to the number of shares of the Company's Common Stock issued and outstanding following the issuance of shares of the Company's Common Stock to the shareholders of HTD). Simultaneously with contribution of EPi Sub's assets and liabilities to the Partnership, Krishna and Shashikala Jayaraman (the "Jayaramans") transferred all the limited partnership interests in Gemini, a privately held Texas limited partnership and all the stock of its general partner, Gemini Biotech, Inc. ("GBI"), to the Partnership in exchange for 6,000,000 partnership units in the Partnership, which partnership units are exchangeable, subject to certain restrictions, for shares of the Company's Common Stock, on the basis of one share of the Company's Common Stock for each partnership unit (subject to adjustment in the case of certain events concerning the Company and/or the Partnership). Fourth, the Company issued 1,872,000 shares of its Common Stock to the holders of certain warrants and all outstanding Preferred Stock of the Company in exchange for such warrants and Preferred Stock. Fifth, the Company sold all of its assets and liabilities relating to the SofPulse Business to a wholly-owned subsidiary of ADM Tronics Unlimited, Inc. ("ADMT"), a publicly traded Company, in exchange for a combination of $150,000 in cash, 1,400,000 shares of ADMT Common Stock issued to the Company, an additional 1,525,000 shares of ADMT Common Stock issued to pay approximately $650,000 of the Company's payable and a warrant to purchase additional shares of ADMT Common Stock if ADMT achieves certain sales objectives with respect to its conduct of the SofPulse Business.

         The effect of the corporate reorganization is that the businesses previously conducted by the Company (other than the SofPulse Business), HTD and Gemini are now being conducted by the Partnership and Gemini, with EPi Sub being the general partner of the

Partnership and the Jayaramans being the limited partner of the Partnership, and the Partnership being the limited partner of Gemini and Gemini Biotech, Inc. remaining as the limited partner of the Partnership. At such time as the Jayaramans exchange all of their partnership units in the Partnership for shares of the Company's Common Stock, it is expected that the Partnership and Gemini will be dissolved, EPi Sub will be dissolved and all of such businesses will be conducted by the Company under the new corporate name of Gemini Health Technologies Inc.

         On September 30, 1998, the Company has entered into an agreement with Elan. Pursuant to the agreement, the Company acquired a worldwide license to Elan's flexible iontophoresis patch technology for non-cosmetic dermatology and wound care applications in exchange for a $7,500,000 up-front payment and certain future payments of prescribed license fees and royalties payable from the revenues of resulting products. Elan also made an investment of $7,500,000 in the Company to acquire convertible Preferred Stock and warrants, each at a premium to the current market price and agreed to invest an additional $2,000,000 to acquire shares of the Company's Common Stock at a price to be determined by an agreed upon formula.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and
  Board of Directors of
HealthTech Development, Inc. (a development stage company)

We have audited the accompanying balance sheets of HealthTech Development, Inc. (a development stage company) as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1996 and 1995 and for the period from December 14, 1993 (inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthTech Development, Inc. (a development stage company) as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, and for the period December 14, 1993(inception) to December 31, 1997, in conformity with generally accepted accounting principles.

The Company is in the development stage and to date has had limited operations. The continuation of the Company's business is dependent upon its ability to obtain adequate financing arrangements and, ultimately, future profitable operations.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses and will need to achieve profitable operations and obtain adequate financing in order to continue operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                       Sweeney, Gates & Co.


Ft. Lauderdale, FL
July 17, 1998

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                                 BALANCE SHEETS


                                                                                  June 30,               December 31,
                                                                                  --------           ---------------------
                                                                                    1998             1997             1996
                                                                                    ----             ----             ----
ASSETS                                                                          (unaudited)
Current assets:
  Cash and cash equivalents                                                       $      48       $     809       $   3,619
  Accounts receivable                                                                     -               -          56,000
                                                                                  ---------       ---------       ---------
     Total current assets                                                                48             809          59,619
                                                                                  ---------       ---------       ---------

Property and equipment                                                                1,931           1,931           1,931
Less accumulated depreciation                                                          (965)           (772)           (386)
                                                                                  ---------       ---------       ---------
                                                                                        966           1,159           1,545
                                                                                  ---------       ---------       ---------

                                                                                  $   1,014       $   1,968       $  61,164
                                                                                  =========       =========       =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses                                           $  44,500       $  44,500       $ 114,454
                                                                                  ---------       ---------       ---------
      Total current liabilities                                                   $  44,500          44,500         114,454
                                                                                  ---------       ---------       ---------

Shareholders' deficit:
  Common stock, $.01 par value, 1,000,000 shares authorized,
    3,247 shares issued and outstanding on June 30, 1998,
    3,247 shares issued and outstanding on December 31, 1997,
    800 shares issued and outstanding on December 31, 1996                               32              32               8
  Additional paid in capital                                                        194,522         192,522          55,172
  Accumulated deficit during development stage                                     (238,040)       (235,086)       (108,470)
                                                                                  ---------       ---------       ---------
                                                                                    (43,486)        (42,532)        (53,290)
                                                                                  ---------       ---------       ---------

                                                                                  $   1,014       $   1,968       $  61,164
                                                                                  =========       =========       =========



   The accompanying notes are an integral part of these financial statements.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                                  December 14,                                                                         December 14,
                                      1993                                                                                 1993
                                 (inception) to         Six Months                                                    (inception) to
                                    June 30,          Ended June 30,                Year ended December 31,            December 31,
                                    --------    -----------------------      --------------------------------------    ------------
                                     1998          1998           1997         1997           1996          1995           1997
                                     ----          ----           ----         ----           ----          ----           ----
                                  (unaudited)   (unaudited)
Sales                              $ 157,662     $      --     $      --     $      --     $ 121,662     $  36,000        $ 157,662
Cost of sales                        133,750            --            --            --        97,750        36,000          133,750
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------

Gross profit                          23,912            --            --            --        23,912            --           23,912
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------

Operating expenses:
   General and
     Administrative
     Expenses                        156,384         2,664        49,986        89,972        17,838        28,169          153,720

   Research and
     development
     costs                           104,620           300        17,285        34,570        62,750         5,000          104,320
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------
Total operating
   expenses                          261,004         2,964        62,271       124,542        80,588        33,169          258,040
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------
Operating loss                      (237,092)       (2,964)      (62,271)     (124,542)      (56,676)      (33,169   )     (234,128)
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------


Other income
   (expense):
   Interest expense                   (2,198)           --        (1,099)       (2,198)           --            --           (2,198)
   Interest income                     1,250            10            62           124           448           359            1,240
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------
                                        (948)           10        (1,037)       (2,074)          448           359             (958)
                                   ---------     ---------     ---------     ---------     ---------     ---------        ---------

Net loss                           $(238,040)    $  (2,954)    $ (63,308)    $(126,616)    $ (56,228)    $ (32,810   )    $(235,086)
                                   =========     =========     =========     =========     =========     =========        =========


   The accompanying notes are an integral part of these financial statements.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

          FOR THE PERIOD DECEMBER 14, 1993 (INCEPTION) TO JUNE 30, 1998



                                                  Common stock
                                           ------------------------     Additional         Accumulated
                                            Number             Par       paid in         Deficit During
                                           Of shares          Value      capital        Development Stage      Total
                                           ---------          -----     ----------      -----------------      -----
Common stock issued
  December 14, 1993 through
  December 31, 1994                           666            $   7        $ 31,022           $     --        $ 31,029

Net loss December 14, 1993
  through December 31, 1993                    --               --              --            (19,432)        (19,432)
                                            -----            -----        --------           --------        -------

Balance, December 31, 1994                    666                7          31,022            (19,432)         11,597

Common stock issued                           134                1           7,499                              7,500

Capital contributions                          --               --          16,151                 --          16,151

Net loss for the year ended
  December 31, 1995                            --               --              --            (32,810)        (32,810)
                                            -----            -----        --------           --------        --------

Balance, December 31, 1995                    800                8          54,672            (52,242)          2,438

Contribution of capital                        --               --             500                 --             500

Net loss for the year ended
  December 31, 1996                            --               --              --            (56,228)        (56,228)
                                            -----            -----        --------           --------        --------

Balance, December 31, 1996                    800                8          55,172           (108,470)        (53,290)

Issuance of stock for
  expenses                                    822                8          46,139                 --          46,147

Issuance of stock for rights                  500                5          28,065                 --          28,070

Issuance of stock for services                800                8          44,904                 --          44,912
Issuance of stock for legal
  services                                    325                3          18,242                 --          18,245
Net loss for the year ended
  December 31, 1997                            --               --              --           (126,616)       (126,616)
                                            -----            -----        --------           --------        --------
Balance, December 31, 1997                  3,247               32         192,522           (235,086)        (42,532)
                                            -----            -----        --------           --------        ========

Capital Contribution (unaudited)                                             2,000                              2,000

Net loss for the six months ended
  June 30, 1998 (unaudited)                                                                    (2,954)         (2,954)
                                            -----            -----        --------           --------        --------

Balance, June 30, 1998 (unaudited)          3,247            $  32        $194,522           $238,040        $(43,486)
                                            =====            =====        ========           ========        ========


   The accompanying notes are an integral part of these financial statements.

                                        HEALTHTECH DEVELOPMENT, INC.
                                       (A Development Stage Company)

                                          STATEMENTS OF CASH FLOWS

                                                    December 14, 1993
                                                      (inception) to       Six Months
                                                         June 30,        Ended June 30,             Year ended December 31,
                                                         --------       ----------------         ------------------------------
                                                           1998         1998        1997         1997         1996         1995
                                                           ----         ----        ----         ----         ----         ----
                                                       (unaudited)
Cash flows from operating activities:
  Net income                                             $(238,040)   $(2,954)     $(63,308)    $(126,616)   $(56,228)    $(32,810)
  Adjustment to reconcile net income to net
    cash provided by operating activities:
  Non-cash professional fees paid in common stock          18,245           -        9,122         18,245           -            -
  Issuance of common stock for expenses
     paid by stockholder                                   46,147           -       23,074         46,147           -            -
  Non-cash compensation charge for issuance of
     common stock                                          44,912           -       22,456         44,912           -            -

  Issuance of common stock for intellectual rights         28,070           -       14,035         28,070           -            -

  Depreciation and amortization
                                                              965         193          193            386         386            -
 Changes in assets and liabilities:
   Decrease (increase) in:
     Accounts receivables                                       -           -       28,000         56,000     (40,000)     (16,000)
     Other assets                                               -           -            -              -           -          932
   Increase (decrease) in:
     Accounts payable and accrued expenses                 44,500           -      (31,321)       (69,954)     97,650       16,800
                                                         --------     -------      -------      ---------    --------     --------

        Total adjustments                                 182,839         193       65,559        182,646
                                                         --------     -------      -------      ---------    --------     --------

  Net cash provided (used) by operating activities        (55,201)     (2,761)       2,251         (2,810)      1,808      (31,078)
                                                         --------     -------      -------      ---------    --------     --------

Cash flows used for investing activities:
  Purchase of property and equipment                       (1,931)          -            -         (1,931)          -       (1,931)
                                                         --------     -------      -------      ---------    --------     --------
Net cash used for investing activities                     (1,931)          -            -              -      (1,931)           -
                                                         --------     -------      -------      ---------    --------     --------

Cash flows from financing activities:
  Proceeds from sale of securities                         38,529           -            -              -           -        7,500

  Proceeds from capital contribution                       18,651       2,000            -              -         500       16,151
                                                         --------     -------      -------      ---------    --------     --------

  Net cash from financing activities                       57,180       2,000            -              -         500       23,651
                                                         --------     -------      -------      ---------    --------     --------

Net increase (decrease) in cash                                48        (761)      (2,251)        (2,810)        377       (7,427)

Cash and cash equivalents, beginning                            -         809          809          3,619       3,242       10,669
                                                         --------     -------      -------      ---------    --------     --------
Cash and cash equivalents, ending                        $     48     $    48      $ 3,060      $     809    $  3,619     $  3,242
                                                         ========     =======      =======      =========    ========     ========

Supplemental disclosure of cash flow information:
  Cash paid for interest during the period               $      -     $     -      $     -      $       -    $      -     $      -
                                                         ========     =======      =======      =========    ========     ========

                                                    December 14, 1993
                                                     (inception) to
                                                      December 31,
                                                      ------------
                                                          1997
                                                          ----

Cash flows from operating activities:
  Net income                                          $(235,086)
  Adjustment to reconcile net income to net
    cash provided by operating activities:
  Non-cash professional fees paid in common stock        18,245
  Issuance of common stock for expenses
     paid by stockholder                                 46,147
  Non-cash compensation charge for issuance of
     common stock                                        44,912

  Issuance of common stock for intellectual rights       28,070

  Depreciation and amortization
                                                            772
 Changes in assets and liabilities:
   Decrease (increase) in:
     Accounts receivables                                     -
     Other assets                                             -
   Increase (decrease) in:
     Accounts payable and accrued expenses               44,500
                                                      ---------

        Total adjustments                               182,646
                                                      ---------

  Net cash provided (used) by operating activities      (52,440)
                                                      ---------

Cash flows used for investing activities:
  Purchase of property and equipment                     (1,931)
                                                      ---------
Net cash used for investing activities                   (1,931)
                                                      ---------

Cash flows from financing activities:
  Proceeds from sale of securities                       38,529

  Proceeds from capital contribution                     16,651
                                                      ---------

  Net cash from financing activities                     55,180
                                                      ---------

Net increase (decrease) in cash                             809

Cash and cash equivalents, beginning                          -
                                                      ---------
Cash and cash equivalents, ending                     $     809
                                                      =========

Supplemental disclosure of cash flow information:
  Cash paid for interest during the period             $      -
                                                      =========

Non cash transactions were as follows:

         Legal fees amounting to $18, 245 were paid in 1997 by issuing 325 share of common stock valued at $56.14 per share.
         Operating expenses amounting to $46,147 paid by the officers of the Company were paid in 1997 by issuing 822 shares of common stock valued at $56.14 per share including interest of $2,198.
         Officers were issued 800 shares of common stock for services rendered in 1997, valued at $56.14 per share.
         An officer was issued 500 shares of common stock in payment for intellectual rights valued at $56.14 per share.



   The accompanying notes are an integral part of these financial statements.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS


1. SIGNIFICANT ACCOUNTING POLICIES

Organization - HealthTech Development, Inc., (the "Company"), was incorporated in the State of Texas on December 14, 1993. The Company was formed to acquire, develop and commercialize emerging biomedical technologies. The Company is in the development stage and its efforts through December 31, 1997, have primarily involved acquiring technology rights and providing consulting services to other biotech-related companies and universities.

Cash and cash equivalents - Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months.

Research and development - Research and development costs are expensed as incurred. Payments related to the acquisition of technology rights, for which development work is in process, are expensed and considered a component of research and development costs.

Income taxes - The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be an S corporation. In lieu of corporation income taxes the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation - The Company accounts for stock-based awards using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, no compensation cost has been recognized for its stock options. The Company provides additional pro forma disclosures as required under Statement of Financial Accounting Standard, No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").


2. GOING CONCERN CONTINGENCY

The Company has minimal capital available to meet future obligations and to carry out its planned operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

In order to continue any significant operations, the Company will have to pursue other sources of capital, such as raising equity, and the acquisition of other profitable operations. The Company is also negotiating a sale of the Company to another biotech-related company. See Note 6, Subsequent Events. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


3. RELATED PARTY TRANSACTIONS

The Company was paid for consulting services it performed for a related biotech company. The services were provided pursuant to an oral agreement. The biotech company was related by having common shareholders. The Company paid its former President for performing the consulting services. Consulting income from the related company was $80,000 and $36,000, respectively, for 1996 and 1995. Consulting service expense was charged for the same amount in each year. The Company paid its former President $57,500, $40,250, and $32,000, respectively, for 1997, 1996, and 1995 for these as well as other consulting services.


4. SHAREHOLDERS' EQUITY

From inception through December 31, 1994, the founding shareholders were issued
666.7 shares for total consideration of $31,029. On December 31, 1995, the Company sold 133.3 shares to an unrelated third party for $7,500 or $56.14 per share. In 1995, the shareholders contributed $16,151 to capital. In 1996, one shareholder contributed $500 to capital.

On January 31, 1997, the Company issued 822 shares of common stock valued at $56.14 per share for expenses totaling $46,147, paid by the present Chairman of the Board when he was the President and Chief Executive Officer of the Company. The expenses principally related to 1996 and were charged in that period. Interest expense of $2,198 was included in the agreement. At the same time, the Company issued 500 shares in exchange for the assignment and transfer of all his rights with respect to possible business opportunities involving the following:
Physical Optics Corporation, GeneQuEST Incorporated and Baxter Healthcare. These rights were valued at $56.14 per share or a total of $28,070. In addition, the Company issued 200 shares to the Chairman in exchange for an agreement to commit to devote a portion of his time during 1997 to attempt to maximize the value of the Company. The Company valued this commitment at $11,228 or $56.14 per share. On the same date, the Company issued 600 shares to the present President in exchange for an agreement to commit to devote a portion of his time during 1997 to attempt to maximize the value of the Company. The Company valued this commitment at $33,684 or $56.14 per share.

On July 15, 1997, the Company issued to its attorney 325 shares of common stock for legal services totaling $18,245. The shares were issued based on $56.14 per share.

On January 31, 1997, the Company granted stock options for 154 shares of common stock to the President and three shareholders at an exercise price of $1,000 per share, exercisable at any time prior to January 1, 1998. The options were not exercised and have expired.

On December 29, 1995, the Company granted stock options for 45 shares of common stock to two individuals at an exercise price of $1,000 per share, exercisable at any time prior to January 1, 1998. The options were granted as an inducement for grantees to invest $700,000 each to purchase shares of common stock. The options were not exercised and have expired.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

4. SHAREHOLDERS' EQUITY (continued)

The options outstanding at the end of each of the last three years and changes in options in each of those years are summarized as follows:


                                                                        Weighted
                                          Number of  Exercise Price   Average Price
                                           Shares      Per Share        Per Share
                                          ---------  --------------   -------------
Outstanding, January 1, 1995                 --            --               --
  Granted                                    45        $1,000           $1,000
  Exercised                                  --            --               --
                                           ----        ------           ------
Outstanding, December 31, 1995               45         1,000            1,000
  Granted                                    --            --               --
  Exercised                                  --            --               --
Outstanding, December 31, 1996               45         1,000            1,000
                                           ----        ------           ------
  Granted                                   154         1,000            1,000
  Exercised                                  --            --               --
                                           ----        ------           ------
Outstanding, December 31, 1997              199        $1,000           $1,000
                                           ====        ======           ======


Options exercisable at the end of each fiscal year are as follows:

                                                                        Weighted
                                          Number of  Exercise Price   Average Price
                                           Shares      Per share        Per share
                                          ---------  --------------   -------------
December 31,1995                              45        $1,000          $1,000
December 31, 1996                             45         1,000           1,000
December 31, 1997                            199         1,000           1,000


The options outstanding at December 31, 1997 expired on January 1, 1998.

FASB Statement 123, "Accounting for Stock based Compensation"("FASB 123"), requires the Company to provide pro forma information regarding net income and earning per share as if compensation cost for the Company's options or warrants has been determined in accordance with the fair value based method prescribed in FASB 123. The Company estimates the fair value of each stock option or warrant at the grant date by using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in the current period: a dividend yield of 0%, estimated volatility of 0%, a risk-free interest rate of 5.50%, and an expected life of nine month to two years. Under the accounting provisions of FASB 123, the Company's net loss and net loss per common share would have been unchanged.

                          HEALTHTECH DEVELOPMENT, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)

5. RESEARCH AND DEVELOPMENT ACTIVITIES

The Company was formed in 1993 to acquire develop and commercialize emerging biomedical technologies. The Company has entered into options to license and/or license agreements with certain national laboratories and universities. The Company initially focused on technologies related to the development of vaccines, diagnostics for cancer and certain biodegradable materials and achieved controlled release of biological substances to improve the function of orthopedic devices. The Company abandoned two development projects related to cancer vaccine development and biomaterials for bone healing with orthopedic devices. In 1997, certain of the Company's exclusive licenses were terminated by the licensors as a result of discontinuation of related development activities by the Company. The Company is the assignee of intellectual property rights, including pending patent applications, with respect to certain technologies related to biodegradable materials for the controlled release of pharmaceutically active materials, the design of small molecule drugs for the treatment of cancer spread and the creation of genetic databases and genetic tests for certain diet-regulated diseases. The Company maintains an exclusive license to a United States patent related to a method of detection of certain malignant cancers, although there can be no assurance that the Company will be able fund further development (see Note 2, Going Concern Contingency). The Company's management does not believe that the termination of this license will have a material adverse effect on the Company's contemplated product development programs.

The Company entered into two Sponsored Research Agreements with an educational institution on January 1, 1996, which expired on December 31, 1997. The Company was to sponsor the research and obtain the rights to intellectual property developed during the course of such research with a view to profitable commercialization of such intellectual property. The Company made the initial payments of $6,250 on February 8, 1996. Additional payments of $152,061 were due on September 1, 1996 and $93,447 on September 1, 1997 and were not paid. The Company was in default of the agreements and the agreements were terminated. The Company had total liability under the terms of the agreements to pay all reasonable expenses incurred or committed to be expensed as of the effective termination date, including salaries for appointees for the remainder of their appointment. Although the Company will not get the intellectual rights, if any, to the research, it has provided an estimate of $25,000 to meet future contingencies related to this agreement.


6. SUBSEQUENT EVENT

On August 24, 1998, the Company split its shares 1,950.53 for one. The Company was merged into Electropharmacology, Inc. ("EPi"), with the shareholders of HTD receiving an aggregate of 6,172,095 shares of the Company's common stock (such number of shares being substantially equivalent to the number of shares of the EPi's common stock outstanding at such time, or 6,333,385 shares).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Board of Directors
Delargen Corporation
d/b/a Gemini Biotech, Inc.


We have audited the accompanying balance sheet of Delargen Corporation d/b/a Gemini Biotech, Inc. (a development, stage company) as of December 31, 1996 and the related statements of operations, stockholder's equity (deficit) and cash flows for the year ended December 31, 1996 and for the period from January 1, 1997 to June 30, 1997 and from January 1, 1996 (inception) to June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delargen Corporation d/b/a Gemini Biotech, Inc. (a development stage company) as of December 31, 1996 and the results of its operations and its cash flows for the periods from January 1, 1997 to June 30, 1997 and from January 1, 1996 (inception) to June 30, 1997 in conformity with generally accepted accounting principles.

The Company is in the development stage and to date has had limited operations. The continuation of the Company's business is dependent upon its ability to maintain future profitable operations.






Ft. Lauderdale, Florida                                      Sweeney, Gate & Co.
September 28, 1998

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                                 BALANCE SHEET

                               DECEMBER 31, 1996

ASSETS

Current assets:
    Cash and cash equivalents                                    $ 33,519
    Accounts receivable                                             4,000
    Accounts receivable-related parties                            31,426
                                                                 --------

      Total current assets                                         68,945

Property and equipment, net                                        92,044


Other assets:
    Investment in partnership                                      18,000
    Organizational and loan costs, net                                575
                                                                 --------

      Total other assets                                           18,575
                                                                 --------

        Total assets                                             $179,564
                                                                 ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current maturities of long-term debt                         $ 36,324
    Accounts payable                                                4,949
    Note payable-related party                                      5,000
                                                                 --------

      Total current liabilities                                    46,273

Long-term debt                                                    120,569

Shareholders' equity:
    Common stock--$.01 par value; 1,000,000 authorized;             1,000
      100,000 shares outstanding
    Additional paid-in capital                                     40,000
    Deficit accumulated during the development stage              (28,278)
                                                                 --------

      Total Shareholders' equity                                   12,722
                                                                 --------

        Total liabilities and shareholders' deficit              $179,564
                                                                 ========


   The accompanying notes are an integral part of these financial statements

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                                                                  January 1, 1996     January 1, 1996
                                              January 1, 1997       (Inception)         (Inception)
                                                     to                 to                  to
                                               June 30, 1997     December 31, 1996    June 30, 1997
                                              -----------------  -----------------   -----------------
Revenues:
  Sales                                             $ 16,244           $ 10,107          $ 26,351

Cost and expenses:
  Cost of sales                                        2,544              6,060             8,604
  General and administrative                          36,149             16,743            52,892
                                                    --------           --------          --------

         Total cost and expenses                      38,693             22,803            61,496
                                                    --------           --------          --------

Loss from operations                                 (22,449)           (12,696)          (35,145)

Other expenses:
      Interest expense                                 5,759             15,582            21,341
                                                    --------           --------          --------

Net loss                                            $(28,208)          $(28,278)         $(56,486)
                                                    ========           ========          ========

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (a Development Stage Company)

                        STATEMENT OF SHAREHOLDERS' EQUITY



                                                                                                           Deficit
                                                               Common Stock                              Accumulated
                                                              $.01 Par Value            Additional       During the
                                                      -------------------------------    Paid-in         Development
                                                          Shares           Amount        Capital            Stage
                                                      ----------------  -------------  -------------   ----------------
Common stock issued at inception
  of Company                                               100,000        $ 1,000        $40,000
Net loss--January 1, 1996 (inception)
  through December 31, 1996                                                                               $ (28,278)
                                                           -------        -------        -------          ---------
Balance--December 31, 1996                                 100,000          1,000         40,000            (28,278)

Net loss--January 1, 1997
  through June 30, 1997                                                                                    (28,208)
                                                           -------        -------        -------          ---------
Balance--June 30, 1997                                     100,000        $ 1,000        $40,000          $ (56,486)
                                                           =======        =======        =======          =========

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS


                                                                                                   January 1, 1996   January 1, 1996
                                                                                January 1, 1997      (Inception)        (Inception)
                                                                                      to                 to                 to
                                                                                 June 30, 1997    December 31, 1996   June 30, 1997
                                                                                 -------------    -----------------   -------------


Cash flows from operating activities:
    Net (loss)                                                                      $(28,208)         $(28,278)         $ (56,486)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
        Depreciation and amortization                                                 10,436             1,123             11,559
        Changes in operating assets and liabilities:                                       -
           (Increase) in accounts receivable                                           4,000            (4,000)                 0
           (Increase) in accounts receivable - related parties                        31,426           (31,426)                 0
           (Increase) in other assets                                                      -              (575)              (575)
           Increase in accounts payable                                               (5,556)            4,949               (607)
                                                                                    --------          --------          ---------

Total adjustments                                                                     40,306           (29,929)            10,377
                                                                                    --------          --------          ---------

Net cash used for operating activities                                                12,098           (58,207)           (46,109)

Cash flows from investing activities:
    Purchase of equipment and other fixed assets                                     (26,788)          (93,167)          (119,955)
    Investment in partnership                                                         (6,000)          (18,000)           (24,000)
                                                                                    --------          --------          ---------

Net cash used for investing activities                                               (32,788)         (111,167)          (143,955)

Cash flows from financing activities:
    Increase in shareholder debt                                                       1,476             1,476
    Increase in note payable-related parties                                               -             5,000              5,000
    Proceeds from advances on SBA loan                                                     -            75,000             75,000
    Payments to reduce SBA loan                                                       (5,357)           (3,571)            (8,928)
    Proceeds from capital lease financing                                                               87,560             87,560
    Payments to reduce capital lease financing                                        (8,454)           (2,096)           (10,550)
    Proceeds from stock issuance                                                                        41,000             41,000
                                                                                    --------          --------          ---------

Net cash provided by financing activities                                            (12,335)          202,893            190,558
                                                                                    --------          --------          ---------

Net increase (decrease) in cash                                                      (33,025)           33,519                494

Cash at beginning of period                                                           33,519                 -                  -
                                                                                    --------          --------          ---------

Cash at end of period                                                               $    494          $ 33,519          $     494
                                                                                    ========          ========          =========

Supplemental disclosure of cash flow information:
      Cash paid for interest during the period                                      $  5,759          $ 15,582          $  21,341
                                                                                    ========          ========          =========
      Cash paid for income tax during the period                                    $      -          $      -          $       -
                                                                                    ========          ========          =========


   The accompanying notes are an integral part of these financial statements

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization - Delargen Corporation d/b/a Gemini Biotech, Inc. (the "Company") is a biotechnology company incorporated in Texas on December 7, 1995. It commenced operations on January 1, 1996 as a provider of synthesis of nucleobases, their analogs and polymers for research purposes. On May 31, 1996, the Company filed an assumed name certificate and began doing business as Gemini Biotech, Inc. The Company is in the development stage and its efforts from January 1, 1996 (inception) through June 30, 1997 primarily involved laboratory services to other biotech companies or universities.

Cash and cash equivalents - Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months.

Inventories - Inventory is stated at cost, which is the lower of cost (first-in, first-out) or market.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The lives range from three to five years.

Revenue recognition - The Company recognizes revenue when the products are shipped to the customer.

Organizational costs - Significant costs related to the organization of the Company were deferred and amortized over a period of five years.

Income taxes - The Company accounts for income taxes on an asset and liability approach to financial accounting. Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities. The Company made no provision for taxes because there has not been any taxable profit since its inception.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


2.       GOING CONCERN CONTINGENCY

The Company incurred losses for the year ended December 31, 1996 and for periods from January 1, 1997 to June 30, 1997 and from January 1, 1996 to June 30, 1997. Management's plans in regard to these matters are to increase the revenue for the laboratory service business and to commence research activities with its scientific staff, and to obtain grant funding.

The Company is also negotiating a sale of the Company to another biotech-related company. See Note 8 - Subsequent Events. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


3.       PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 1996:

              Furniture and fixtures                                  $ 5,617
              Laboratory equipment                                     87,550
                                                                      -------
                                                                       93,167
               Less: accumulated depreciation                          (1,123)
                                                                      -------
               Property and equipment, net                            $92,044
                                                                      =======

Depreciation expense charged to income was $1,123 in 1996.

4.       LOAN AND NOTE AGREEMENTS

On April 30, 1996, the Company entered into loan and note agreement with a bank and the U. S. Small Business Administration ("SBA") for $75,000. The SBA guarantees eighty percent of the loan. The loan is to be repaid in eighty-four principal installments of $892.86 plus interest. The interest rate is two and three quarters of a percent over the minimum prime rate as published in the Money Rate Section of the Wall Street Journal The final payment is due March 30, 2003. Collateral for the loan is all of the Company's equipment, inventory and accounts receivable. In addition, the loan is guaranteed by the Company's stockholder. As of December 31, 1996 the outstanding loan balance was $71,428.

Maturities of the note payable for the next five years are as follows:

        December 31,                                                 Amount
        ------------                                                 ------
          1997                                                      $10,714
          1998                                                       10,714
          1999                                                       10,714
          2000                                                       10,714
          2001                                                       10,714
          Thereafter                                                 17,858

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


5.       CAPITAL LEASE AGREEMENTS

On January 1, 1998 the Company entered into a capital lease agreement for the acquisition of laboratory equipment at a cost of $72,000. The lease agreement required thirty-six payments of $2,241 and one balloon payment of $7,212. Payment amounts included principal, interest at a rate of 13.319% and taxes. In addition to the collaterized equipment covered by the lease, payments required under the lease agreement were guaranteed by the Company's shareholder. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The lease expires December 2000. The leased property under capital lease as of December 31, 1996 had a cost of $72,000, accumulated amortization of $0 and a net book value of $72,000. Amortization of the leased property is included in depreciation expense.

The future minimum lease payments under capital lease and the net present value of the future minimum lease payments at December 31, 1996 were as follows:

          Total minimum lease payments                             $   87,702

          Amount representing interest                                 15,702

          Present value of net minimum lease payments                  72,000

          Current portion                                              19,087
                                                                     --------

          Long-Term capital lease obligation                         $ 52,913
                                                                     ========


6.       RESEARCH AND DEVLOPMENT ACTIVITES

The Company was formed December 1995 and as of January 1996 started to acquire, develop and commercialize biomedical technologies and products. The Company is engaged in the custom synthesis of oligonucleotides, peptides, genes and novel nucleosides. The research activities focus on the design and synthesis of therapeutic drugs and diagnostic agents using nucleic acid based compounds. The Company has built a library of proprietary and exclusively licensed compounds for the treatment of cancer and rheumatoid arthritis.

7.       INCOME TAXES

The tax effect of the net operating losses were not recorded in 1997 and 1996 as a deferred tax asset since the realization was uncertain. The Company did not record a federal or state income tax expense for 1997. At December 31, 1997, the Company had approximately $56,485 in federal tax loss carryforwards that expires in 2011.

                              DELARGEN CORPORATION
                           D/B/A GEMINI BIOTECH, INC.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (Continued)


8.       SUBSEQUENT EVENTS

On July 1, 1997, the Company transferred all its assets and business to Gemini Biotech, Ltd., ("Gemini") for a one percent general partnership interest in the partnership. On August 24, 1998, the limited partners transferred all the limited partnership interests in Gemini, a privately held Texas limited partnership, and all the stock of the Company, the general partner, to Gemini Health Technologies L.P., a newly-formed Delaware limited partnership (the "Partnership"). A majority interest in the Partnership is owned by a publicly held company, Electropharmacology, Inc. ("EPi"). The assets transferred to the Partnership by the limited partners were exchanged for 6,000,000 partnership units in the Partnership, which Partnership units are exchangeable, subject to certain restrictions, for shares of EPi's common stock, on the basis of one share of EPi's common stock for each Partnership unit (subject to adjustment in the case of certain events concerning EPi and/or the Partnership).

The effect of the transaction is that the business previously conducted by EPi and Gemini is now being conducted by the Partnership and Gemini, with a wholly owned subsidiary of EPi ("Epi Sub") the general partner of the Partnership and Shashikala and Krishna Jayaraman (the "Jayaramans") the previous limited partners of Gemini, serving as the limited partners being the limited partner of the Partnership, and the Partnership being the limited partner of Gemini and the Company remaining as the general partner of the Partnership. At such time as the Jayaramans exchange all of their partnership units in the Partnership for shares of EPi's common stock, it is expected that the Partnership and Gemini will be dissolved, EPi Sub will be dissolved and all of such businesses will be conducted by EPi.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Partners and
Limited Partners of
Gemini Biotech, Ltd.


We have audited the accompanying balance sheet of Gemini Biotech, Ltd. (a development stage Partnership) as of December 31, 1997 and the related statements of operations, partners' capital (deficit) and cash flows for the period July 1, 1997 (date of commencement of operations) to December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gemini Biotech, Ltd. as of December 31, 1997 and the results of its operations and its cash flows for the period July 1, 1997 to December 31, 1997 in conformity with generally accepted accounting principles.

The Partnership is in the development stage and to date has had limited operations. The continuation of the Partnership's business is dependent upon its ability to maintain future profitable operations.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 2 to the financial statements, the Partnership has incurred a significant loss in the period from July 1, 1997 to December 31, 1997 and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The Partnership was not in compliance with certain of the ratios relating to worth contained in a loan obtained from an insurance company. The insurance company currently has the right to accelerate payment of the note. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Ft. Lauderdale, Florida                        Sweeney, Gates & Co.
June 30, 1998

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                                  BALANCE SHEET



                                                   June 30,       December 31,
ASSETS                                               1998             1997
                                                  -----------     ------------
                                                  (unaudited)
Current assets:
    Cash and cash equivalents                      $  49,407      $  454,992
    Cash-restricted                                  235,657         235,657
    Accounts receivable                               57,697          43,090
    Inventory                                          7,528           5,000
    Prepaid expense                                        -           3,125
                                                   ---------      ----------
         Total current assets                        380,488         741,864
                                                   ---------      ----------

Property and equipment, net                          252,976         185,864
                                                   ---------      ----------

Other assets:
    Organizational and loan costs, net                67,034          71,737
    Deposits                                           3,350           3,350
                                                   ---------      ----------
         Total other assets                           70,384          75,087
                                                   ---------      ----------

                                                   $ 703,848      $1,002,815
                                                   =========      ==========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
Current liabilities:
    Current maturities of long-term debt           $  97,185      $   97,185
    Accounts payable                                       -          26,818
    Accrued expenses                                  90,840          15,408
    Sales tax payable                                      -           3,748
                                                   ---------      ----------

         Total current liabilities                   188,025         143,159
                                                   ---------      ----------

Long-term debt                                       932,791       1,180,325
                                                   ---------      ----------

Partnership capital (deficit):
    General partner                                  (85,656)       (101,573)
    Limited partners                                (331,312)       (219,096)
                                                   ---------      ----------

       Total partnership capital (deficit)          (416,967)       (320,669)
                                                   ---------      ----------

                                                   $ 703,848      $1,002,815
                                                   =========      ==========



   The accompanying notes are an integral part of these financial statements.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                             STATEMENT OF OPERATIONS



                                                        For the Period         For the Period
                                        Six Months       July 1, 1997           July 1, 1997
                                          ended        (commencement) to      (commencement) to
                                         June 30,           June 30,             December 31,
                                           1998              1998                    1997
                                       -----------     -----------------      -----------------
                                       (unaudited)       (unaudited)            (unaudited)
Sales, net of sales returns and
  allowances                           $ 416,962          $ 534,980              $ 118,018
Cost of sales                           (205,817)          (298,436)               (92,619)
                                       ---------          ---------              ---------

         Gross profit                    211,145            236,544                 25,399
                                       ---------          ---------              ---------

Selling, general and
  administrative expenses               (327,681)          (520,850)              (193,169)
                                       ---------          ---------              ---------

         Loss from operations           (116,536)          (284,306)              (167,770)

Other income (expense):
     Interest expense                          -            (71,622)               (71,622)
     Interest income                       6,584             19,617                 13,033
                                       ---------          ---------              ---------
     Total other income (expense)          6,584            (52,005)               (58,589)
                                       ---------          ---------              ---------

Net loss                               $(109,952)         $(336,311)             $(226,359)
                                       =========          =========              =========



   The accompanying notes are an integral part of these financial statements.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                   STATEMENT OF PARTNERSHIP CAPITAL (DEFICIT)

        FOR THE PERIOD JULY 1, 1997 (date of commencement of operations)
                                TO JUNE 30, 1998


                                               General         Limited           Limited
                                               Partner         Partner           Partner             Total
                                               -------         -------           -------             -----

Profit percentage                                     1%            49.5%            49.5%            100.%
                                              =========        =========        =========         =========

Contribution of assets                        $                $   2,500        $   2,500         $   5,000
                                                                                                  ---------

Distributions                                   (99,310)               -                -           (99,310)

Net loss during development
  Stage                                          (2,263)        (112,048)        (112,048)         (226,359)
                                              ---------        ---------        ---------         ---------

Balance, December 31, 1997                    $(101,573)       $(109,548)       $(109,548)        $(320,669)
                                              ---------        ---------        ---------         ---------

Net loss for six months ended
  June 30, 1998 (unaudited)                   $  (1,100)       $ (54,426)       $ (54,426)        $(109,952)
                                              ---------        ---------        ---------         ---------
                                                                                   (1,100)          (54,426)

Distributions                                    17,018           (1,682)          (1,682)           13,654
                                              ---------        ---------        ---------         ---------

Balance, June 30, 1998 (unaudited)            $ (85,655)       $(165,656)       $(165,656)        $ 416,967
                                              =========        =========        =========         =========


   The accompanying notes are an integral part of these financial statements.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                             STATEMENT OF CASH FLOWS

                                                                                         For the Period     For the Period
                                                                       Six Months         July 1, 1997       July 1, 1997
                                                                          Ended        (commencement) to   (commencement) to
                                                                      June 30, 1998      June 30, 1998      December 31, 1997
                                                                      -------------      -------------      -----------------
                                                                       (unaudited)        (unaudited)

Cash flows from operating activities:
        Net loss                                                        $(109,952)         $(336,311)         $(226,359)
                                                                        ---------          ---------          ---------
Adjustment to reconcile net income to net
    cash provided by operating activities:
        Depreciation and amortization                                      40,005             68,410             28,405
    Changes in assets and liabilities:
        Decrease (increase) in:
           Accounts receivable                                            (14,607)           (57,697)           (43,090)
           Inventory                                                       (2,528)            (7,528)            (5,000)
           Prepaid expense                                                  3,125                  -             (3,125)
           Deposits                                                             -             (3,350)            (3,350)

        Increase (decrease) in:
           Accounts payable                                               (26,818)                 -             26,818
           Accrued expenses                                                72,540             87,948             15,408
           Sales tax payable                                               (3,748)                 -              3,748
                                                                        ---------          ---------          ---------
          Total adjustments                                                67,469             87,783             19,814
                                                                        ---------          ---------          ---------

    Net cash used in operating activities                                 (41,983)          (248,528)          (206,545)
                                                                        ---------          ---------          ---------

Cash flows used for investing activities:
        Purchase of property and equipment                                (98,714)          (306,608)          (207,894)
        Organizational and loan costs incurred                             (3,700)           (81,812)           (78,112)
                                                                        ---------          ---------          ---------
    Net cash used in investing activities                                (102,414)          (388,420)          (286,006)
                                                                        ---------          ---------          ---------

Cash flows from financing activities:
        Proceeds from note payable                                              -          1,315,000          1,315,000
        Principal payments on note payable                               (247,534)          (285,024)           (37,490)
        Distributions to general partner                                  (17,018)          (116,328)           (99,310)
        Contributions by limited partners                                   3,364              8,364              5,000
                                                                        ---------          ---------          ---------
    Net cash provided by financing activities                            (261,188)           922,012          1,183,200
                                                                        ---------          ---------          ---------

Net increase (decrease) in cash                                          (405,585)           285,064            690,649

Cash and cash equivalents, beginning                                      690,649                  -                  -
Cash and cash equivalents, ending                                       $ 285,064          $ 285,064          $ 690,649
                                                                        =========          =========          =========


 Supplemental disclosure of cash flow information:
        Cash paid for interest during the period                        $  56,312          $ 127,934          $  71,622
                                                                        =========          =========          =========


   The accompanying notes are an integral part of these financial statements.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                          NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization - Gemini Biotech, Ltd. (the "Partnership") is a biotechnology partnership formed in Texas on January 15, 1997. It commenced operations on July 1, 1997 as a provider of synthesis of nucleobases, their analogs and polymers for research purposes. The partnership was formed by the contribution of assets from its general partner Delargen Corporation and its limited partners Krishna Jayaraman and Sharma Jayaraman. The general partner contributed a service business and laboratory equipment at book value. Since the assets were less than the liabilities assumed, the partnership recorded a distribution of $99,310. The limited partners contributed their interest in certain inventory of nucleobases and polymers. The inventory was contributed at the partners' cost of $5,000. The Partnership is in the development stage and its efforts through December 31, 1997 primarily involved laboratory services to other biotech companies or universities.

Cash and cash equivalents - Cash and cash equivalents are defined as cash and investments that have a maturity of less than three months.

Inventories - Inventory is stated at cost, which is the lower of cost or market.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The lives range from three to seven years. Leasehold improvements are being amortized over the remaining term of the lease of 18 months.

Revenue recognition - The Partnership recognizes revenue when the products are shipped to the customer.

Deferred Loan costs - The Partnership incurred costs in obtaining financing which have been deferred and are being amortized over 101 months.

Organizational costs - Significant costs related to the organization of the Partnership are deferred and amortized over a period of five years.

Research and development - Research and development costs are expensed as incurred.

Income Taxes - The Company is formed as a partnership. All taxable income or loss flows through to the partners. Accordingly, no income tax expense or liability is recorded in the accompanying financial statements.

Fair Value of Financial Instruments - The fair value of the Partnership's financial instruments such as account receivables, accounts payable, and notes payable approximate their carrying value.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                          NOTES TO FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. GOING CONCERN CONTINGENCY

The Partnership incurred a significant loss for the period from July 1, 1997 to December 31, 1997 and had a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The Partnership was not in compliance with certain of the ratios relating to net worth contained in a loan obtained from an insurance company. The insurance company currently has the right to accelerate payment of the note. Management's plans in regard to these matters are to increase the revenue for the laboratory service business and to commence research activities with its scientific staff, and to obtain grant funding.

The Partnership is also negotiating a sale of the Partnership to another biotech-related company. See Note 7, Subsequent Events. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 1997:

     Laboratory equipment                                     $179,775
     Furniture and fixtures                                      9,291
     Computers                                                  12,874
     Leasehold improvements                                      5,954
                                                              --------
                                                               207,894
      Less: accumulated depreciation and
         Amortization                                           22,030
                                                              --------

      Property and equipment, net                             $185,864
                                                              ========

Depreciation and amortization expense charged to income was $22,030 in 1997.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                          NOTES TO FINANCIAL STATEMENTS


4. LOAN AND NOTE AGREEMENTS

On June 27, 1997, the Partnership entered into loan and note agreements (the "Agreement") with an insurance company in the amount of $1,315,000. The loan amortizes over 101 payments ending July 1, 2006. Interest is at two points over prime. At December 31, 1997, the rate was 10.50%. The collateral for the note is all the Partnership's assets including accounts receivable, inventory, property and equipment owned by the Partnership and to be acquired in the future. In addition, the loan is guaranteed by the Rural Biological Science Department of the Federal Drug Administration. The limited partners have personally guaranteed the repayment of this indebtedness.

As of December 31, 1997, the Partnership had been advanced $1,079,343 of the total loan. The insurance company had recorded the transaction as though the Partnership borrowed the entire $1,315,000 at the inception of the loan. The insurance company had retained the balance as of December 31, 1997 of $235,657 in a bank. The amount is restricted awaiting documentation for the Partnership to draw down the balance.

The Agreement states the Partnership must maintain certain financial covenants principally relating to working capital, fixed charge ratios and net worth. The covenants also include a limitation on compensation and distributions. All of the amounts outstanding under the Agreement will become due and payable if an event of default occurs. The Partnership was not in compliance with certain of the ratios relating to net worth. The insurance company currently has the right to accelerate payment of the note.

Maturities of the note payable for the next five years are as follows:

December 31,                                         Amount
------------                                         ------
  1998                                             $   97,185
  1999                                                 90,909
  2000                                                121,273
  2001                                                134,688
  2002                                                149,531
       Thereafter                                     683,924
                                                   ----------
                                                   $1,277,510
                                                   ==========

5. RESEARCH AND DEVLOPMENT ACTIVITES

The Partnership was formed in 1997 to acquire, develop and commercialize biomedical technologies and products. The Partnership is engaged in the custom synthesis of oligonucleotides, peptides, genes and novel nucleosides. The research activities focus on the design and synthesis of therapeutic drugs and diagnostic agents using nucleic acid based compounds. The Partnership has built a library of proprietary and exclusively licensed compounds for the treatment of cancer and rheumatoid arthritis.

                              GEMINI BIOTECH, LTD.
                        (A Development Stage Partnership)

                          NOTES TO FINANCIAL STATEMENTS


6. CONCENTRATION OF CREDIT RISK AND SALES

During the year the Partnership maintained cash balances in excess of the Federally insured limits. The funds are with a major money center bank. Consequently, the Partnership does not believe that there is a significant risk in having these balances in one financial institution. The cash balance at December 31, 1997 was $454,992.

One customer accounted for approximately 41% of the Partnership's sales for the period July 1, 1997 (date of commencement of operations) to December 31, 1997.

7. COMMITMENTS AND CONTINGENCIES

The Partnership leases its office and laboratory facility under a 20-month lease expiring February 28, 1999. The monthly rental is $3,350 and pass through of expenses. Rent expense was $20,100 for the period ended December 31, 1997. Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1997, for each of the next 5 years and in the aggregate are:

Years Ending December 31,                              Amount
-------------------------                              ------
1998                                                  $40,100
1999                                                    6,700
                                                      -------
                                                      $46,800

8. SUBSEQUENT EVENTS

On August 18, 1998, the limited partners transferred all the limited partnership interests in Gemini, a privately held Texas limited partnership, and all the stock of Delargen Corp., the general partner, to Gemini Health Technologies L.P., a newly-formed Delaware limited partnership (the Partnership). A majority interest in the Partnership is owned by a publicly held company, Electropharmacology, Inc. ("EPi"). The assets transferred to the Partnership by the limited partners were are being exchanged for 6,000,000 partnership units in the Partnership, which Partnership units are exchangeable, subject to certain restrictions, for shares of the EPi's common stock, on the basis of one share of EPi's common stock for each Partnership unit (subject to adjustment in the case of certain events concerning EPi and/or the Partnership).

                         COMMON STOCK PURCHASE AGREEMENT

To purchase any of the shares of Common Stock, you must be a resident of a state where the sale of shares of Common Stock is permitted under the state's securities laws and you may be required to meet certain investor suitability requirements in certain states. A list of such states will be provided by the Company upon request.

TO:      Electropharmacology, Inc.
         1109 N.W. 13th Street
         Gainesville, Florida 32601, USA
         Phone: (954) 367-9088
         Fax: (954) 367-0720
         Email: ephi@bellsouth.net

I have received and read the Prospectus dated _______________, 1988 by which the shares of Common Stock of Electropharmacology, Inc. are offered.

Enclosed is payment for _________ shares of Common Stock (minimum _______ shares), at $_______ per share, totaling $_________. (Make check payable to Electropharmacology, Inc.)

Signature(s):________________________________________         Date:_____________

Register the shares of Common Stock in the following name(s) and amount(s):

Name(s):____________________________   Number of Shares:________________________

As (check one): Individual _____  Joint Tenants _____  Trust _____  IRA _______

         Tenants in Common _____  Corporation _______  Keogh _____  Other _____

For the person(s) who will be registered owner(s):

Mailing address:__________________________________________________________

City, State and Zip Code:_________________________________________________

Business Phone: (      )                           Home Phone: (      )
                __________________________________             ________________

Social Security or Taxpayer ID Number_____________________________________

    (Please attach any special mailing instructions other than shown above.)

         Electropharmacology, Inc. reserves the right to reject any Common Stock Purchase Agreement in its entirety or to allocate shares of Common Stock for any reason whatsoever.

        NO COMMON STOCK PURCHASE AGREEMENT IS EFFECTIVE UNTIL ACCEPTANCE

         (If accepted, you will be mailed a copy of this Agreement executed by Electropharmacology, Inc. To retain for your records.)

Subscription accepted by Electropharmacology, Inc.:

______________________________________________________
Authorized Officer                          Date

                        PART II - REGISTRATION STATEMENT


Item 13.          Other Expenses of Issuance and Distribution

         The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

         SEC Registration Fee . . . . . . . . . . . . . . . . . . . . $6,445.16
         Printing and Edgarizing. . . . . . . . . . . . . . . . . . .     *
         Accounting Fees and Expenses. . . . . . . . . . . . . .  . .     *
         Legal Fees and Expenses. . . . . . . . . . . . . . . . . . .     *
         Blue Sky Fees and Expenses. . . . . . . . . . . . . . .  . .     *
         Transfer Agent's Fees and Expenses . . . . . . . . . . . . .     *
         Miscellaneous Expenses . . . . . . . . . . . . . . . . . . .     *
                                                                      ----------
                                            Total                     $   *
                                                                      ==========

*        To be completed by amendment.

Item 14.          Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

         Reference is made to Article Ninth of the Company's Certificate of Incorporation, as amended (the "Certificate"), which Certificate appears as
Exhibit 3.1 to the Registration Statement. Article Ninth provides for the indemnification of directors and officers. Reference is also made to Article Tenth of the Certificate which limits the liability of directors to the full extent permitted by the DGCL.

         Reference is made to Article XVII of the Company's By-laws, which appear as Exhibit 3.2 to the Registration Statement. Article XVII provides for the indemnification of directors and officers to the fullest extent permitted by the DCGL.

         Sections 7 and 8 of the Underwriting Agreement dated May 12, 1995 between the Company and Paragon provide for the indemnification of the Company's officers, directors and control persons under certain circumstances.


Item 15.          Recent Sales of Unregistered Securities






Item 16.          Exhibits and Financial Statement Schedules

                            ELECTROPHARMACOLOGY, INC.

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS


                                                                                         Additions
                                                                                        (Deductions)
                                                                  Beginning           Charged to Costs        Balance at End
                                                                   of Year              and Expenses             of Period
                                                                  ---------           ----------------        --------------
Six months ended June 30, 1998:
Deducted from asset accounts:

Valuation allowance for deferred tax assets                       4,155,560                     --               4,155,560

Allowance for uncollectible accounts                                134,000               (103,842)                 30,158
                                                                 ----------             ----------              ----------
Total                                                            $4,289,560               (103,842)             $4,185,718
                                                                 ==========             ==========              ==========


Year ended December 31, 1997:
Deducted from asset accounts:

Valuation allowance for deferred tax assets                       3,475,300                680,260               4,155,560

Allowance for uncollectible accounts                                134,000               (108,000)                 26,000
                                                                 ----------             ----------              ----------
Total                                                            $3,609,300               $572,260              $4,181,560
                                                                 ==========             ==========              ==========


Year ended December 31, 1996:
Deducted from asset accounts:

Valuation allowance for deferred tax assets                       2,400,000              1,075,300               3,475,300

Allowance for uncollectible accounts                                 85,100                 48,900                 134,000
                                                                 ----------             ----------              ----------
Total                                                            $2,485,100             $1,124,200              $3,609,300
                                                                 ==========             ==========              ==========


Year ended December 31, 1995:
Deducted from asset accounts:

Valuation allowance for deferred tax assets                       1,200,000              1,200,000               2,400,000

Allowance for uncollectible accounts                                106,969                (21,869)                 85,100
                                                                 ----------             ----------              ----------
Total                                                            $1,306,969             $1,178,131              $2,485,100
                                                                 ==========             ==========              ==========

(A)      Exhibits

      Exhibit
       Number      Description of Exhibit
      -------      ----------------------

        3.1 Certificate of Incorporation, as amended (?) [Certificate of Designations](1)

        3.2        Amended and Restated By-laws (1)

        5.1 Opinion of Goodman, Vineberg & Phillips regarding the legality of the securities being issued (1)

       10.4 Employment Agreement dated August 5, 1996, between the Company and Joseph Mooibroek (5)

       10.5 Employment Agreement dated August 5, 1996, between the Company and David Saloff (4)

       10.6 Employment Agreement dated November 11, 1996, between the Company and Arup Sen (4)

       10.16 Agreement dated April 12, 1997, between the Company and Joseph Mooibroek (4)

       16.1 Letter from BDO Seidman, LLP regarding response to Change in Certifying Accountants dated January 8, 1997 (10)

       23.1        Consent of Ernst & Young LLP, independent auditors (1)

       23.2        Consent of BDO Seidman LLP, independent auditors (1)

       24.1        Powers of Attorney (included in the Signature Page hereof)

-------------------------

(1)    To be filed by amendment.
(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and incorporated by reference herein.
(5) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated August 5, 1996 and incorporated by reference herein.
(10) Previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 13, 1996 and incorporated by reference herein.


(B)      Financial Statement Schedules

         None.


Item 17.          Undertakings


         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issued.

         (c) The undersigned registrant hereby undertakes to supply by a means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registrant Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gainesville, State of Florida on November 9, 1998.

                                      ELECTROPHARMACOLOGY, INC.


                                      By:    s/ Arup Sen
                                         --------------------------------------
                                                         Arup Sen
                                         President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registrant Statement has been signed by the following persons in the capacities indicated on November 9, 1998.

      Signatures                                Title
      ----------                                -----

---------------------------      Chairman of the Board
Arup Sen                         and Chief Executive Officer

            *
---------------------------      Executive Vice President of Marketing,
David Saloff                     Chief Financial Officer and Director
                                    (Principal Financial and Accounting Officer)

            *
---------------------------
Murray Feldman                   Director

            *
---------------------------
Richard K. Kneipper              Vice Chairman and Director

            *
---------------------------
Krishna Jayaraman                Director

            *
---------------------------
Bernard V. Carrico               Director


* The undersigned, by signing his or her name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and contemporaneously filed herewith with the Securities and Exchange Commission.


                                      By:    s/ Arup Sen
                                         ---------------------------------------
                                                         Arup Sen
                                                    Attorney-in-Fact